Form 10KSB, Exhibit 13
period 1996-12-31
KSB BANCORP INC
filed 1997-03-28
CIK 899167

EXHIBIT 13

[Graphic-Logo]
KSB BANCORP

INDEPENDENT AUDITORS' REPORT



Board of Directors and Stockholders
KSB Bancorp, Inc. and Subsidiary

We have audited the accompanying consolidated statements of financial condition of KSB Bancorp, Inc. and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of KSB Bancorp, Inc. and Subsidiary as of December 31, 1996 and 1995, and the consolidated results of their operations, and their consolidated cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.




Portland, Maine
January 17, 1997

                              KSB BANCORP, INC. AND SUBSIDIARY

                       Consolidated Statements of Financial Condition

                                 December 31, 1996 and 1995

                                     ASSETS

                                                                1996               1995
                                                          -------------      -------------
Cash and due from banks .............................     $   2,479,367      $   2,499,796
Interest-bearing deposits with banks ................             1,556          2,460,533
Securities available for sale, at market value ......         7,452,341          8,377,279
Securities held to maturity (market value $18,587,246
     and $19,273,234 at 1996 and 1995, respectively)         18,516,750         19,102,469
Loans held for sale .................................         1,819,209          1,126,452

Loans receivable
     Real estate mortgage ...........................        50,873,593         45,912,570
     Home equity ....................................         6,041,705          5,189,276
     Installment ....................................         4,401,126          4,494,568
     Commercial .....................................        36,399,651         29,219,882
     Other ..........................................           763,332          1,000,256
     Deferred loan origination fees .................          (209,164)          (186,318)
                                                          -------------      -------------
                                                             98,270,243         85,630,234
     Less allowance for possible loan losses ........          (893,456)          (866,770)
                                                          -------------      -------------
         Total loans receivable, net ................        97,376,787         84,763,464
                                                          -------------      -------------

Accrued interest receivable .........................           767,602            815,254
Other real estate owned..... ........................           116,500             41,177
Federal Home Loan Bank stock ........................         1,320,550          1,320,550
Premises and equipment, net .........................         2,204,415          2,254,408
Goodwill ............................................           619,825            722,873
Deferred tax asset ..................................           464,903            434,776
Cash surrender value of life insurance ..............           554,096            493,759
        Other assets ................................           663,036            820,387
                                                          -------------      -------------
                                                          $ 134,356,937      $ 125,233,177
                                                          =============      =============

The accompanying notes are an integral part of these consolidated financial statements.

                                   KSB BANCORP, INC. AND SUBSIDIARY

                     Consolidated Statements of Financial Condition (Continued)

                                 LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                          1996               1995
                                                                    -------------      -------------
Liabilities
     Deposit accounts
         Regular savings ......................................     $  21,043,376      $  21,876,031
         Money market accounts ................................         5,700,866          5,762,671
         Time .................................................        59,336,687         55,516,230
         NOW accounts .........................................        14,075,564         12,763,500
         Demand ...............................................         9,206,066          7,767,222
                                                                    -------------      -------------
              Total deposits ..................................       109,362,559        103,685,654

     Advances from Federal Home Loan Bank .....................        13,186,000         10,952,000
     Escrows and trustee accounts for sold loans ..............           919,254          1,016,254
     Accrued expenses and other liabilities ...................         1,096,962          1,081,038
                                                                    -------------      -------------
              Total liabilities ...............................       124,564,775        116,734,946
                                                                    -------------      -------------

Commitments (Note 14)

Stockholders' equity
     Preferred stock, authorized 200,000 shares ...............              --                 --
     Common stock, par value $.01; authorized 1,200,000 shares,
         issued and outstanding 411,055 shares, restated ......             4,111              3,738
     Additional paid-in capital ...............................         4,325,499          3,474,940
     Retained earnings ........................................         5,748,714          5,360,257
     Net unrealized loss on securities available for sale,
         net of deferred tax asset of $19,400 and $5,000
         at 1996 and 1995, respectively .......................           (37,760)            (9,532)
                                                                    -------------      -------------
                                                                       10,040,564          8,829,403
     Less remaining obligation under:
         Employee Stock Ownership Plan ........................          (168,840)          (222,966)
         Bank Recognition and Retention Plan ..................           (79,562)          (108,206)
                                                                    -------------      -------------
              Total stockholders' equity ......................         9,792,162          8,498,231
                                                                    -------------      -------------
                                                                    $ 134,356,937      $ 125,233,177
                                                                    =============      =============



The accompanying notes are an integral part of these consolidated financial statements.

                                     KSB BANCORP, INC. AND SUBSIDIARY

                                    Consolidated Statements of Income

                               Years Ended December 31, 1996, 1995 and 1994


                                                              1996              1995             1994
                                                         ------------      ------------     ------------
Interest and dividend income
     Interest and fees on loans ....................     $  8,756,148      $  7,656,814     $  4,684,718
     Interest on securities available for sale .....          466,560         2,146,754             --
     Interest on securities held to maturity .......        1,397,322            60,000        2,199,918
     Dividends .....................................           84,501            91,331           56,979
                                                         ------------      ------------     ------------
              Total interest and dividend income ...       10,704,531         9,954,899        6,941,615
                                                         ------------      ------------     ------------


Interest expense
     Interest on deposits ..........................        4,483,138         4,025,561        2,810,410
     Interest on borrowed funds ....................          682,469           998,852          456,306
                                                         ------------      ------------     ------------
              Total interest expense ...............        5,165,607         5,024,413        3,266,716
                                                         ------------      ------------     ------------

              Net interest and dividend income......        5,538,924         4,930,486        3,674,899
     Provision for possible loan losses.............          390,000           315,000          140,000
                                                         ------------      ------------     ------------
              Net interest and dividend income after
                  provision for possible loan losses        5,148,924         4,615,486        3,534,899
                                                         ------------      ------------     ------------

Noninterest income
     Gain (loss) on disposition of securities ......          (46,617)           32,025             --
     Mortgage servicing fees .......................          320,522           328,038          306,352
     Service charges and fees ......................          699,747           567,836          439,810
     Other .........................................          165,268           193,928          210,395
                                                         ------------      ------------     ------------
              Total noninterest income .............        1,138,920         1,121,827          956,557
                                                         ------------      ------------     ------------




(Continued next page)

The accompanying notes are an integral part of these consolidated financial statements.

                              KSB BANCORP, INC. AND SUBSIDIARY

                        Consolidated Statements of Income (Concluded)

                        Years Ended December 31, 1996, 1995 and 1994


                                                      1996           1995           1994
                                                   ----------     ----------     ----------
Noninterest expense
     Salaries and benefits ...................     $2,050,381     $2,100,216     $2,014,575
     Occupancy ...............................        298,835        311,975        270,490
     Equipment ...............................        629,391        625,234        633,599
     BIF Premium .............................        236,135        137,100        151,394
     Other ...................................      1,246,321      1,403,861      1,178,395
                                                   ----------     ----------     ----------
              Total noninterest expense ......      4,461,063      4,578,386      4,248,453
                                                   ----------     ----------     ----------
              Income before income taxes .....      1,826,781      1,158,927        243,003

     Income tax expense ......................        582,453        335,964         21,503
                                                   ----------     ----------     ----------
              Net income .....................     $1,244,328     $  822,963     $  221,500
                                                   ==========     ==========     ==========



Net income, per common share, restated .......     $     3.20     $     2.15     $     0.59

Weighted average number of shares outstanding,
     restated ................................        388,794        382,670        376,255




The accompanying notes are an integral part of these consolidated financial statements.

                                                  KSB BANCORP, INC. AND SUBSIDIARY

                                     Consolidated Statements of Changes in Stockholders' Equity

                                            Years Ended December 31, 1996, 1995 and 1994

                                                                                                             Net
                                                                                              Bank       Unrealized
                                                                              Employee     Recognition     Loss on
                                                  Additional                   Stock           and       Securities
                                       Common       Paid-In      Retained    Ownership      Retention     Available
                                        Stock       Capital      Earnings      Plan            Plan        for Sale        Total
                                       -------   -----------   -----------    ---------    -----------    ---------    -----------
Balances, December 31, 1993 ........   $ 3,738   $ 3,410,978   $ 4,455,017    $(343,581)   $  (161,486)   $    --      $ 7,364,666
     Net income ....................      --            --         221,500         --             --           --          221,500
     Cash dividends declared
         ($.18 per share)* .........      --            --         (74,750)        --             --           --          (74,750)
     Payment of obligation
         under Employee Stock
         Ownership Plan ............      --          24,612          --         63,920           --           --           88,532
     Bank Recognition and
         Retention Plan ............      --            --            --           --           20,616         --           20,616
                                       -------   -----------   -----------    ---------    -----------    ---------    -----------
Balances, December 31, 1994 ........     3,738     3,435,590     4,601,767     (279,661)      (140,870)        --        7,620,564
     Net income ....................      --            --         822,963         --             --           --          822,963
     Cash dividends declared
         ($.18 per share, net
         of dividends on ESOP
         shares)* ..................      --            --         (64,473)        --             --           --          (64,473)
     Payment of obligation
         under Employee Stock
         Ownership Plan ............      --          39,350          --         56,695           --           --           96,045
     Bank Recognition and
         Retention Plan ............      --            --            --           --           32,664         --           32,664
     Change in net unrealized loss
         on securities available for
         sale, net of deferred taxes
         of $5,000 .................      --            --            --           --             --         (9,532)        (9,532)
                                       -------   -----------   -----------    ---------    -----------    ---------    -----------
Balances, December 31, 1995 ........     3,738     3,474,940     5,360,257     (222,966)      (108,206)      (9,532)     8,498,231

                                                  KSB BANCORP, INC. AND SUBSIDIARY

                                     Consolidated Statements of Changes in Stockholders' Equity

                                      Years Ended December 31, 1996, 1995 and 1994 (continued)

                                                                                                             Net
                                                                                              Bank       Unrealized
                                                                              Employee     Recognition     Loss on
                                                  Additional                   Stock           and       Securities
                                       Common       Paid-In      Retained    Ownership      Retention     Available
                                        Stock       Capital      Earnings      Plan            Plan        for Sale        Total
                                       -------   -----------   -----------    ---------    -----------    ---------    -----------
Balances, December 31, 1995 ........     3,738     3,474,940     5,360,257     (222,966)      (108,206)      (9,532)     8,498,231
     Net income ....................      --            --       1,244,328         --             --           --        1,244,328
     Cash dividends declared
         ($.19 per share, net
         of dividends on ESOP
         shares)* ..................      --            --         (72,466)        --             --           --          (72,466)
     10% stock dividend ............       373       783,032      (783,405)        --             --           --             --
     Payment of obligation
         under Employee Stock
         Ownership Plan ............      --          67,527          --         54,126           --           --          121,653
     Bank Recognition and
         Retention Plan ............      --            --            --           --           28,644         --           28,644
     Change in net unrealized loss
         on securities available for
         sale, net of deferred taxes
         of $14,400 ................      --            --            --           --             --        (28,228)       (28,228)
                                       -------   -----------   -----------    ---------    -----------    ---------    -----------
Balances, December 31, 1996 ........   $ 4,111   $ 4,325,499   $ 5,748,714    $(168,840)   $   (79,562)   $ (37,760)   $ 9,792,162
                                       =======   ===========   ===========    =========    ===========    =========    ===========



*    Restated for a 10% stock dividend declared in 1996.


The accompanying notes are an integral part of these consolidated financial statements.

                                            KSB BANCORP, INC. AND SUBSIDIARY

                                         Consolidated Statements of Cash Flows

                                      Years Ended December 31, 1996, 1995 and 1994

                                                                             1996             1995             1994
                                                                        ------------     ------------     ------------
Cash flows from operating activities
     Net income ....................................................    $  1,244,328     $    822,963     $    221,500
     Adjustments to reconcile net income to net cash
         provided by operating activities
              Depreciation and amortization ........................         745,293          675,561          447,621
              Decrease in obligation under ESOP and BRP ............         150,298          128,708          109,148
              Provision for loan losses ............................         390,000          315,000          140,000
              Deferred income taxes ................................         (21,857)         (91,045)         (51,807)
              Net gain on sale of loans held for sale ..............         (49,738)         (35,807)         (40,679)
              Net gain on sale of securities available for sale ....            --            (32,025)            --
              Net loss on default of security held to maturity .....          46,617             --               --
              Net loss on disposal of equipment ....................            --             33,250           53,930
              Loss on sale of other real estate owned ..............          14,204            5,653            3,351
              Other ................................................            --               --             (9,047)
              Originations of loans held for sale ..................      (5,842,269)      (4,626,130)      (9,811,892)
              Proceeds from loans held for sale ....................       5,199,250        7,281,107       11,073,800
              Decrease (increase) in
                  Interest receivable ..............................          48,726          (81,228)        (342,981)
                  Other receivables and prepaid expense ............           9,119          116,071          (76,438)
                  Cash surrender value of life insurance ...........         (60,337)         (21,504)        (472,255)
              Increase (decrease) in
                  Accrued income taxes payable .....................         (15,690)           5,189          108,234
                  Deferred origination fees ........................          22,846          (39,211)         (32,123)
                  Accrued expenses and other liabilities ...........          37,745            9,923          182,043
                                                                        ------------     ------------     ------------
              Net cash provided by operating activities ............       1,918,535        4,466,475        1,502,405
                                                                        ------------     ------------     ------------
Cash flows from investing activities
     Net decrease (increase) in interest-bearing deposits with banks       2,458,977       (2,440,068)         (20,465)
     Proceeds from maturities and principal payments on
          securities held to maturity ..............................       5,730,367        4,343,000        6,545,192
     Purchase of securities held to maturity .......................      (5,364,445)            --        (28,599,749)
     Proceeds from maturities and principal payments on
         securities available for sale .............................         860,627          227,549             --
     Proceeds from sale of securities available for sale ...........            --          4,030,625             --
     Net increase in loans .........................................     (13,142,669)     (13,745,541)     (23,278,090)
     Capital expenditures ..........................................        (318,563)        (321,512)      (1,005,071)
     Purchase of FHLB stock ........................................            --           (167,200)        (594,950)
     Net decrease (increase) in other assets .......................          68,330           18,236          (59,500)
     Proceeds from sale of other real estate owned .................          26,973           37,783           20,000
                                                                        ------------     ------------     ------------
              Net cash used by investing activities ................      (9,680,403)      (8,017,128)     (46,992,633)
                                                                        ------------     ------------     ------------


(Continued next page)

                                            KSB BANCORP, INC. AND SUBSIDIARY

                                   Consolidated Statements of Cash Flows (Concluded)

                                      Years Ended December 31, 1996, 1995 and 1994

Cash flows from financing activities
     Cash received through branch acquisition ......................    $       --       $ 12,314,461     $ 41,751,343
     Net increase (decrease) in time deposit accounts ..............       3,820,457        5,348,492       (8,184,415)
     Net increase (decrease) in other deposit accounts .............       1,856,448       (1,364,578)         180,348
     Net increase (decrease) in FHLB advances ......................       2,234,000      (12,415,000)      12,147,000
     Net increase (decrease) in escrow accounts ....................         (97,000)         245,366          314,957
     Cash dividends paid ...........................................         (72,466)         (64,473)         (74,750)
                                                                        ------------     ------------     ------------
         Net cash provided by financing activities .................       7,741,439        4,064,268       46,134,483
                                                                        ------------     ------------     ------------
         Net increase (decrease) in cash and cash equivalents ......         (20,429)         513,615          644,255
Cash and cash equivalents, beginning of year .......................       2,499,796        1,986,181        1,341,926
                                                                        ------------     ------------     ------------
Cash and cash equivalents, end of year .............................    $  2,479,367     $  2,499,796     $  1,986,181
                                                                        ============     ============     ============

Supplemental disclosures of cash flow information

     Cash paid during the year for

         Interest ..................................................    $  5,200,515     $  5,058,469     $  3,181,058
                                                                        ============     ============     ============
         Income taxes, net of refunds ...............................   $    620,000     $    333,610     $    (34,143)
                                                                        ============     ============     ============

The Company had the following noncash transactions
     Cost of securities held to maturity transferred to
         securities available for sale .............................    $       --       $ 12,529,371     $       --
     Net increase (decrease) required by Statement of
         Financial Accounting Standards 115
              Unrealized loss on securities available for sale .....         (42,629)         (14,532)            --
              Deferred income tax assets ...........................          14,400            5,000             --
              Net unrealized loss on securities available for sale            28,229            9,532
              Net transfer from loans to other real estate owned ...         116,500           72,913           23,351




The accompanying notes are an integral part of these consolidated financial statements.