Form 10KSB/A, Exhibit 13
period 1996-12-31
KSB BANCORP INC
filed 1997-04-07
CIK 899167

1996

                                     Annual

                                     Report


























                                  KSB BANCORP

LETTER TO SHAREHOLDERS

      April 1, 1997

      Dear Shareholder:

      I am pleased to report to you the results of your Company's operations this past year. 1996 proved to be a true milestone in the history of the Bank as earnings topped the million dollar level for the first time in our 102 year history. 1996's net operating income of $1.2 million, or $3.20 per share, was over fifty percent ahead of our record earnings of last year. The continued growth in earnings was reflected in an increase in the market value of the Company's stock to $23 per share, a 30% increase over last year's value and a 150% increase over our initial offering price in June 1993 of $9.09 per share (restated to reflect stock dividend).

      We achieved these results through our ongoing strategies of growing the loan portfolio of the Bank while striving to gain efficiencies in our operations. Our success in these efforts has been realized through the dedicated efforts of the staff at the Bank. Our employees have taken on the challenge of improving efficiencies throughout the Bank with remarkable results. The Bank's core operating expenses were reduced throughout the year; annual operating expenses (before FDIC special assessment) decreased by $272,000 or 5.9% from 1995.

      Our commitment to our communities' economic growth was evident in the $50.6 million in loans originated in 1996. This loan growth helped to increase the total assets of the Bank to $134.4 million. The success of the Bank's lending continues to hinge on the personalized approach of our lending staff and their philosophy of being partners with their customers in meeting their financial objectives.

      Unfortunately, 1996 was not without its losses. In June of 1996 the Bank lost a dedicated director, advisor, and friend when Emil E. (Jay) Winter Jr. passed away. In memory of Jay and his late wife, Katherine (Kay), the Bank has established a fund at the Kingfield Elementary School for the purchase of books for their library.

      The banking environment continues to change rapidly due to regulatory and technological changes as well as competition from both bank and non-bank financial service providers. At Kingfield Bank we are meeting these challenges by maintaining our strategic vision of the Bank as a provider of high quality, personalized financial services delivered at a reasonable return to our shareholders. The following are several initiatives we have undertaken to support these strategies:

      o     In 1996 we began originating Home Equity Loans via the telephone.

      o Early in 1997 we will introduce Peak Phone, a telephone banking service allowing customers 24-hour access to our banking services.

      o In the second quarter of 1997 the Bank will install new computer software that will allow mortgage applicants to be approved for loans in less than 5 minutes in their homes!

      o In the first quarter of 1997 we are implementing an intensive ongoing training program to assure that our customer service delivery is second to none.

      These initiatives along with a planned review of our strategic plan will help assure that we continue to meet our mission of building the long-term value of the Bank to you our shareholders, our customers, our employees and the communities we serve. The board and our staff join me in thanking you for your continued support as we pursue these objectives.



      Sincerely,


      /s/John C. Witherspoon
      ----------------------
      John C. Witherspoon
      President/CEO

      MANAGEMENT'S DISCUSSION AND ANALYSIS

      GENERAL

      KSB Bancorp , Inc's wholly-owned subsidiary, "Kingfield Bank", is a community Bank providing quality, personalized Banking services to individuals and businesses. In 1996 the Bank operated eight retail branch offices located in Franklin, Somerset and Androscoggin counties, Maine. The Bank's stated mission is "to continuously improve the Bank's long-term value to shareholders, customers, employees and the communities it serves". Since converting to a stock company in 1993, the Bank has pursued its mission by utilizing the capital raised in the offering to fund growth. A total of $61.7 million in deposits were acquired in acquisitions of The First Federal Savings Association in March 1994, and the purchase of four branches of Fleet Bank of Maine in March 1995 (two of which were subsequently consolidated into existing Kingfield Bank branches). This growth has provided a solid base for earnings and proved to be an effective use of the Bank's capital. It has also diversified the Bank's markets, reducing its dependence on a predominantly rural geography and an economy based primarily on forest products and tourism. Since 1994, when the rapid growth in deposits without corresponding loan growth put pressure on the Bank's interest margins, the Bank has pursued a strategy of increasing loan volumes in order to increase the margins of the Bank. In 1996 the Bank originated $50.6 million in new loans which resulted in an increase of $12.6 million in loan balances. In addition to the growth strategies implemented, the Bank has focused on reducing operating expenses and gaining efficiencies. The result of these efforts was a $272,000 reduction in operating expenses in 1996 (before a one time FDIC assessment of $155,000) and an improvement in the Bank's efficiency ratio from 76% in 1995 to 67% for 1996 (efficiency ratio is defined as operating expenses as a percent of net interest income plus non-interest income). Although the Bank does not intend to continue the rapid growth of the past few years, we will continue to use available capital to fund growth in order to generate the best return to our shareholders. In 1997 we plan to continue to control expense levels in order to improve on efficiencies, while emphasizing improved quality service in both our personalized and electronic delivery systems.

      MORTGAGE BANKING ACTIVITIES

      Mortgage Banking activities involve the origination of mortgage loans for sale, either as whole loans or as loans packaged into securities through the Federal Home Loan Mortgage Corporation (FHLMC) or Federal National Mortgage association (FNMA). For the years ended December 31, 1996 and December 31, 1995, the Bank originated $19.2 million and $21.2 million, respectively, in one- to four-family mortgage loans. Of these amounts $5.2 million in 1996 and $7.3 million in 1995 were sold. The decrease in loan volume is related to a soft real estate market, and the Bank's decision to exit the Kennebec County market where it had a salesperson in 1995. The Bank earns fees and recognizes gains and losses related to the origination and sale of mortgage loans. These fees and net gains totaled $70,000 for the year-ended 1996 and $89,000 for the year-ended 1995. The 1996 figure includes $28,000 of net gains recognized pursuant to Financial Accounting Standard 122 (FAS 122) which requires mortgage originators to recognize as gains the present value of future servicing rights on loans sold. This rule was adopted by the Bank in 1996. In addition to income earned on the origination and sale of loans, the Bank earns fees for the servicing of loans sold. On December 31, 1996, $78.3 million in loans were serviced for others, which generated $321,000 in fee income. As of December 31, 1995, $81.2 million in loans were serviced, earning $328,000. There was no significant effect of FAS 122 on servicing income for 1996. Mortgage banking activities expose the Bank to interest rate risk between the date that loan rates are committed to a borrower and the date the loan is closed and sold. Attempts are made to mitigate this risk through pricing of loan rates, managing the volume of loans held for sale and utilizing forward commitments to sell loans.

      COMMERCIAL LENDING ACTIVITIES

      The Bank's commercial loan portfolio continued to grow in 1996. The Bank originated $22.8 million in commercial loans in the year ending December 31, 1996 resulting in an increase in commercial loan balances of $7.2 million or 24.5% over the levels at year-end 1995. This growth was the result of an increased awareness of the Bank's personalized commercial loan services in the Androscoggin and Somerset county markets as well as the southern Franklin county area. The vast majority of these loans were short-term or adjustable-rate loans indexed to the wall Street Journal prime rate. However, as part of the Bank's asset/liability management strategies, the Bank originated some fixed-rate commercial loans (generally at higher rates than the adjustable loans). Loan guarantees available from the Small Business Administration (SBA) and the Finance Authority of Maine (FAME) are utilized when appropriate to insure up to 90% of the risk associated with a portion of the small business loans.

      ASSET LIABILITY MANAGEMENT

      Asset/Liability management is the process used to measure and manage exposure to interest rate risk (the effect that a change in interest rates will have on the interest rate spread of the Bank). Adjustable-rate mortgages and commercial loans are originated in order to shorten the repricing of Bank assets. As of December 31, 1996 these loans totaled $45.3 million or 46% of gross loans due after December 31, 1996 (excluding loans held for sale). The Bank's one-year interest sensitivity gap as a percentage of total assets was a negative 14.4% at December 31, 1996. This measurement is based on an internal analysis by Bank management which includes a subjective evaluation of the rate sensitivity of the Bank's money market and other short-term deposit accounts. Generally, a negative gap results in a decrease of net interest income in a rising rate environment. In such a rate environment, however, the interest rates paid on the Bank's passbook savings and NOW checking accounts ($35.1 million) may not be increased as much as rising rates might indicate, resulting in higher net interest income. Conversely, in a falling interest rate environment, rates paid on passbook savings and NOW checking accounts may not be lowered as much as a rate decline might indicate, resulting in lower net interest income.

      RESULTS OF OPERATIONS

      Net income for 1996 was $1,244,000 or $3.20 per share compared to $823,000 in 1995 or $2.15 per share. 1996 income was positively impacted by the effects of a full 12 months operation of the Fleet Bank of Maine branches acquired in March, 1995, the first full year's effect of the closure of the Bank's Waterville, Maine branch and the restructuring of the seasonal branch at Sugarloaf/USA. Total assets of the company grew by $9.1 million or 7.3% from $125.2 million at December 31, 1995 to $134.4 million at

      December 31, 1996. Total loans increased by $12.6 million or 14.9% over December 31, 1995. This loan growth contributed to an increase in the Bank's margin from 4.14% in 1995 to 4.38% in 1996, which resulted in a 12.4% or $609,000 increase in net interest income before provision for loan losses. Non-interest income increased by $17,000 from 1995 ($96,000 net of the effect of security gains and losses). Service charges and other fees were up by $103,000 reflecting the continued growth of the Bank and use of its services. Income related to the fees on origination and sale of mortgage loans which was down $19,000 ($42,000 before the effect of FAS 122 on net gains on sales.) The decline is due in part to the Bank's decision to continue to hold more loans in the portfolio of the Bank, thus reducing the volume of sales and income derived from such sales. In addition mortgage loan volume was down from 1995 levels. Non-interest expense decreased by $117,000 from 1995. However, the Bank incurred a net one-time special assessment from the Federal Deposit Insurance Corporation ("FDIC") related to the recapitalization of the Savings Association Insurance Fund("SAIF") of $155,000, without which expenses would have been reduced by $272,000 or 5.9% from the previous year. This assessment was placed on deposits acquired from the Resolution Trust Corporation and considered to be "SAIF" deposits. The net effect of the assessment will be to lower deposit insurance premiums in future years.

      FINANCIAL CONDITION

      Total assets of the Bank grew by $9.1 million or 7.3% from December 31, 1995 to December 31, 1996. Of the asset growth, $12.6 million was in loans while investments in mortgage-backed and other securities declined by $1.5 million and interest-bearing deposits declined by $2.5 million. Of the increase in loan volume, $5.0 million was attributable to an increase in residential mortgage loans, $7.2 million was attributable to an increase in commercial loans, and $0.5 million was attributable to an increase in consumer and other loans. The decline in investments was due to investment maturities and principal pay downs on mortgage-backed securities. Total deposits grew by $5.7 million or 5.5% during 1996. Borrowings increased by $2.2 million or 20.4% over 1995 in order to meet funding needs of the Bank's loan growth. The Bank's borrowings consist of advances of various maturities from the Federal Home Loan Bank. The Bank's non-accrual loans increased from $ 1,645,000 at December 31, 1995 to $1,895,000 at December 31, 1996. This represents 1.92% and 1.91% of net loans, respectively. The dollar increase can be attributed to the overall increase in loan volumes in 1996. During 1996, the Bank incurred loan losses net of recoveries of $364,000. In response to the net losses and the increased loan volumes, the Bank charged $390,000 to loan loss provision during 1996, resulting in an increase in the reserve balance from $867,000 at December 31, 1995 to $893,000 at December 31, 1996. In June 1996 the Board of Directors voted to issue a 10% stock dividend in addition to the semi-annual cash dividend of $0.10 per share. This stock dividend had the effect of increasing the number of shares outstanding by 37,305 to a total of 411,055.

      IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

      In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers Servicing of Financial Assets and Extinguishment of Liabilities", effective for financial statements for the fiscal year beginning after December 31, 1996 (excluding those sections identified in SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of Sfas No. 125"). SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Company expects the impact of adopting SFAS No. 125 will be immaterial to the financial statements.

Selected Consolidated Financial and Other Data of the Bank
                                                                                        (in 000's)
Selected Financial Data:                                    1996            1995(4)        1994(4)        1993         1992
----------------------------------------------------------------------------------------------------------------------------
   Total assets                                           $134,357        $125,233       $113,003       $65,514      $50,093
   Loans receivable, net (1)                                99,197          85,889         68,634        46,661       34,365
   Investment securities available for sale (2)              7,452           8,377             --            --            0
   Investment securities to be held to maturity             18,517          19,102         36,207        14,255       12,572
   Excess of cost over fair value
      of assets acquired                                       620             723            716           322          366
   Deposits (3)                                            110,282         104,702         81,040        46,406       40,648
   Borrowed funds                                           13,186          10,952         23,367        11,220        5,167
   Total equity, substantially restricted                    9,792           8,498          7,621         7,365        3,732

   AVERAGE INTEREST EARNING ASSETS                        $124,331        $116,915        $88,884       $55,149      $44,648
   AVERAGE ASSETS                                          130,742         122,899         92,459        58,526       47,450
   AVERAGE INTEREST BEARING LIABILITIES                    111,580         106,129         79,337        46,468       38,759
   AVERAGE EQUITY                                            9,134           7,961          7,502         5,685        3,508

Selected Operating Data:
   Interest and dividend income                            $10,705          $9,955         $6,942        $4,679       $4,161
   Interest expense                                          5,166           5,025          3,267         1,720        1,852
----------------------------------------------------------------------------------------------------------------------------
Net interest income                                          5,539           4,930          3,675         2,959        2,309
   Less provision for loan losses                              390             315            140           120          222
----------------------------------------------------------------------------------------------------------------------------
   Net interest income after
      provision for loan losses                              5,149           4,615          3,535         2,839        2,087
----------------------------------------------------------------------------------------------------------------------------
Non-interest income
   Net security gains (losses)                                 (47)             32             --            --          188
   Fees on sold loans                                           20              53             93           111          228
   Net gains (losses) on sold loans                             50              36             41           203           57
   Mortgage servicing                                          321             328            306           307          274
   Service charges and fees                                    700             568            440           337          254
   Other                                                        95             105             77            13           16
-----------------------------------------------------------------------------------------------------------------------------
      Total non-interest income                              1,139           1,122            957           971        1,017
----------------------------------------------------------------------------------------------------------------------------
   Non-interest expense
   Salaries and benefits                                     2,051           2,100          2,015         1,312          926
   Occupancy                                                   299             312            270           162          129
   Equipment                                                   629             625            634           367          265
   BIF premium                                                 236             137            151            95           90
   Other                                                     1,246           1,404          1,178           881          674
----------------------------------------------------------------------------------------------------------------------------
      Total non-interest expense                             4,461           4,578          4,248         2,817        2,084
----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                   1,827           1,159            244           993        1,020
Income tax expense                                             583             336             22           270          369
----------------------------------------------------------------------------------------------------------------------------
   Net income before accounting change                       1,244             823            222           723          651
Change of accounting for income taxes                           --              --             --            --           59
----------------------------------------------------------------------------------------------------------------------------
      Net income                                             1,244             823            222           723          710
============================================================================================================================

Selected Consolidated Financial and Other Data of the Bank
Selected Financial Data:                                     1996             1995(4)        1994(4)       1993         1992
----------------------------------------------------------------------------------------------------------------------------
   Return on average assets   %                               0.95%           0.67%          0.24%         1.24%        1.50%
   Return on average equity                                  13.62           10.34           2.95         12.72        20.24
   Average equity to average assets                           6.99            6.48           8.11          9.71         7.39
   Equity to total assets                                     7.29            6.79           6.74         11.24         7.45
   Tangible equity to tangible assets                         6.86            6.24           6.15         10.80         6.77
   Interest rate spread during period                         3.91            3.70           3.54          4.52         4.23
   Net interest margin (5)                                    4.38            4.14           3.99          5.10         4.86
   Operating expenses to average assets (6)                   3.33            3.73           4.59          4.70         4.25
   Non-accruing loans to net loans (7)(1)                     1.91            1.92           1.99          1.78         1.47
   Non-performing assets to total assets(8)(7)                1.50            1.35           1.22          1.28         1.07
   Allowance for loan losses to
      non-performing loans                                   47.12           52.71          44.95         60.80        84.17
   Allowance for loan losses to total loans (1)               0.89            1.00           0.89          1.08         1.20
   Average interest-earning assets to
      average interest-bearing liabilities                    1.11x           1.10x          1.12x         1.19x        1.15x
   Earnings per Share, restated to reflect 10%
      stock dividend August, 1996                            $3.20           $2.15          $0.59         $1.95          N/A

(1)  Includes loans held for sale
(2)  At market.
(3)  Includes escrows and trustee accounts for sold loans.
(4)  In March, 1994 the Bank acquired one branch with deposits of $42.3 million.
     In March,  1995,  the Bank  acquired  four  branches with deposits of $19.4 million.
(5)  Calculation  is based upon net interest  income  before  provision for loan losses and before  certain loan fees and net income on interest  rate swaps divided by average interest-earning assets.
(6)  For  purposes  of  calculating   this  ratio,   operating   expenses  equal
     non-interest  expense less  amortization  of excess of cost over net assets acquired.
(7)  Includes  restructured  loans that are performing in accordance  with their restructured  terms but whose  interest is recognized on a cash basis only.
     Amounts are $501,000, $765,000, $672,000, $486,000 and $292,000 at December
     31, 1996, 1995, 1994, 1993 and 1992, respectively.
(8)  Non-performing assets consist of non-accruing loans and real estate owned.

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

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

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



      /s/Berry, Dunn, McNeil & Parker
      -------------------------------
      Berry, Dunn, McNeil & Parker


      Portland, Maine
      January 17, 1997

Consolidated Statements of Financial Condition

DECEMBER 31, 1996 AND 1995

ASSETS                                                                               1996               1995
-----------------------------------------------------------------------------------------------------------------
Cash and due from banks                                                            $ 2,479,367       $ 2,499,796
Interest-bearing deposits with banks                                                     1,556         2,460,533
Securities available for sale, at market value                                       7,452,341         8,377,279
Securities held to maturity (market value $18,587,246
   and $19,273,234 at 1996 and 1995, respectively)                                  18,516,750        19,102,469
Loans held for sale                                                                  1,819,209         1,126,452

Loans receivable
   Real estate mortgage                                                             50,873,593        45,912,570
   Home equity                                                                       6,041,705         5,189,276
   Installment                                                                       4,401,126         4,494,568
   Commercial                                                                       36,399,651        29,219,882
   Other                                                                               763,332         1,000,256
   Deferred loan origination fees                                                     (209,164)         (186,318)
-----------------------------------------------------------------------------------------------------------------
                                                                                    98,270,243        85,630,234
   Less allowance for possible loan losses                                            (893,456)         (866,770)
-----------------------------------------------------------------------------------------------------------------
         Total loans receivable, net                                                97,376,787        84,763,464
-----------------------------------------------------------------------------------------------------------------

Accrued interest receivable                                                            767,602           815,254
Other real estate owned                                                                116,500            41,177
Federal Home Loan Bank stock                                                         1,320,550         1,320,550
Premises and equipment, net                                                          2,204,415         2,254,408
Goodwill                                                                               619,825           722,873
Deferred tax asset                                                                     464,903           434,776
Cash surrender value of life insurance                                                 554,096           493,759
Other assets                                                                           663,036           820,387
-----------------------------------------------------------------------------------------------------------------
                                                                                  $134,356,937      $125,233,177
=================================================================================================================

Consolidated Statements of Financial Condition (continued)

LIABILITIES AND STOCKHOLDERS' EQUITY
                                                                                     1996               1995
-----------------------------------------------------------------------------------------------------------------
Liabilities
   Deposit accounts
      Regular savings                                                            $  21,043,376     $  21,876,031
      Money market accounts                                                          5,700,866         5,762,671
      Time                                                                          59,336,687        55,516,230
      NOW accounts                                                                  14,075,564        12,763,500
      Demand                                                                         9,206,066         7,767,222
-----------------------------------------------------------------------------------------------------------------
         Total deposits                                                            109,362,559       103,685,654

   Advances from Federal Home Loan Bank                                             13,186,000        10,952,000
   Escrows and trustee accounts for sold loans                                         919,254         1,016,254
   Accrued expenses and other liabilities                                            1,096,962         1,081,038
-----------------------------------------------------------------------------------------------------------------
         Total liabilities                                                         124,564,775       116,734,946
-----------------------------------------------------------------------------------------------------------------

Commitments (Note 14)

Stockholders' equity
   Preferred stock, authorized 200,000 shares                                              --                --
   Common stock, par value $.01; authorized 1,200,000 shares,
      issued and outstanding 411,055 shares in 1996 and 1995, restated                   4,111            3,738
   Additional paid-in capital                                                        4,325,499        3,474,940
   Retained earnings                                                                 5,748,714        5,360,257
   Net unrealized loss on securities available for sale,
      net of deferred tax asset of $19,400 and $5,000
      at 1996 and 1995, respectively                                                   (37,760)          (9,532)
-----------------------------------------------------------------------------------------------------------------
                                                                                    10,040,564        8,829,403
   Less remaining obligation under:
      Employee Stock Ownership Plan                                                   (168,840)        (222,966)
      Bank Recognition and Retention Plan                                              (79,562)        (108,206)
-----------------------------------------------------------------------------------------------------------------
         Total stockholders' equity                                                  9,792,162        8,498,231
-----------------------------------------------------------------------------------------------------------------
                                                                                  $134,356,937     $125,233,177
=================================================================================================================

Consolidated Statements of Income

YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                                                     1996              1995              1994
-----------------------------------------------------------------------------------------------------------------
Interest and dividend income
   Interest and fees on loans                                     $ 8,756,148       $7,656,814        $4,684,718
   Interest on securities available for sale                          466,560        2,146,754                --
   Interest on securities held to maturity                          1,397,322           60,000         2,199,918
   Dividends                                                           84,501           91,331            56,979
-----------------------------------------------------------------------------------------------------------------
         Total interest and dividend income                        10,704,531        9,954,899         6,941,615
-----------------------------------------------------------------------------------------------------------------

Interest expense
   Interest on deposits                                             4,483,138        4,025,561         2,810,410
   Interest on borrowed funds                                         682,469          998,852           456,306
-----------------------------------------------------------------------------------------------------------------
         Total interest expense                                     5,165,607        5,024,413         3,266,716
-----------------------------------------------------------------------------------------------------------------
         Net interest and dividend income                           5,538,924        4,930,486         3,674,899
   Provision for possible loan losses                                 390,000          315,000           140,000
-----------------------------------------------------------------------------------------------------------------
         Net interest and dividend income after
            provision for possible loan losses                      5,148,924        4,615,486         3,534,899
-----------------------------------------------------------------------------------------------------------------
Noninterest income
   Gain (loss) on disposition of securities                           (46,617)          32,025                --
   Mortgage servicing fees                                            320,522          328,038           306,352
   Service charges and fees                                           699,747          567,836           439,810
   Other                                                              165,268          193,928           210,395
-----------------------------------------------------------------------------------------------------------------
         Total noninterest income                                   1,138,920        1,121,827           956,557
-----------------------------------------------------------------------------------------------------------------
Noninterest expense
   Salaries and benefits                                           $2,050,381       $2,100,216        $2,014,575
   Occupancy                                                          298,835          311,975           270,490
   Equipment                                                          629,391          625,234           633,599
   BIF Premium                                                        236,135          137,100           151,394
   Other                                                            1,246,321        1,403,861         1,178,395
-----------------------------------------------------------------------------------------------------------------
         Total noninterest expense                                  4,461,063        4,578,386         4,248,453
-----------------------------------------------------------------------------------------------------------------
         Income before income taxes                                 1,826,781        1,158,927           243,003
   Income tax expense                                                 582,453          335,964            21,503
-----------------------------------------------------------------------------------------------------------------
         Net income                                                $1,244,328      $   822,963        $  221,500
=================================================================================================================

Net income, per common share, restated                                $  3.20          $  2.15           $  0.59
Weighted average number of shares outstanding, restated               388,794          382,670           376,255

Consolidated  Statements of Changes in Stockholders' Equity
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                                                                                               Net
                                                                                               Bank        Unrealized
                                                                               Employee     Recognition      Loss on
                                                Additional                       Stock          and        Securities
                                    Common        Paid-In       Retained       Ownership     Retention      Available
                                     Stock        Capital       Earnings         Plan          Plan         for Sale        Total
------------------------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1993         $ 3,738   $  3,410,978    $  4,455,017   $  (343,581)   $ (161,486)        $ --    $  7,364,666)
   Net income                            --             --         221,500            --            --           --         221,500
   Cash dividends declared
      ($.18 per share)*                  --             --         (74,750)           --            --           --         (74,750)
   Payment of obligation
      under Employee Stock
      Ownership Plan                     --         24,612              --        63,920            --           --          88,532
   Bank Recognition and
      Retention Plan                     --             --              --            --        20,616           --          20,616
------------------------------------------------------------------------------------------------------------------------------------

Balances, December 31, 1994           3,738      3,435,590       4,601,767      (279,661)     (140,870)          --       7,620,564
   Net income                            --             --         822,963            --            --           --         822,963
   Cash dividends declared
      ($.18 per share, net
      of dividends on ESOP
      shares)*                           --             --         (64,473)           --            --           --         (64,473)
   Payment of obligation
      under Employee Stock
      Ownership Plan                     --         39,350              --        56,695            --           --          96,045
   Bank Recognition and
      Retention Plan                     --             --              --            --        32,664           --          32,664
   Change in net unrealized loss
      on securities available for
      sale, net of deferred taxes
      of $5,000                          --             --              --            --            --       (9,532)         (9,532)
------------------------------------------------------------------------------------------------------------------------------------

Balances, December 31, 1995           3,738      3,474,940       5,360,257      (222,966)     (108,206)      (9,532)      8,498,231
   Net income                            --             --       1,244,328            --            --           --       1,244,328
   Cash dividends declared
      ($.19 per share, net
      of dividends on ESOP
      shares)*                           --             --         (72,466)           --            --           --         (72,466)
   10% stock dividend                   373        783,032        (783,405)           --            --           --             --
   Payment of obligation
      under Employee Stock
      Ownership Plan                     --         67,527              --        54,126            --           --         121,653
   Bank Recognition and
      Retention Plan                     --             --              --            --        28,644           --          28,644
   Change in net unrealized loss
      on securities available for
      sale, net of deferred taxes
      of $14,400                         --             --              --            --            --      (28,228)        (28,228)
------------------------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1996          $4,111     $4,325,499      $5,748,714     $(168,840)    $ (79,562)    $(37,760)     $9,792,162
====================================================================================================================================
*  Restated for a 10% stock dividend declared in 1996.

Consolidated Statements of Cash Flows

YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                                                     1996              1995              1994
-----------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
   Net income                                                     $ 1,244,328        $ 822,963         $ 221,500
   Adjustments to reconcile net income to net cash
      provided by operating activities
         Depreciation and amortization                                745,293          675,561           447,621
         Decrease in obligation under ESOP and BRP                    150,298          128,708           109,148
         Provision for loan losses                                    390,000          315,000           140,000
         Deferred income taxes                                        (21,857)         (91,045)          (51,807)
         Net gain on sale of loans held for sale                      (49,738)         (35,807)          (40,679)
         Net gain on sale of securities available for sale                 --          (32,025)               --
         Net loss on default of security held to maturity              46,617               --                --
         Net loss on disposal of equipment                                 --           33,250            53,930
         Loss on sale of other real estate owned                       14,204            5,653             3,351
         Other                                                             --               --            (9,047)
         Originations of loans held for sale                       (5,842,269)      (4,626,130)       (9,811,892)
         Proceeds from loans held for sale                          5,199,250        7,281,107        11,073,800
         Decrease (increase) in
            Interest receivable                                        48,726          (81,228)         (342,981)
            Other receivables and prepaid expense                       9,119          116,071           (76,438)
            Cash surrender value of life insurance                    (60,337)         (21,504)         (472,255)
         Increase (decrease) in
            Accrued income taxes payable                              (15,690)           5,189           108,234
            Deferred origination fees                                  22,846          (39,211)          (32,123)
            Accrued expenses and other liabilities                     37,745            9,923           182,043
-----------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                  1,918,535        4,466,475         1,502,405
-----------------------------------------------------------------------------------------------------------------

Cash flows from investing activities
   Net decrease (increase) in interest-bearing deposits with banks  2,458,977       (2,440,068)          (20,465)
   Proceeds from maturities and principal payments on
      securities held to maturity                                   5,730,367        4,343,000         6,545,192
   Purchase of securities held to maturity                         (5,364,445)              --       (28,599,749)
   Proceeds from maturities and principal payments on
      securities available for sale                                   860,627          227,549                --
   Proceeds from sale of securities available for sale                     --        4,030,625                --
   Net increase in loans                                          (13,142,669)     (13,745,541)      (23,278,090)
   Capital expenditures                                              (318,563)        (321,512)       (1,005,071)
   Purchase of FHLB stock                                                  --         (167,200)         (594,950)
   Net decrease (increase) in other assets                             68,330           18,236           (59,500)
   Proceeds from sale of other real estate owned                       26,973           37,783            20,000
-----------------------------------------------------------------------------------------------------------------
         Net cash used by investing activities                     (9,680,403)      (8,017,128)      (46,992,633)
-----------------------------------------------------------------------------------------------------------------

Consolidated Statements of Cash Flows (Continued)

YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                                                     1996              1995              1994
-----------------------------------------------------------------------------------------------------------------
Cash flows from financing activities
   Cash received through branch acquisition                        $     --      $ 12,314,461       $41,751,343
   Net increase (decrease) in time deposit accounts                 3,820,457        5,348,492        (8,184,415)
   Net increase (decrease) in other deposit accounts                1,856,448       (1,364,578)          180,348
   Net increase (decrease) in FHLB advances                         2,234,000      (12,415,000)       12,147,000
   Net increase (decrease) in escrow accounts                         (97,000)         245,366           314,957
   Cash dividends paid                                                (72,466)         (64,473)          (74,750)
-----------------------------------------------------------------------------------------------------------------
      Net cash provided by financing activities                     7,741,439        4,064,268        46,134,483
-----------------------------------------------------------------------------------------------------------------
      Net increase (decrease) in cash and cash equivalents            (20,429)         513,615           644,255
Cash and cash equivalents, beginning of year                        2,499,796        1,986,181         1,341,926
-----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                             $2,479,367    $   2,499,796       $ 1,986,181
=================================================================================================================

Supplemental disclosures of cash flow information
   Cash paid during the year for
         Interest                                                  $5,200,515     $  5,058,469       $ 3,181,058
=================================================================================================================
         Income taxes, net of refunds                              $  620,000     $    333,610       $   (34,143)
=================================================================================================================

The Company had the following noncash transactions
   Cost of securities held to maturity transferred to
      securities available for sale                                $      --      $ 12,529,371       $        --
   Net increase (decrease) required by Statement of
      Financial Accounting Standards 115
         Unrealized loss on securities available for sale             (42,629)         (14,532)               --
         Deferred income tax assets                                    14,400            5,000                --
         Net unrealized loss on securities available for sale          28,229            9,532
         Net transfer from loans to other real estate owned           116,500           72,913            23,351

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1996, 1995 and 1994



Nature of Business

      KSB Bancorp, Inc. (the Company) provides a full range of banking services to individual and corporate customers through its subsidiary and branches located in Franklin, Kennebec, and Androscoggin counties. The Company is subject to the regulations of certain state and federal agencies and undergoes periodic examination by those regulatory authorities.

1.    Summary of Significant Accounting Policies

      Use of Estimates

      Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the carrying value of real estate owned, management obtains independent appraisals for significant properties.

      Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of KSB Bancorp, Inc. and its wholly-owned subsidiary, Kingfield Savings Bank (the Bank). All significant intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

      Cash and Cash Equivalents

      For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

      Securities

      The Bank's investment accounting policies are as follows:
      Securities Available for Sale: Securities available for sale consist of securities that the Bank anticipates could be made available for sale in response to changes in market interest rates, liquidity needs, changes in funding sources and other similar factors. These assets are specifically identified and are carried at fair value. Amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the period to maturity. Unrealized holding gains and losses for these assets, net of related income taxes, are excluded from earnings and are reported as a net amount in a separate component of stockholders' equity. When decline in market value is considered other than temporary, the loss is recognized in the consolidated statements of income, resulting in the establishment of a new cost basis for the security. Securities Held to Maturity: Securities held to maturity consist of securities purchased for which the Bank has the positive intent and ability to hold such securities until maturity. Securities classified as held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts. When decline in market value is considered other than temporary, the loss is recognized in the consolidated statements of income, resulting in the establishment of a new cost basis for the security. Market values of securities are determined by prices obtained from independent market sources.

      Loans Held for Sale

      Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

      Loan Servicing

      SFAS No. 122, "Accounting for Mortgage Servicing Rights", was adopted at January 1, 1996. The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the following predominant risk characteristics of the underlying loans: interest rate, fixed versus variable rate and period of origination. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value. The amortized cost approximates fair value at December 31, 1996. The impact of adopting SFAS No. 122 was immaterial to the financial statements.

      Loans Receivable

      Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. The allowance for loan losses is increased by charges to income and decreased by charge-offs, net of recoveries. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, changing economic conditions and the economic prospects of the borrowers may necessitate future additions to the allowance. SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," was adopted at January 1, 1995. Under this Standard, loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to require an increase, such increase is reported as loan loss provision. There was no effect on the financial statements in adopting this Standard for 1995. The carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in carrying value. Increases due to changes in estimates of future payments are reported as loan loss provision and decreases are reported as reductions in loan loss provision. Uncollectible interest on loans that are contractually past due is charged off. The loan is returned to accrual status when, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal. Until the loan is returned to accrual status, all payments are applied to principal.

      Loan Origination Fees and Related Costs

      Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for estimated prepayments based on the Bank's historical prepayment experience.

      Real Estate Owned

      Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of cost or fair value at the date of foreclosure. Costs relating to improvement of property are capitalized, whereas costs relating to the holding of property are expensed. Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its fair market value less estimated costs to sell.

      Premises and Equipment

      Premises and equipment and related improvements are stated at cost, less accumulated depreciation and amortization. Premises and equipment are depreciated by the straight-line and accelerated methods over the assets' estimated useful lives. Leasehold improvements are amortized by the straight-line method over the lease terms.

      Goodwill

      The excess of cost over fair value of net assets acquired in branch acquisitions is amortized to expense using the straight-line method over ten years. On an ongoing basis, management reviews the valuation and amortization of goodwill to determine possible impairment.

      1. Summary of Significant Accounting Policies (Concluded)

      Income Taxes

      Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Principal timing differences include depreciation, provision for loan losses, and the deferral of loan origination fees.

      Financial Instruments with Off-Balance Sheet Risk

      The Company uses off-balance sheet financial instruments as part of its asset/liability management activities. The Company does not intend to sell any of these instruments. Interest rate swap agreements are accounted for using the accrual method. Net interest income (expense) resulting from the differential between exchanging floating and fixed-rate interest payments is recorded on a current basis. Interest rate floors are contracts in which a floor is established at a specified rate and period of time. The premium paid for the contract is amortized over its life. Any cash payments received are recorded as an adjustment to net interest income. In the ordinary course of business the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

      Earnings Per Share

      The earnings per share computation is based upon the weighted average number of shares of stock outstanding during the period. Only ESOP shares that have been committed to be released are considered outstanding. In 1996, the Company declared a 10% stock dividend. Earnings and cash dividends per share have been retroactively restated for 1995 and 1994 to reflect the stock dividend.

2.    Securities

      Debt and equity securities have been classified in the consolidated statements of financial condition according to management's intent. The carrying amount of securities and their approximate fair values at December 31 follow:

                                                Gross                   Gross
                                              Amortized              Unrealized             Unrealized                Fair
                                                Cost                    Gains                 Losses                  Value
------------------------------------------------------------------------------------------------------------------------------
     Available for Sale:
     1996
     U.S. Government agency securities
        and obligations                      $ 3,999,921              $    1,594             $    2,452            $ 3,999,063
     Mortgage-backed securities                3,509,581                      --                 56,303              3,453,278
------------------------------------------------------------------------------------------------------------------------------
                                             $ 7,509,502              $    1,594             $   58,755            $ 7,452,341
==============================================================================================================================

     1995
     U.S. Government agency securities
        and obligations                      $ 3,999,048              $    3,497             $    9,264            $ 3,993,281
     Mortgage-backed securities                4,392,763                      --                  8,765              4,383,998
------------------------------------------------------------------------------------------------------------------------------
                                             $ 8,391,811              $    3,497             $   18,029            $ 8,377,279
==============================================================================================================================

     Held to Maturity:
     1996
     Corporate bonds                       $      21,611              $       54             $       --            $    21,665
     Mortgage-backed securities               16,728,785                 160,288                108,438             16,780,635
     REMIC                                     1,766,354                  18,592                     --              1,784,946
------------------------------------------------------------------------------------------------------------------------------
                                           $  18,516,750              $  178,934             $  108,438            $18,587,246
==============================================================================================================================

     1995
     Corporate bonds                       $      95,421              $    1,135             $       --            $    96,556
     Mortgage-backed securities               16,967,991                 236,186                 95,625             17,108,552
     REMIC                                     2,039,057                  29,069                     --              2,068,126
------------------------------------------------------------------------------------------------------------------------------
                                           $  19,102,469              $  266,390             $   95,625            $19,273,234
==============================================================================================================================

      Mortgage-backed securities are subject to risk of prepayment which can affect the yields realized on the securities by increasing or decreasing the period over which premiums and discounts are recognized in interest income.

2.    Securities (concluded)

      The scheduled maturities of securities at December 31, 1996, are as follows:

                                                       Held to Maturity                              Available for Sale
------------------------------------------------------------------------------------------------------------------------------
                                              Amortized                 Fair                 Amortized                Fair
                                                Cost                    Value                  Cost                   Value
------------------------------------------------------------------------------------------------------------------------------
     Due in one year or less             $            --         $            --             $1,499,921             $1,497,500
     Due from one to five years                3,120,769               3,091,671              2,500,000              2,501,563
     Due from five to ten years                7,097,461               7,104,536              3,509,581              3,453,278
     Due after ten years                       8,298,520               8,391,039                     --                     --
------------------------------------------------------------------------------------------------------------------------------
                                             $18,516,750             $18,587,246             $7,509,502             $7,452,341
==============================================================================================================================

      Expected maturities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The FASB Implementation Guide for SFAS No. 115 allowed an entity to change the classification of its securities from held to maturity to available for sale from November 15, 1995 to December 31, 1995. The Bank reclassified investments with a cost of $12,529,371 and an unrealized loss of $26,236 to available for sale for asset/liability management reasons. Gross realized gains on sale of securities available for sale were $32,025 for 1995. No securities available for sale were sold in 1996. The Bank realized a loss of $46,617 on the default of a security held to maturity in 1996. The Bank has pledged $6,550,000 of its FHLMC mortgage-backed securities against public unit deposits.

3.    Loans Receivable

      Activity in the allowance for loan losses is summarized as follows for the years ended December 31:

                                                                       1996             1995              1994
------------------------------------------------------------------------------------------------------------------
         Balance at beginning of year                               $ 866,770       $  613,600        $  504,200
         Provision charged to income                                  390,000          315,000           140,000
         Loans charged off                                           (400,684)         (95,742)          (35,112)
         Recoveries on loans previously charged off                    37,370           33,912             4,512
------------------------------------------------------------------------------------------------------------------
            Balance at end of year                                  $ 893,456       $  866,770        $  613,600
==================================================================================================================

3.    Loans Receivable (concluded)

      Information regarding impaired loans is as follows:

                                                                                       1996              1995
------------------------------------------------------------------------------------------------------------------
         Average investment in impaired loans                                       $1,126,828        $  964,342
         Interest income recognized on impaired loans including
            interest income recognized on cash basis                                   105,397            83,924
         Interest income recognized on impaired loans on cash basis                     99,637            81,573
      Information  regarding  allowance  for loan losses  allocated  to impaired loans at December 31, is as follows:
         Balance of impaired loans                                                  $  945,107        $1,204,645
         Less portion for which no allowance for loan losses
            is allocated                                                              (779,036)         (839,353)
------------------------------------------------------------------------------------------------------------------
         Portion of impaired loan balance for which an allowance
            for loan losses is allocated                                            $  166,071        $  365,292
==================================================================================================================
         Portion of allowance for loan losses allocated to the
            impaired loan balances                                                  $   92,542        $  173,923
==================================================================================================================

      Loans placed on nonaccrual status amounted to $1,894,503, $1,645,262, and $1,364,720, at December 31, 1996, 1995 and 1994, respectively. Gross interest income that would have been recorded under the original terms of such loans and the interest income actually recognized for the years ended December 31 are summarized below:

                                                                     1996              1995              1994
------------------------------------------------------------------------------------------------------------------
      Interest income that would have been recorded                  $203,800         $198,247          $120,568
      Interest income recognized                                      135,178          129,730            80,566
------------------------------------------------------------------------------------------------------------------
      Interest income foregone                                       $ 68,622         $ 68,517          $ 40,002
==================================================================================================================

4.    Loan Servicing

      Mortgage loans serviced for others are not included in the accompanying statement of financial condition. The unpaid principal balance of these loans is $78,287,014 and $81,219,879 at December 31, 1996 and 1995,
      respectively. The Bank recognizes a loan servicing fee for the difference between the principal and interest payment collected on the loan and the payment remitted to the investor. Custodial escrow balances maintained in connection with the foregoing loan servicing were $460,166 and $648,627 at December 31, 1996 and 1995, respectively. Mortgage servicing rights of $28,615 were capitalized in 1996 and are included in other assets. Amortization of mortgage servicing rights was $903 in 1996.

5.    Premises and Equipment

      Premises and equipment at December 31 consist of the following:

                                                                                       1996              1995
----------------------------------------------------------------------------------------------------------------
      Land and improvements                                                        $   310,889       $   310,889
      Bank buildings and leasehold improvements                                      1,552,031         1,540,365
      Furniture and fixtures                                                         2,187,846         1,905,114
----------------------------------------------------------------------------------------------------------------
                                                                                     4,050,766         3,756,368
      Less accumulated depreciation                                                  1,846,351         1,501,960
----------------------------------------------------------------------------------------------------------------
                                                                                    $2,204,415        $2,254,408
================================================================================================================

      Depreciation expense was $368,556,  $375,994, and $239,867, in 1996, 1995,
      and 1994, respectively. The Bank is committed under a noncancellable operating lease with a term greater than one year at one of its branches. Future minimum rental commitments under this operating lease through the year 2000 are approximately $4,000 per year. The related rent expense, net of sublease income, was $1,226, $21,025, and $50,737, in 1996, 1995, and
      1994, respectively.

6.    Branch Acquisitions

      On March 10, 1995, the Bank acquired four western Maine branches of Fleet Bank of Maine. The acquisition was accounted for under the purchase method of accounting for business combinations. The following is a summary of the transaction:

      Loans acquired, net of premium             $   6,688,629
      Fixed assets                                     393,321
      Other assets                                     168,356
      Deposits and accrued interest assumed        (19,447,282)
      Other liabilities                               (117,485)
---------------------------------------------------------------
      Net cash received                           $(12,314,461)
===============================================================

6.    Branch Acquisitions (concluded)

      On March 18, 1994, the Bank acquired a branch office in Lewiston, Maine, from the Resolution Trust Corporation. The acquisition was accounted for under the purchase method of accounting for business combinations. Earnings of the acquired branch, from the date of acquisition through December 31, 1994, are included in the consolidated statement of income. The following is a summary of the transaction:

      Loans acquired                              $     93,082
      Goodwill                                         478,000
      Deposits and accrued interest assumed        (42,322,425)
---------------------------------------------------------------
      Net cash and cash equivalents received      $(41,751,343)
===============================================================

      Goodwill for branches acquired in 1995 and in prior years is being amortized using the straight-line method over ten years. Amortization charged to operations was $103,047, $101,240, and $104,790 in 1996, 1995,
      and 1994, respectively.

7.    Deposits

      At December 31, 1996, the scheduled maturities of time deposits are as follows:

      1997                                         $40,688,965
      1998                                           5,689,187
      1999                                           4,414,030
      2000                                           7,645,966
      2001 and thereafter                              898,539
--------------------------------------------------------------
                                                   $59,336,687
==============================================================

      The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was $6,644,804 and $3,968,476 at December 31, 1996 and 1995, respectively.

8.    Advances from Federal Home Loan Bank

      Advances from Federal Home Loan Bank (FHLB) are summarized as follows:

                                           Interest Rates
                                        at December 31, 1996            1996                   1995
-------------------------------------------------------------------------------------------------------
     Fixed advances                           5.30 - 6.11%           $10,952,000            $10,952,000
     Variable advance                           7.32                   2,234,000                --
-------------------------------------------------------------------------------------------------------
                                                                     $13,186,000            $10,952,000
=======================================================================================================

8.    Advances from Federal Home Loan Bank (concluded)


      Pursuant  to   collateral   agreements   with  the  FHLB,   advances   are
      collateralized by all stock in the FHLB, qualifying first mortgage loans and securities available for sale.

      Advances at December 31, 1996, mature as follows:

      1997                                          $9,734,000
      1998                                           1,000,000
      2000                                           1,000,000
      2001                                           1,452,000

9.    Income Taxes

      Actual tax expense differs from the expected tax expense computed at the federal statutory tax rate for the following reasons:

                                                                       1996              1995              1994
-----------------------------------------------------------------------------------------------------------------
      Provision for income taxes at statutory rates (34%)            $621,100         $394,000          $ 82,600
      Add (deduct)
      Pass-through tax credit from investment                         (82,700)         (82,700)          (82,700)
      State income tax, net of federal taxes                           15,400           12,120             7,340
      Nontaxable income                                               (12,200)         (16,700)          (16,000)
      Nondeductible expenses                                           41,000           32,500            26,600
      Dividends received deduction                                         --               --            (1,900)
      Other                                                              (147)          (3,256)            5,563
-----------------------------------------------------------------------------------------------------------------
                                                                     $582,453         $335,964          $ 21,503
=================================================================================================================

      9. Income Taxes (concluded)

      The components of income tax expense are:

                                                                      Federal            State           Total
---------------------------------------------------------------------------------------------------------------------------
      1996
         Current                                                    $ 580,994         $ 23,316         $ 604,310
         Deferred                                                     (21,857)              --           (21,857)
---------------------------------------------------------------------------------------------------------------------------
      Total                                                         $ 559,137         $ 23,316         $ 582,453
---------------------------------------------------------------------------------------------------------------------------

      1995
         Current                                                    $ 408,639         $ 18,370         $ 427,009
         Deferred                                                     (91,045)              --           (91,045)
---------------------------------------------------------------------------------------------------------------------------
      Total                                                         $ 317,594         $ 18,370         $ 335,964
---------------------------------------------------------------------------------------------------------------------------

      1994
         Current                                                    $  62,217         $ 11,093         $  73,310
         Deferred                                                     (51,807)              --           (51,807)
---------------------------------------------------------------------------------------------------------------------------
      Total                                                         $  10,410         $ 11,093         $  21,503
---------------------------------------------------------------------------------------------------------------------------

      The tax effect of temporary differences which give rise to the deferred income tax assets and liabilities are as follows:

                                                                           1996                         1995
---------------------------------------------------------------------------------------------------------------------------
                                                                   Asset        Liability        Asset       Liability
---------------------------------------------------------------------------------------------------------------------------
      Accrued liabilities and
         unearned income                                        $  97,278       $     --       $105,150     $      --
      Allowance for possible
         loan losses                                              303,775         65,790        294,700        57,200
      Interest on nonaccrual loans                                 21,260             --         16,350            --
      Goodwill, amortization,
         and depreciation                                          17,600            815         10,976         3,274
      Loans held for sale                                           5,590             --          2,600            --
      Change in method of
         accounting for tax from
         cash basis to accrual basis                                   --         55,580             --        74,100
      Unrealized loss on securities
         available for sale                                        19,400              --         5,000            --
      Other                                                          --            32,659            --        26,400
---------------------------------------------------------------------------------------------------------------------------
                                                                 $464,903       $154,844       $434,776     $ 160,974
===========================================================================================================================

      No valuation allowance is deemed necessary for the deferred tax asset.
      The Bank is allowed a special bad debt deduction based on specified experience formulas and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than bad debt losses or the Bank fails to maintain certain loan and savings account levels, the amounts become subject to federal income tax at the then current corporate rate. Retained earnings at December 31, 1996 and 1995, includes $222,000 for which federal income tax has not been provided.

10.   Related Parties

      The Bank has entered into transactions with its directors and principal officers and their affiliates (related parties). The aggregate amount of loans to such related parties at December 31, 1996, was $145,740. During 1996, new loans to such related parties amounted to $19,652 and repayments amounted to $53,801.

11.   Regulatory Matters

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category. The Bank's actual capital amounts and ratios are also presented in the table.

11.   Regulatory Matters (concluded)

                                                                                                              To Be Well
                                                                                                           Capitalized Under
                                                                                     For Capital           Prompt Corrective
                                                              Actual              Adequacy Purposes        Action Provisions
                                                         Amount      Ratio       Amount        Ratio       Amount      Ratio
---------------------------------------------------------------------------------------------------------------------------
      As of December 31, 1996:

         Total Capital to Risk Weighted Assets
         Consolidated                                  $10,065,793   11.5%   <179>$6,982,720 <179>8.0%       N/A
         Bank                                           9,851,000    11.3%   <179> 6,982,720 <179>8.0% <179>$8,728,400<179>10.0%
         Tier I Capital to Risk Weighted Assets
         Consolidated                                   9,172,337    10.4%   <179> 3,491,360 <179>4.0%       N/A
         Bank                                           8,958,000    10.2%   <179> 3,491,360 <179>4.0% <179> 5,237,040<179> 6.0%
         Tier I Capital to Average Assets
         Consolidated                                   9,172,337     6.8%   <179> 5,359,480 <179>4.0%       N/A
         Bank                                           8,958,000     6.7%   <179> 5,359,480 <179>4.0% <179> 6,699,350<179> 5.0%

      As of December 31, 1995:

         Total Capital to Risk Weighted Assets
         Consolidated                                  $ 8,642,000   11.2%   <179>$6,173,760 <179>8.0%       N/A
         Bank                                           8,456,000    11.0%   <179> 6,173,760 <179>8.0% <179>$7,717,200<179>10.0%
         Tier I Capital to Risk Weighted Assets
         Consolidated                                   7,775,358    10.1%   <179> 3,086,880 <179>4.0%       N/A
         Bank                                           7,589,000     9.8%   <179> 3,086,880 <179>4.0% <179> 4,630,320<179> 6.0%
         Tier I Capital to Average Assets
         Consolidated                                   7,775,358     6.1%   <179> 5,066,560 <179>4.0%       N/A
         Bank                                           7,589,000     6.0%   <179> 5,066,560 <179>4.0% <179> 6,333,200<179> 5.0%

      The ability of the bank to pay dividends to the parent is also subject to the minimum regulatory capital requirements. At December 31, 1996, the amount available for dividends by the bank was approximately $1,937,000. On September 30, 1996, federal legislation was passed relating to a special deposit insurance assessment on deposits insured by the Savings Association Insurance Fund (SAIF). Although deposits in the Bank are insured by the Bank Insurance Fund, the Bank had acquired deposits in a 1994 branch acquisition which are still considered SAIF deposits. As a result of the legislation, the Bank was charged approximately $155,000 for the special assessment on SAIF deposits in 1996.

12.   Employee Benefit Plans

      Number of shares and per share conversion price have been restated for a 10% stock dividend in 1996.

      401(k) Plan

      The Bank has a 401(k) defined contribution plan for employees meeting certain service requirements. The Bank makes contributions based on wages of the qualified employees. Total 401(k) contribution expense was $50,494, $43,693, and $38,705, in 1996, 1995, and 1994, respectively.

      Employee Stock Ownership Plan

      The Bank established an employee stock ownership plan and trust (ESOP) for employees meeting certain service requirements. The ESOP purchased 9.9% or 40,694 shares of the common stock issued during 1993 using funds loaned by the Company. Interest earned on the loan amounted to $13,114, $16,246, and $19,418 in 1996, 1995, and 1994, respectively. The shares purchased by the ESOP are held in a suspense account and released annually in an amount proportionate to the annual repayment of the loan. Contributions to the ESOP and shares released from the suspense account are allocated to eligible employees on the basis of compensation in the year of allocation. The Bank's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated. Commencing January 1, 1994, ESOP expense is recognized using the average fair value of the shares committed to be released during the period. The difference between the average fair value and the cost of the shares is recorded to additional paid-in capital. Total ESOP expense was $121,653, $96,045, and $88,532 for 1996, 1995, and 1994, respectively. As of December 31, 1996, 22,125 shares have been allocated and the remaining 18,569 shares are suspense shares held by the ESOP. The fair value of unearned ESOP shares at December 31, 1996, is $429,876. Dividends paid on allocated shares are recorded against retained earnings.

      Bank Recognition and Retention Plan

      The Bank also established Bank Recognition and Retention Plans (BRRPs) as a method of providing officers and other employees of the Bank with a proprietary interest in the Company. The Bank contributed funds to the recognition plans to enable them to acquire, in aggregate, approximately 4.0% of the shares of common stock. The Bank recognizes expense related to the plan based on the vesting schedule. The plan awarded 3,844 shares in 1995 and 9,865 shares to officers in 1994. In addition, 2,733 shares covered by the recognition plans have been reserved for future awards. Participants are vested at a rate of 20% per year commencing one year from the date of the award. Total expenses related to these plans was $28,644, $32,664, and $20,616 for 1996, 1995, and 1994, respectively.

      Stock Option Plan

      The Board of Directors of the Bank adopted the 1993 Incentive Stock Option Plan and has reserved 27,957 shares for issuance thereunder. All employees are eligible to participate in the stock option plan. The Board of Directors granted options to officers to purchase a total of 23,513 shares at an exercise price equal to the per share conversion purchase price of $9.09. An additional 4,444 shares have been reserved for grants to other employees. Options are exercisable on a cumulative basis in equal installments at a rate of 20% per year commencing one year from the date of the grant. No options were granted or exercised in 1996 and 1995. The Board of Directors of the Bank adopted the 1993 Stock Option Plan for Outside Directors and has reserved 13,200 shares for issuance thereunder. Under the Directors' Plan, each outside director was granted an option to purchase 1,650 shares of common stock, except the chairman of the Board of Directors, who was granted an option to purchase 3,300 shares. The exercise price is equal to the per share conversion purchase price of $9.09. Options for the remaining 1,650 shares have been reserved for future grants. Options are immediately exercisable upon the date of the grant. No options were granted or exercised in 1996 and 1995.

13.   Other Noninterest Expense

      Other noninterest expense amounts are summarized as follows for the years ended December 31:


                                                                       1996              1995              1994
----------------------------------------------------------------------------------------------------------------
      Printing, postage, stationery and supplies                  $   239,749      $   264,209       $   200,991
      Advertising and promotion                                       117,806          140,931           158,890
      Data processing                                                 145,324          169,682           190,667
      Professional fees                                               136,556          194,597           166,482
      Meetings and training                                            63,172           52,737            72,489
      Insurance                                                        24,872           26,480            30,465
      Amortization                                                    103,047          101,241           104,791
      Loss on disposal of equipment                                        --           33,250            53,930
      Other                                                           415,795          420,734           199,690
----------------------------------------------------------------------------------------------------------------
                                                                   $1,246,321       $1,403,861        $1,178,395
================================================================================================================

14.   Financial Instruments With Off-Balance-Sheet Risk

      The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to originate loans, interest rate swaps and floors. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statement of financial condition. The Bank's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank's exposure to credit loss in the event of nonperformance by the other party to interest rate swaps and floors is limited to the other party's obligation to pay the Bank interest based on the notional amount of the instrument. The Bank follows the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments, including requiring collateral or other security to support financial instruments with credit risk.

      Loan Commitments

      Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on an individual basis. The amount of collateral obtained is based on management's credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property and equipment and income-producing commercial properties. Loan commitments on undisbursed loans and letters of credit to originate loans at December 31, 1996, are as follows:

      Real estate lines of credit                 $  7,344,392
      Commercial lines of credit                     4,168,213
      Construction loans                               776,216
      Consumer lines of credit                         730,161
      Commercial letters of credit                     166,400
--------------------------------------------------------------
                                                   $13,185,382
==============================================================

      Commitments to originate loans at December 31, 1996, are as follows:

      First mortgage fixed rate loans               $  165,050
      Variable rate commercial loans                   864,000
--------------------------------------------------------------
                                                    $1,029,050
==============================================================

      Interest Rate Swap

      The Bank is party to interest rate swap agreements with the Federal Home Loan Bank totaling a notional amount of $7,000,000 on which it is obligated to pay interest based on the three-month LIBOR rate, adjusted quarterly, and receives a fixed-rate payment. A $2,000,000 contract matures November 1997. The variable rate was 5.50% at December 31, 1996, and the Bank receives payments based on a fixed rate of 4.91%. The remaining contract dated June 1996 is for $5,000,000 maturing June 1999, on which the Bank receives payments based on a fixed rate of 6.63%. The variable rate was 5.563% at December 31, 1996. The Bank has utilized interest rate swaps to partially protect its net interest income stream against the effects of falling rates on prime-based loans. The notional amount is a figure used to calculate settlement payments and does not represent exposure to credit loss. Interest is paid to the Bank on the interest rate swaps and the Bank pays interest quarterly. The Bank is exposed to loss of net interest receivable should the counter-party default. Net interest expense on the swaps was $24,822 in 1995. Net interest income earned on the swaps was $9,047 and $40,655 in 1996 and 1994, respectively.

      Interest Rate Floor

      The Company has an interest rate floor contract in the notional amount of $5,000,000 on which it receives the excess of the strike rate, 6%, over the three-month LIBOR rate, adjusted quarterly. The floor matures in June 1998.

      Other

      The Bank services approximately $45 million of Federal Home Loan Mortgage Corporation (FHLMC) loans. The Bank is liable to FHLMC for any interest which becomes delinquent.

15.   Significant Group Concentrations of Credit Risk

      Most of the Bank's business activity is in rural areas of Maine, where the resort and logging industries predominate. Accordingly, the Bank is dependent on the health of these industries for continued profitable operations. However, the Bank has diversified into the central Maine regions. In addition, the Bank services approximately $78 million of loans previously originated and sold by the Bank. The Bank's policy for requiring collateral is to obtain security in excess of the amount borrowed. The amount of collateral obtained is based on management's credit evaluation of the borrower. The Bank requires appraisals of real property held as collateral. For consumer loans, the Bank will accept security which has a title certificate. Collateral held for commercial loans may include accounts receivable, inventory, property and equipment and income-producing properties. The contractual amounts of credit-related financial instruments such as commitments to extend credit and letters of credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless.

16.   Fair Value Disclosures of Financial Instruments

      The following disclosures are made in accordance with the provisions of SFAS No. 107 "Disclosures About Fair Value of Financial Instruments," which requires the disclosure of fair value information about both on- and off-balance sheet financial instruments where it is practicable to estimate that value. Fair value is defined in SFAS No. 107 as the amount at which an instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. In accordance with the provisions of SFAS No. 107, the estimated fair values of deposits, credit card loans and residential real estate mortgage loans do not take into account the fair values of long-term relationships, which are integral parts of the related financial instruments. The disclosed estimated fair values of such instruments would increase significantly if the fair values of the long-term relationships were considered. The use of different assumptions (e.g., discount rates and cash flow estimates) and estimation methods could also have a significant effect on fair value amounts. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. Because SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements, any aggregation of the fair value amounts presented would not represent the underlying value of the Company. A summary of the carrying values of the Company's significant on-balance sheet financial instruments at December 31, 1996, is as follows:

      16.         Fair Value Disclosures of Financial Instruments (concluded)


                                                         December 31, 1996                  December 31, 1995
                                                       Carrying        Fair               Carrying       Fair
                                                         Value         Value                Value        Value
-----------------------------------------------------------------------------------------------------------------
      Assets
         Cash and due from banks1                  $   2,480,923    $  2,480,923       $  4,960,329  $  4,960,329
         Securities available for sale(1)              7,452,341       7,452,341          8,377,279     8,377,279
         Securities to be held to maturity(2)         18,516,750      18,587,246         19,102,469    19,273,234
         Loans receivable, net of allowance
            and discounts(3)                          97,376,787      98,631,000         84,763,464    86,200,000
         Loans held for sale(2)                        1,819,209       1,835,648          1,126,452     1,139,555
         Federal Home Loan Bank stock(1)               1,320,550       1,320,550          1,320,550     1,320,550
         Accrued interest receivable1                    767,602         767,602            815,254       815,254

      Liabilities
         Deposits4                                   109,362,559     109,879,022        103,685,054   104,517,352
         Advances from Federal Home
            Loan Bank5                                13,186,000      13,161,429         10,952,000    10,986,000
         Escrows and trustee accounts for
            sold loans1                                  919,254         919,254          1,016,254     1,016,254
         Accrued interest payable(1)                      62,518          62,518             76,511        76,511

      Valuation Methods and Assumptions

      (1)   Fair value equals or approximates carrying value.
      (2)   Based on quoted market prices of similar instruments.
      (3) Fair values of commercial term loans were estimated using a discounted cash flow model. Certain residential real estate loans were valued based on quoted market prices of similar loans, with adjustments for differences in loan characteristics. For consumer loans, whose current weighted - average coupons and remaining term to maturity approximate the current market conditions, carrying values were used as an approximation of fair value. For loans with interest rates which change within six months (such as, lines of credit and time notes), carrying values were used as an approximation of fair values.
      (4) Fair values of certificates of deposit were estimated based on discounted cash flows using current rates for certificates of similar remaining maturity. For all other deposits, carrying values were used as an approximation of their fair values.
      (5) Fair values of advances were estimated based on discounted cash flows using current rates for advances of similar remaining maturity.

16.         Fair Value Disclosures of Financial Instruments (concluded)

      The estimated fair values of the Company's off-balance sheet financial instruments are as follows:


                 Notional                                                   Maturity                      Market
                 Principal                  Contract Date                     Date                         Value
---------------------------------------------------------------------------------------------------------------------------
            Interest Rate Swaps
             December 31, 1996
                $2,000,000               November 15, 1993             November 15, 1997                $ (16,254)
                 5,000,000               June 21, 1996                 June 21, 1999                       55,600
---------------------------------------------------------------------------------------------------------------------------
                $7,000,000                                                                              $  39,346
===========================================================================================================================

             December 31, 1995
                $2,000,000               November 15, 1993             November 15, 1997                $ (21,623)

             December 31, 1994
                $2,000,000               February 21, 1992             February 21, 1995                $(183,084)
                 2,000,000               November 15, 1993             November 15, 1997                   15,734
---------------------------------------------------------------------------------------------------------------------------
                $4,000,000                                                                              $(167,350)
===========================================================================================================================

            Interest Rate Floor
             December 31, 1996
                $5,000,000               June 20, 1996                 June 24, 1998                    $  30,828
===========================================================================================================================

17.   Recent Accounting Developments

      In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," effective for financial statements for the fiscal year beginning after December 31, 1996 (excluding those sections identified in SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125"). SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Company expects the impact of adopting SFAS No. 125 will be immaterial to the financial statements.

Information

Board of Directors

Winfield F. Robinson, Chairman
Vice President of United Timber Corp.

John C. Witherspoon
President/CEO
Kingfield Bank

William P. Dubord
Attorney

G. Norton Luce
Retired Gas Company Owner

Roger G. Spear
CFO, University of Maine at Farmington

Theodore C. Johanson
President, Falcon Shoe Company



Annual Meeting

The Annual  Meeting is scheduled for Wednesday,
May 7, 1997, 5:30 p.m., at the
Winters Inn, Kingfield, Maine.



Stock Listing

The common stock is traded over-the-counter on the NASDAQ Small Cap Market System under the ticker symbol KSBK.



Officers of the Bank

Gerard Belanger, Vice President
Gordon A. Flint, Vice President
Robert D. Stone, Vice President
John E. Thien, Vice President/Treasurer

Price Range of Stock

Set forth below is the quarterly high and low bid price for the common stock since the beginning of the year.

Quarter Ending:
March 31, 1996 High: $20.75/Low: $18.13
June 30, 1996 High: $22.25/Low: $19.38
September 30, 1996 High $22.50/Low $21.00
December 31, 1996 High: $26.00/Low $21.25

Number of Shares Outstanding and Shareholders

At March 1, 1997, KSB Bancorp, Inc. had 411,055 shares of $.01 par value common stock outstanding, owned by approximately 356 shareholders of record, including brokerage firms, banks and registered clearing agencies acting as nominees for an indeterminate number of beneficial owners. KSB Bancorp, Inc. pays a semi-annual cash dividend of $0.10 per share.

Inquiries

Shareholder Information
Attn: Jennifer L. Piekart
KSB Bancorp, Inc.
P.O. Box 105
Kingfield, ME 04947
207-265-2181
The  Annual  Report on Form  10-KSB,
filed with the Securities and Exchange
Commission, is available to shareholders without charge upon written request.

Auditors

Berry, Dunn, McNeil & Parker
P.O. Box 1100, Portland, ME 04101

Transfer Agent & Registrar

Registrar and Transfer Company
10 Commerce Drive, Cranford, NJ 07016

Corporate Securities Counsel

John J. Gorman, Esq.
Luse Lehman Gorman Pomerenk & Schick
5335 Wisconsin Avenue, N.W., Suite 400
Washington, DC 20015

                   The Board of Directors would like to thank
                        the employees of Kingfield Bank



Kingfield Office
      Donna Chase
      Cynthia Gilmore
      Susan Haines
      Donna Pelletier
      Debra Sills
      Brenda Thompson
Stratton Office
      Debora Dudley
      Bette Meyer
      Linda Shane
      Wendy Wyman
Bingham Office
      Kathleen Barrett
      Mary Brown
      Phebe Durgin
      Todd Marlowe
Retail/Commercial Lending
      Carla Allen
      Gerard Belanger
      Charles Bergman
      Jenni Brown
      Sally Dwyer
      Gordon Flint
      Shelly Henderson
      Wendy Hinkley
      Marcelle Labbe
      Mary Miller
      Cindy Spencer
Rangeley Office
      Justine Amerault
      M. Rachel Lee
      Gillian Trapp
      Sheila Waldeck
Phillips Office
      Shelly Abbott
      Elizabeth Cram
      Dawn Field
      Linda Toothaker

Strong Office
      Crystal Cook
      Sandy Cavanagh
      Loretta Deming
      Lynn Vashaw
Farmington Office
      Kathleen Mason
      Laurie Maxim
      Nancy Richard
      Nancy Richardson
      Marcus Rowe
Administration/Finance
      Linda Manning
      Jennifer Piekart
      John Thien
      John Witherspoon
Lewiston Office
      Nancy Brown
      Katherine Fales
      Cynthia Hoyt
      Elizabeth Lyons
      Mary McKinley
      Roger Roy
      Melissa Saucier
Operations
      Mark Brooks
      Darcy Evans
      Linda Frost
      Jacqueline Garey
      Michelle Mason
      Jeannine McGraw
      Karen Moore
      Pauline Nadeau
      Anne Parent
      Karen Stewart
      Robert Stone
      Timothy Thompson

                            Kingfield Bank Locations


                    Bingham                         207-672-5541
                    Farmington                      207-778-0302
                    Kingfield                       207-265-2181
                    Lewiston                        207-784-7376
                    Phillips                        207-639-2851
                    Rangeley                        207-864-3321
                    Stratton                        207-246-2181
                    Strong                          207-684-5501
                    1-800-962-0070