Form 10KSB, Exhibit 13
period 1997-12-31
KSB BANCORP INC
filed 1998-03-31
CIK 899167

1997 Annual Report

                                   KSB Bancorp

March 31, 1998

Dear Shareholder:

I am pleased to report to you on the results of operations for KSB Bancorp and Kingfield Bank this past year. The Bank's earnings in 1997 reached record levels as the Bank reported net income of $1,549,000 or $1.30 basic earnings per share. This represents a 24% increase over 1996 earnings. Our earnings growth continues to reflect the growth in the Bank's balance sheet. Total assets of Kingfield Bank grew to $153 Million in 1997 or 14% over last year.

The continued growth of Kingfield Bank is due to our commitment of providing high quality, personalized service to our customers. Kingfield Bank views itself as a financial partner with its customers and the communities it operates in. This commitment to serving our customers and communities was evident in the $58.5 million in loans made in 1997.

The growth in Bank earnings combined with the market's reception of KSB Bancorp stock to propel the price of KSB Bancorp's stock by 190% in 1997 from $7.67 per share on December 31, 1996 to $22.50 per share on December 31, 1997. In June 1997 the Board of KSB Bancorp voted a three-for-one stock split effected in the form of a 200% stock dividend. This stock split has helped create more market activity in the stock resulting in a higher market price giving more value to our shareholders.

The Bank continued its investments in technology this past year, helping improve our services to our customers and develop greater efficiencies internally. The Bank expanded its ATM network by 200% and we now have ATM service in every community we serve. We invested over $90,000 in computer technology, creating an internal network, which improves communication and productivity between our several locations.

More important than our technological investments are the investments we have made in our people. In 1997 we embarked on a continuous training process in quality service. We have also developed an organizational structure that will help assure that we are proactive in identifying and meeting the needs of our customers.

In 1998 we look forward to expanding our services in Somerset County. On March 16, 1998 we closed on our acquisition of KeyBank's branch office in Madison, Maine. We feel confident that Kingfield Bank's philosophy of personalized community banking will be well received by the greater Madison community.

This is my fifth "letter to shareholders" since we became a stock company in 1993. During this time the Bank has grown from $65.5 million in assets to $152.8 million. Our earnings have more than doubled, and the value of a $10.00 share of stock purchased on June 23, 1993 was worth an equivalent (dividend/split adjusted) of $70.00 per share at the end of 1997. These results are due to the efforts of a very dedicated, hard-working staff and a forward-thinking, supportive board of directors. All of us at Kingfield Bank are dedicated to achieving our mission of building the value of the Bank to our shareholders, our customers and our communities. Thank you, again, for your support as we pursue this mission.

Sincerely,

/s/John C. Witherspoon

John C. Witherspoon
President/CEO

MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL

KSB Bancorp , Inc's wholly-owned subsidiary, "Kingfield Bank", is a community Bank providing quality, personalized banking services to individuals and businesses. In 1997 the Bank operated eight retail branch offices located in Franklin, Somerset and Androscoggin counties, Maine.

The Bank's stated mission is "to continuously improve the Bank's long-term value to shareholders, customers, employees and the communities it serves". Since converting to a stock company in 1993, the bank has pursued its mission by utilizing the capital raised in the offering to fund growth. A total of $61.7 million in deposits were acquired in acquisition of The First Federal Savings Association in March 1994, and the purchase of four branches of Fleet Bank of Maine in March 1995 (two of which were subsequently consolidated into existing Kingfield Bank branches). In March 1998, the Bank will acquire approximately $16.7 million dollars in deposits with the acquisition of the Madison, Maine branch of KeyBank. This growth has provided a solid base for earnings and proved to be an effective use of the Bank's capital. It has also diversified the Bank's markets, reducing its dependence on a predominantly rural geography and forest products and tourism-based economy.

Since 1994, when our rapid growth in deposits without corresponding loan growth put pressure on the Bank's margins, the Bank has pursued a strategy of building loan volumes in order to increase the margins of the Bank. In 1997 the Bank originated $58.5 in new loans which resulted in an increase of $19.7 million in net loan balances including loans available for sale. This helped grow the net interest margin of the Bank from a low of 3.99% in 1994 to 4.46% in 1997.

In addition to the growth strategies implemented, the Bank has focused on reducing operating expenses and gaining efficiencies and productivity through investments in equipment, technology and training. In 1997 these investments totaled $470,000. The result of these efforts has been a steady decline in the Bank's operating expense to average asset ratio over the past 5 years from 4.70% into 3.11%. The Bank's efficiency ratio dropped from 67% in 1996 to 62% for 1997.

MORTGAGE BANKING ACTIVITIES

Mortgage banking activities involve the origination of mortgage loans for sale, as whole loans or packaging them into securities through the Federal Home Loan Mortgage Corporation (FHLMC) or Federal National Mortgage association (FNMA). For the years ended December 31, 1997 and December 31, 1996, the Bank originated $15.8 and $19.2 million, respectively, of one to four-family mortgage loans. Of these amounts $4.0 million in 1997 and $5.2 million in 1996 were sold.

The Bank recognizes fees related to the origination and sale of mortgage loans. These fees totaled $70,000 for 1996 and $84,000 for 1997. The 1997 figure includes $11,000 of net gains recognized for the present value of future servicing rights on loans sold. The 1996 figure includes $29,000 of gain attributed to mortgage servicing rights.

In addition to income earned upon the origination and sale of loans, the Bank earns fees for the servicing of loans sold. At December 31, 1997, $75.1 in loans was serviced for others, which generated $297,000 in fee income. At December 31, 1996, $78.3 million in loans were serviced, earning $321,000. The decrease in the servicing portfolio is due, in part, to the Bank's past decision to keep many saleable residential loans in its portfolio.

Mortgage banking activities expose the Bank to interest rate risk between the date that loan rates are committed to a borrower and the date the loan is closed and sold. Attempts are made to mitigate this risk through pricing of loan rates, managing the volume of loans held for sale and utilizing forward commitments to sell loans.

COMMERCIAL LENDING ACTIVITIES

The Bank's commercial loan portfolio continued to grow in 1997. The Bank originated $25.3 million in commercial loans in the year ending December 31, 1997 resulting in an increase in commercial loan volumes of $10.7 million or 29% over the levels at year-end 1996. This growth was a result of an increased awareness of the banks personalized commercial loan services in the Androscoggin, Somerset, and southern Franklin county markets. The expertise of the Bank's commercial lending team was recognized by the Finance Authority of Maine when, for the second time in three years, Kingfield Bank was named as Maine's Community Bank of the Year. The Bank's commercial loans are a combination of adjustable rate loans (based on the Wall Street Journal Prime Rate) and fixed rate loans in keeping with the Bank's asset/liability management strategies. Loan guarantees available from the Small Business Administration (SBA) and the Finance Authority of Maine (FAME) are utilized when appropriate to insure up to 90% of the risk associated with a portion of the small business loans.

ASSET/LIABILITY MANAGEMENT

A number of measures are used to monitor and manage interest-rate risk, including income simulation and interest sensitivity (gap) analyses. An income-simulation model is the primary tool used to assess the direction and magnitude of changes in net interest income resulting from changes in interest rates. Key assumptions in the model include prepayment speeds on mortgage-related assets; cash flows and maturities of derivative and other financial instruments held for purposes other than trading; changes in market conditions on loan and deposit pricing; deposit sensitivity; customer preferences; and management's financial capital plans. These assumptions are inherently uncertain and, as a result, the model cannot precisely estimate net interest income or precisely predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.

Based on the results of the simulation model as of December 31, 1997, the Company would expect a decrease in net interest income of $112,000 or 1.7% and a decrease in net-interest income of $21,000 or 0.3% if interest rates gradually increase or decrease, respectively, from current rates by 200 basis points over a 12-month period. These results are both within Board-set tolerance limits of 7.5%.

RESULTS OF OPERATIONS

Net income for 1997 was $1,549,000 or $1.30 basic earnings per share compared to $1,244,000 in 1996 or $1.07 basic earnings per share. 1997 income was positively impacted by continued growth in the Bank's loan portfolio and corresponding growth in the net interest margin. Total assets of the Company grew by $18.4 million, or 13.7%, from $134.4 million at December 31, 1996 to $152.8 million at December 31, 1997. Net portfolio loans increased by $19.5million, or 20.0%, over December 31, 1996. This loan growth contributed to an increase in the Bank's margin from 4.38% at December 31, 1996 to 4.46% at December 31, 1997 which resulted in a 12.8%, or $712,000, increase in net interest income before provision for loan losses.

Non-interest income increased by $47,000 from 1996. However, included in 1996 income was a $47,000 loss on the sale of securities, which if netted out of 1996, would result in non-interest income in 1997 being even with 1996. Fee income from origination and sale of mortgage loans (included in "other" income) was up $14,000 from $70,000 in 1996 to $84,000 in 1997. The increase is due in part to the Bank's decision to sell fixed rate loans with terms longer than 15 years, thus increasing the volume of sales and income derived from such sales. In addition, the interest rate climate was more favorable in 1997 resulting in higher overall loan sale prices than 1996.

Non-interest expense increased by $141,000 from 1996. Included in 1996 expense is a one-time deposit assessment of $175,000 by the Federal Deposit Insurance Corporation. If that were removed from the 1996 total, expenses would have shown an increase of $316,000. Included in 1997's non-interest expense is a salary and benefit expense of $176,000 which represents an accounting adjustment for the increase in market value of the Company's stock held in the Employee Stock Ownership Plan (ESOP). Due to the appreciation in the stock value in 1997, this adjustment was $106,000 higher in 1997 than in 1996. Non-interest expense also includes $103,000 in expense associated with the amortization of goodwill. This is equal to 1996 amortization. Neither the ESOP market value adjustment nor goodwill expense impacts the tangible capital of the Bank.

FINANCIAL CONDITION

Total assets of the Bank grew by $18.4 million or 13.7% from December 31, 1996 to December 31, 1997. Of the asset growth, $19.5 million was in portfolio loans while investments in mortgage-backed and other securities declined by $2.5 million. Of the increase in loan volume, $1.8 million was in residential mortgage loans, $10.7 million was in commercial loans and $7.4 million was in consumer and other loans. Allowance for loan losses increased $0.4 million. The decline in investments was due to investment maturities and principal payments on mortgage-backed securities.

Total deposits grew by $1.4 million or 1.3% during 1997. Borrowings increased by $15.0 million, more than doubling the borrowings outstanding in 1996. The increase in borrowings resulted from slower deposit growth coupled with the funding needs created by strong loan demand. The Bank's borrowings consist of advances of various maturities from the Federal Home Loan Bank. In March 1998, the Bank will purchase approximately $16.7 million in deposits from KeyBank with the acquisition of Key's Madison, Maine Branch. The proceeds of this purchase will be used to reduce the borrowings of the Bank.

The Bank's non-accrual loans increased from $ 1,895,000 at December 31, 1996 to $2,090,000 at December 31, 1997. This represents 1.91% and 1.76% of total loans, respectively. The increase can be attributed to the overall increase in loan volumes in 1997 and an increase in the number of bankruptcy filings among mortgage customers which lengthens the time it takes the Bank to foreclose on properties. During 1997, the Bank incurred net loan charge-offs of $82,000. In response to the increased loan volumes, the Bank provided $530,000 in loan loss reserves during 1997 resulting in an increase in the reserve balance from $893,000 at December 31, 1996 to $1,342,000 at December 31, 1997.

In June 1997 the Board of Directors voted a three-for-one stock split in the form of a 200% stock dividend, in addition to the semiannual cash dividend of $0.04 per share. The stock split had the effect of increasing the number of shares outstanding by 822,110 to a total of 1,233,165. On January 20, 1998, the Board of Directors voted to increase the semiannual cash dividend to $0.05 per share.

LIQUIDITY AND CAPITAL RESOURCES

A primary function of asset/liability management includes assuring adequate liquidity that reflects the ability of the Bank to meet the cash flow requirements of its customers without significant loss to the Bank.

Liquidity comes from five sources in the balance sheet -- the Bank's investment portfolio, deposits, borrowings, loan repayments and profits.

Liquidity is needed to fund increased loan demand and to cover the seasonal outflows of deposits. The Bank's investment portfolio, that consists primarily of mortgage-backed securities, provides liquidity through repayment of principal and interest and through its availability as collateral for borrowings and public sector deposit accounts.

Deposits represent the Bank's primary source of funds. Deposits in 1997 grew by $1.4 million. Loans grew by $19.5 million. Some of that growth was funded by the principal pay downs on mortgage-backed securities and some through deposit growth, but most was funded through borrowings. Borrowings grew by $15.0 million in 1997.

The Bank's primary approach to measuring liquidity is utilizing a Basic Surplus/Deficit model. It is used to calculate liquidity over 30-day horizon, by examining the relationship between liquid assets and short-term liabilities, which are vulnerable to non-replacement within a 30-day period. The Bank's minimum policy level of liquidity under this model is 5% of total assets. At December 31, 1997, the 30-day ratio was 9.74% (14.88% including borrowable funds available from the Federal Home Loan Bank of Boston).

Regulatory standards for bank capital adequacy require that capital be at least 8% of risk-adjusted assets. KSB Bancorp, Inc.'s total capital ratio of 11.4% exceeds the guideline, as does the Bank's 11.1% ratio. In dollars, this means that the Company has the ability to pay dividends subject to the minimum capital requirement.

The Company's profitable year in 1997 resulted in an increase in stockholder's equity of $1,763,000 for the year ended December 31, 1997. Included in the increase is $176,000, which represents the increased market price on ESOP shares released during 1997 and which, under generally accepted accounting principles, is included in salaries and benefits expense.

IMPACT OF INFLATION AND CHANGING PRICES

The Consolidated Financial Statements and related notes, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

Unlike many industrial companies, substantially all of the assets and virtually all of the liabilities of KSB Bancorp, Inc. are monetary in nature. As a result, interest rates have a more significant impact on the Company performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation.

RECENT ACCOUNTING DEVELOPMENTS

During 1997, the Company adopted  Statements of Financial  Accounting  Standards
(SFAS) No. 125 and No. 127, which relate to the accounting for transfers and servicing of financial assets and extinguishment of certain liabilities. The adoption of these standards did not have a material effect on the financial statements.

The Financial Accounting Standards Board issued the following Statements of Financial Accounting Standards during 1997:

         SFAS No. 128      Earnings Per Share

         SFAS No. 129      Disclosure of Information About Capital Structure

         SFAS No. 130      Reporting Comprehensive Income

         SFAS No. 131      Disclosures about Segments of an Enterprise and
                           Related Information

These four statements do not change the measurement or recognition methods used in financial statements but rather deal with disclosure and presentation requirements.

The financial statements for 1997 and all prior periods are restated to include the disclosure requirements relating to earnings per share that are required under SFAS No. 128. Financial statement disclosures also comply with SFAS No. 129, which summarizes but does not change the Company's requirements to disclose information about capital structure.

SFAS No. 130 and No. 131 are effective for periods beginning after December 15, 1997. Management expects unrealized gains and losses on available for sale securities to be the only item reported as other comprehensive income under SFAS No. 130. The effect, if any, of SFAS No. 131 on disclosure requirements on the Company has not been determined

YEAR 2000 RISK ASSESSMENT AND ACTION PLAN

Management is aware of reports in the media and elsewhere that many business and personal computer applications will not operate as intended past the year 1999 without at least some changes in programs or hardware. This potential problem results from the fact that many computers store dates in two-digit format (e.g., 97) instead of four-digit format (1997). On January 1, 2000, it is possible that some hardware systems and software programs will be unable to distinguish between the years 2000 and 1900, or 2001 and 1901, resulting in calculation errors or system failures of some magnitude.

During 1997, the Bank established a committee to identify all Bank systems subject to Year 2000 effects and require vendor and/or in-house testing to assure that systems will operate properly beyond December 31, 1999.

In addition to the Bank's own stringent identification and testing procedures, the Bank's deposit insurer, the Federal Deposit Insurance Corporation, is taking steps to assure that all its insured institutions are in compliance with very stringent system identification and testing criteria.

Selected Consolidated Financial and Other Data of the Bank

                                                                                       ($ in 000's)
Selected Financial Data:                                    1997            1996           1995           1994         1993
------------------------------------------------------------------------------------------------------------------------------------
   Total assets                                            152,752         134,357        125,233       113,003       65,514
   Loans receivable, net(1)                                118,857          99,197         85,889        68,634       46,661
   Investment securities available for sale(2)               9,261           7,452          8,377             0            0
   Investment securities to be held to maturity             14,171          18,517         19,102        36,207       14,255
   Goodwill                                                    517             620            723           716          322
   Deposits(3,4)                                           111,723         110,282        104,702        81,040       46,406
   Borrowed funds                                           28,219          13,186         10,952        23,367       11,220
   Total equity, substantially restricted                   11,555           9,792          8,498         7,621        7,365

   AVERAGE INTEREST EARNING ASSETS                         137,814         124,331        116,915        88,884       55,149
   AVERAGE ASSETS                                          144,458         130,742        122,899        92,459       58,526
   AVERAGE INTEREST BEARING LIABILITIES                    122,722         111,580        106,129        79,337       46,468
   AVERAGE EQUITY                                           10,612           9,134          7,961         7,502        5,685

Selected Operating Data:
   Interest and dividend income                             12,003          10,705          9,955         6,942        4,679
   Interest expense                                          5,752           5,166          5,025         3,267        1,720
------------------------------------------------------------------------------------------------------------------------------------
   Net interest income                                       6,251           5,539          4,930         3,675        2,959
   Less provision for loan losses                              530             390            315           140          120
------------------------------------------------------------------------------------------------------------------------------------
   Net interest income after
     provision for loan losses                               5,721           5,149          4,615         3,535        2,839
Non-interest income
   Net security gains (losses)                                   0             (47)            32             0            0
   Mortgage servicing                                          297             321            328           306          307
   Service charges and fees                                    705             700            568           440          337
   Other                                                       184             165            194           211          327
------------------------------------------------------------------------------------------------------------------------------------
      Total non-interest income                              1,186           1,139          1,122           957          971
------------------------------------------------------------------------------------------------------------------------------------
Non-interest expense
   Salaries and benefits                                     2,206           2,051          2,100         2,015        1,312
   Occupancy                                                   281             299            312           270          162
   Equipment                                                   730             629            625           634          367
   BIF premium                                                  28             236            137           151           95
   Other                                                     1,357           1,246          1,404         1,178          881
------------------------------------------------------------------------------------------------------------------------------------
      Total non-interest expense                             4,602           4,461          4,578         4,248        2,817
------------------------------------------------------------------------------------------------------------------------------------
   Income before income taxes                                2,305           1,827          1,159           244          993
   Income tax expense                                          756             583            336            22          270
------------------------------------------------------------------------------------------------------------------------------------
      Net income                                             1,549           1,244            823           222          723
====================================================================================================================================

Selected Consolidated Financial and Other Data of the Bank

Selected Financial Data:                                     1997             1996           1995           1994         1993
------------------------------------------------------------------------------------------------------------------------------------
   Return on average assets                                   1.07%           0.95%          0.67%         0.24%         1.24%
   Return on average equity                                  14.60           13.62          10.34          2.95         12.72
   Average equity to average assets                           7.35            6.99           6.48          8.11          9.71
   Equity to total assets                                     7.56            7.29           6.79          6.74         11.24
   Tangible equity to tangible assets                         7.25            6.86           6.24          6.15         10.80
   Interest rate spread during period                         3.95            3.91           3.70          3.54          4.52
   Net interest margin(5)                                     4.46            4.38           4.14          3.99          5.10
   Operating expenses to average assets(6)                    3.11            3.33           3.73          4.59          4.70
   Non-accruing loans to total loans(7)                       1.76            1.91           1.92          1.99          1.78
   Non-performing assets to total assets(7,8)                 1.47            1.50           1.35          1.22          1.28
   Allowance for loan losses to
     non-performing loans                                    64.21           47.12          52.69         44.95         60.80
   Allowance for loan losses to total loans                   1.12            0.89           1.00          0.89          1.08
   Average interest-earning assets to
     average interest-bearing liabilities                     1.12x           1.11x          1.10x         1.12x         1.19x
   Basic Earnings per Share(9)                               $1.30           $1.07          $0.72         $0.20         $0.65
   Diluted Earnings per Share(9)                             $1.23           $1.01          $0.69         $0.19         $0.62

1 Includes loans held for sale.

2 At market.

3 Includes escrows and trustee accounts for sold loans.

4 In March, 1994 the Bank acquired one branch with deposits of $42.3 million. In
  March, 1995, the Bank acquired four branches with deposits of $19.4 million.

5 Calculation is based upon net interest income before provision for loan losses and before certain loan fees and net income on interest rate swaps, floors and caps divided by interest-earning assets.

6 For purposes of calculating this ratio, operating expenses equal non-interest expense less amortization of goodwill.

7 Includes restructured loans that are performing in accordance with their restructured terms but whose interest is recognized on a cash basis only. Amounts are $486,000, $672,000, $765,000, $501,000 and $50,000 at December 31,
  1993, 1994, 1995, 1996 and 1997, respectively.

8 Non-performing assets consist of non-accruing loans and real estate owned.

9 Earnings per Share, restated to reflect stock dividend and stock split.

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
KSB Bancorp, Inc. and Subsidiary

We have audited the accompanying consolidated statements of financial condition of KSB Bancorp, Inc. and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of KSB Bancorp, Inc. and Subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations, and their consolidated cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/Bery, Dunn, McNeil and Parker
--------------------------------
Bery, Dunn, McNeil and Parker

Portland, Maine
January 16, 1998

Consolidated Statements of Financial Condition
DECEMBER 31, 1997 AND 1996

ASSETS                                                                               1997               1996
------------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                                                            $ 3,233,478       $ 2,479,367
Interest-bearing deposits with banks                                                     5,838             1,556
Securities available for sale, at market value                                       9,260,779         7,452,341
Securities held to maturity (market value $14,425,808
      and $18,587,246 at 1997 and 1996, respectively)                               14,170,856        18,516,750
Loans held for sale                                                                  2,007,110         1,819,209

Loans receivable
   Real estate mortgage                                                             52,710,292        50,873,593
   Home equity                                                                      13,718,409         6,041,705
   Installment                                                                       4,255,099         4,401,126
   Commercial                                                                       47,056,531        36,399,651
   Other                                                                               654,300           763,332
   Deferred loan origination fees                                                     (202,808)         (209,164)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   118,191,823        98,270,243
   Less allowance for possible loan losses                                          (1,341,828)         (893,456)
------------------------------------------------------------------------------------------------------------------------------------
         Total loans receivable, net                                               116,849,995        97,376,787
------------------------------------------------------------------------------------------------------------------------------------
Accrued interest receivable                                                            826,582           767,602
Other real estate owned                                                                158,554           116,500
Federal Home Loan Bank stock, at cost                                                1,537,650         1,320,550
Premises and equipment, net                                                          2,314,298         2,204,415
Goodwill                                                                               516,778           619,825
Deferred tax asset                                                                     661,099           464,903
Cash surrender value of life insurance                                                 588,217           554,096
Other assets                                                                           620,866           663,036
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  $152,752,100      $134,356,937
====================================================================================================================================

Consolidated Statements of Financial Condition (continued)
LIABILITIES AND STOCKHOLDERS' EQUITY
                                                                                     1997               1996
------------------------------------------------------------------------------------------------------------------------------------
Liabilities
   Deposit accounts
      Demand                                                                      $ 12,140,898      $  9,206,066
      Regular savings                                                               20,055,303        21,043,376
      NOW accounts                                                                  13,914,421        14,075,564
      Money market accounts                                                          6,211,324         5,700,866
      Time                                                                          58,386,623        59,336,687
------------------------------------------------------------------------------------------------------------------------------------
         Total deposits                                                            110,708,569       109,362,559

   Advances from Federal Home Loan Bank                                             28,219,000        13,186,000
   Escrows and trustee accounts for sold loans                                       1,013,894           919,254
   Accrued expenses and other liabilities                                            1,255,534         1,096,962
------------------------------------------------------------------------------------------------------------------------------------
         Total liabilities                                                         141,196,997       124,564,775
------------------------------------------------------------------------------------------------------------------------------------

Commitments and contingency (Notes 9, 15 and 18)

Stockholders' equity
   Preferred stock, authorized 200,000 shares                                                --                 --
   Common stock, par value $.01; authorized 2,400,000 shares, issued and outstanding 1,246,950 shares in 1997 and
      1,233,165 shares in 1996, restated                                                12,470             4,111
   Additional paid-in capital                                                        4,543,655         4,325,499
   Retained earnings                                                                 7,171,531         5,748,714
   Net unrealized gain (loss) on securities available for sale,
      net of deferred taxes                                                             72,698           (37,760)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    11,800,354        10,040,564

   Less remaining obligation under:
   Employee Stock Ownership Plan                                                      (117,348)         (168,840)
   Bank Recognition and Retention Plan                                                 (50,918)          (79,562)
   Treasury stock, at cost (7,964 shares in 1997)                                      (76,985)               --
------------------------------------------------------------------------------------------------------------------------------------
         Total stockholders' equity                                                 11,555,103         9,792,162
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  $152,752,100      $134,356,937
====================================================================================================================================

Consolidated Statements of Income
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                     1997              1996              1995
------------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income
   Interest and fees on loans                                     $10,133,178      $ 8,756,148        $7,656,814
   Interest on securities available for sale                          669,865          466,560         2,146,754
   Interest on securities held to maturity                          1,108,105        1,397,322            60,000
   Dividends                                                           92,682           84,501            91,331
------------------------------------------------------------------------------------------------------------------------------------
         Total interest and dividend income                        12,003,830       10,704,531         9,954,899
------------------------------------------------------------------------------------------------------------------------------------
Interest expense
   Interest on deposits                                             4,378,125        4,483,138         4,025,561
   Interest on borrowed funds                                       1,374,125          682,469           998,852
------------------------------------------------------------------------------------------------------------------------------------
         Total interest expense                                     5,752,250        5,165,607         5,024,413
------------------------------------------------------------------------------------------------------------------------------------
         Net interest income                                        6,251,580        5,538,924         4,930,486
Provision for possible loan losses                                    530,000          390,000           315,000
------------------------------------------------------------------------------------------------------------------------------------
         Net interest income after provision
           for possible loan losses                                 5,721,580        5,148,924         4,615,486
------------------------------------------------------------------------------------------------------------------------------------
Noninterest income
   Gain (loss) on disposition of securities                                --          (46,617)           32,025
   Mortgage servicing fees                                            296,579          320,522           328,038
   Service charges and fees                                           705,160          699,747           567,836
   Other                                                              184,346          165,268           193,928
------------------------------------------------------------------------------------------------------------------------------------
         Total noninterest income                                   1,186,085        1,138,920         1,121,827
------------------------------------------------------------------------------------------------------------------------------------
Noninterest expense
   Salaries and benefits                                          $ 2,205,609      $ 2,050,381        $2,100,216
   Occupancy                                                          280,699          298,835           311,975
   Equipment                                                          729,862          629,391           625,234
   BIF Premium                                                         28,456          236,135           137,100
   Other                                                            1,357,196        1,246,321         1,403,861
------------------------------------------------------------------------------------------------------------------------------------
         Total noninterest expense                                  4,601,822        4,461,063         4,578,386
------------------------------------------------------------------------------------------------------------------------------------
         Income before income taxes                                 2,305,843        1,826,781         1,158,927
Income tax expense                                                    756,438          582,453           335,964
------------------------------------------------------------------------------------------------------------------------------------
         Net income                                               $ 1,549,405      $ 1,244,328        $  822,963
====================================================================================================================================

Per Share Data (Note 1)
   Basic earnings per common share                                    $  1.30          $  1.07           $  0.72
------------------------------------------------------------------------------------------------------------------------------------
   Diluted earnings per common share                                  $  1.23          $  1.01          $  0.69
------------------------------------------------------------------------------------------------------------------------------------

Consolidated  Statements of Changes in Stockholders' Equity
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                                   Net
                                                                                     Bank      Unrealized
                                                                      Employee    Recognition  (Gain) Loss
                                          Additional                     Stock        and     on Securities
                                Common      Paid-In      Retained      Ownership   Retention    Available    Treasury
                                 Stock      Capital      Earnings        Plan        Plan       for Sale       Stock        Total
------------------------------------------------------------------------------------------------------------------------------------
Balances,
   December 31, 1994            $ 3,738   $3,435,590    $4,601,767    $(279,661)   $(140,870)         $--          --   $ 7,620,564
   Net income                        --           --       822,963           --           --           --          --       822,963
   Cash dividends declared
      ($.061 per share, net
      of dividends on ESOP
      shares)*                       --           --       (64,473)          --           --           --          --       (64,473)
   Payment of obligation
      under Employee Stock
      Ownership Plan                 --       39,350            --       56,695           --           --          --        96,045
      Bank Recognition and
      Retention Plan                 --           --            --           --       32,664           --          --        32,664
   Change in net unrealized loss
      on securities available for
      sale, net of deferred taxes
      of $5,000                      --           --            --           --           --       (9,532)         --        (9,532)
------------------------------------------------------------------------------------------------------------------------------------
Balances,
   December 31, 1995              3,738    3,474,940     5,360,257     (222,966)    (108,206)      (9,532)         --     8,498,231
   Net income                        --           --     1,244,328           --           --           --          --     1,244,328
   Cash dividends declared
      ($.064 per share, net
      of dividends on ESOP
      shares)*                                    --            --      (72,466)          --           --          --       (72,466)
   10% stock dividend               373      783,032      (783,405)          --           --           --          --            --
   Payment of obligation
      under Employee Stock
      Ownership Plan                 --       67,527            --       54,126           --           --          --       121,653
   Bank Recognition and
      Retention Plan                 --           --            --           --       28,644           --          --        28,644
   Change in net unrealized loss
      on securities available for
      sale, net of deferred taxes

      of $14,400                     --           --            --           --           --      (28,228)         --       (28,228)
------------------------------------------------------------------------------------------------------------------------------------
Balances,
   December 31, 1996            $ 4,111   $4,325,499    $5,748,714    $(168,840)   $ (79,562)   $ (37,760)        $--   $ 9,792,162

Consolidated Statements of Changes in Stockholders' Equity (Continued)
Years Ended December 31, 1997, 1996 and 1995

                                                                                                   Net
                                                                                     Bank      Unrealized
                                                                      Employee    Recognition  (Gain) Loss
                                          Additional                     Stock        and     on Securities
                                Common      Paid-In      Retained      Ownership   Retention    Available    Treasury
                                 Stock      Capital      Earnings        Plan        Plan       for Sale       Stock        Total
------------------------------------------------------------------------------------------------------------------------------------
Balances,
   December 31, 1996            $ 4,111   $4,325,499    $5,748,714    $(168,840)   $ (79,562)   $ (37,760)        $--   $ 9,792,162
   Net income                        --           --     1,549,405           --           --           --          --     1,549,405
   Cash dividends declared
      ($.073 per share, net
      of dividends on ESOP
      shares)*                       --           --       (85,721)          --           --           --          --       (85,721)
   Payment of obligation
      under Employee
      Stock Ownership
      Plan                           --      176,428            --       51,492           --           --          --       227,920
   Bank Recognition and
      Retention Plan                 --           --            --           --       28,644           --          --        28,644
   17,820 shares issued under
      Stock Option Plans             59       53,941            --           --           --           --          --        54,000
   Purchase of 12,870
      shares of treasury
      stock                          --           --            --           --           --           --    (124,405)     (124,405)
   Retire 4,035 shares of
      treasury stock                (13)     (12,213)      (26,774)          --           --           --      39,000            --
   Reissuance of 871 shares
      of treasury stock              --           --        (5,780)          --           --           --       8,420         2,640
   Effect of July 10, 1997,
      stock split effect-
      ed in the form of a
      200% dividend               8,313           --        (8,313)          --           --           --          --            --
   Change in net unrealized
      gain (loss) on securities
      available for sale, net
      of deferred taxes of
      $56,850                        --           --            --           --           --      110,458                   110,458
------------------------------------------------------------------------------------------------------------------------------------
Balances,
   December 31, 1997            $12,470   $4,543,655    $7,171,531    $(117,348)    $(50,918)    $ 72,698    $(76,985)  $11,555,103
====================================================================================================================================

*Restated for a three-for-one stock split, in the form of a 200% stock dividend declared in 1997.

Consolidated Statements of Cash Flows
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                     1997              1996              1995
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
   Net income                                                     $ 1,549,405      $ 1,244,328        $  822,963
   Adjustments to reconcile net income to net cash
      provided by operating activities
         Depreciation and amortization                                748,677          745,293           675,561
         Decrease in obligation under ESOP and BRP                    256,564          150,298           128,708
         Provision for loan losses                                    530,000          390,000           315,000
         Deferred income taxes                                       (260,405)         (21,857)          (91,045)
         Net gain on sale of loans held for sale                      (63,226)         (49,738)          (35,807)
         Net gain on sale of securities available for sale                 --               --           (32,025)
         Net loss on default of security held to maturity                  --           46,617                --
         Net loss on disposal of equipment                              5,973               --            33,250
         Loss on sale of other real estate owned                           --           14,204             5,653
         Originations of loans held for sale                       (6,625,287)      (5,842,269)       (4,626,130)
         Proceeds from loans held for sale                          4,083,405        5,199,250         7,281,107
         Decrease (increase) in
            Interest receivable                                       (62,914)          48,726           (81,228)
            Other receivables and prepaid expense                     (57,018)           9,119           116,071
            Cash surrender value of life insurance                    (34,121)         (60,337)          (21,504)
         Increase (decrease) in

            Accrued income taxes payable                               (1,175)         (15,690)            5,189
            Deferred origination fees                                  (6,356)          22,846           (39,211)
            Accrued expenses and other liabilities                    167,109           37,745             9,923
------------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                    230,631        1,918,535         4,466,475
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities
   Net decrease (increase) in interest-bearing deposits
      with banks                                                       (4,282)       2,458,977        (2,440,068)
   Proceeds from maturities and principal payments on
      securities held to maturity                                   4,195,590        5,730,367         4,343,000
   Purchase of securities held to maturity                                 --       (5,364,445)               --
   Proceeds from maturities and principal payments on
      securities available for sale                                 5,355,874          860,627           227,549
   Purchase of securities available for sale                       (7,018,176)              --                --
   Proceeds from sale of securities available for sale                     --               --         4,030,625
   Net increase in loans                                          (17,738,199)     (13,142,669)      (13,745,541)
   Capital expenditures                                              (548,528)        (318,563)         (321,512)
   Purchase of FHLB stock                                            (217,100)              --          (167,200)
   Net decrease in other assets                                        61,638           68,330            18,236
   Proceeds from sale of other real estate owned                      116,500           26,973            37,783
------------------------------------------------------------------------------------------------------------------------------------
      Net cash used by investing activities                       (15,796,683)      (9,680,403)       (8,017,128)
------------------------------------------------------------------------------------------------------------------------------------

Consolidated Statements of Cash Flows (Continued)
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                     1997              1996              1995
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities
   Cash received through branch acquisition                               $--              $--       $12,314,461
   Net increase (decrease) in time deposit accounts                  (950,065)       3,820,457         5,348,492
   Net increase (decrease) in other deposit accounts                2,296,074        1,856,448        (1,364,578)
   Net increase (decrease) in FHLB advances                        15,033,000        2,234,000       (12,415,000)
   Net increase (decrease) in escrow accounts                          94,640          (97,000)          245,366
   Proceeds from stock issuance under option plan                      54,000               --                --
   Purchase of treasury stock issued                                 (124,405)              --                --
   Proceeds from reissuance of treasury stock under
      option plan                                                          --            2,640                --
   Cash dividends paid                                                (85,721)         (72,466)          (64,473)
------------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by financing activities                 16,320,163        7,741,439         4,064,268
------------------------------------------------------------------------------------------------------------------------------------
         Net increase (decrease) in cash and
            cash equivalents                                          754,111          (20,429)          513,615
Cash and cash equivalents, beginning of year                        2,479,367        2,499,796         1,986,181
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                            $ 3,233,478      $ 2,479,367       $ 2,499,796
====================================================================================================================================

Supplemental disclosures of cash flow information
   Cash paid during the year for
      Interest                                                    $ 5,703,515      $ 5,200,515       $ 5,058,469
====================================================================================================================================
      Income taxes, net of refunds                                $ 1,018,019       $  620,000        $  333,610
====================================================================================================================================

The Company had the following noncash transactions
   Cost of securities held to maturity transferred to
      securities available for sale                                      $ --              $--       $12,529,371
   Net increase (decrease) required by Statement of
      Financial Accounting Standards No. 115
         Unrealized loss on securities available for sale            (167,309)          42,629            14,532
         Deferred income tax assets                                   (56,851)          14,400             5,000
         Net unrealized loss on securities available for sale        (110,458)          28,229             9,532
   Net transfer from loans to other real estate owned                 158,554          116,500            72,913

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1997, 1996 and 1995

Nature of Business

      KSB Bancorp, Inc. (the Company) provides a full range of banking services to individual and corporate customers through its subsidiary and branches located in Franklin, Somerset, and Androscoggin counties. The Company is subject to the regulations of certain state and federal agencies and undergoes periodic examination by those regulatory authorities.

1.    Summary of Significant Accounting Policies

      Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

      In the normal course of business, the Bank has funds on deposit at other financial institutions in amounts in excess of the $100,000 insured by the FDIC.

      The Federal Reserve Board requires the Bank to maintain a reserve balance. The amount of this reserve balance as of December 31, 1997 is $690,000.

      Securities

      The Bank's investment accounting policies are as follows:

      Securities Available for Sale: Securities available for sale consist of securities that the Bank anticipates could be made available for sale in response to changes in market interest rates, liquidity needs, changes in funding sources and other similar factors. These assets are specifically identified and are carried at fair value. Amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the period to maturity. Unrealized holding gains and losses for these assets, net of related income taxes, are excluded from earnings and are reported as a net amount in a separate component of stockholders' equity. Realized gains and losses on securities sold are computed on the identified cost basis on the trade date.

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

      Loans Held for Sale

      Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income. Gains and losses are computed on the basis of specific identification.

      Loan Servicing

      The Bank recognizes a loan servicing fee for the difference between the principal and interest payment collected on the sold loan and the payment remitted to the investor.

      Statement of Financial Accounting Standards (SFAS) No. 122, "Accounting for Mortgage Servicing Rights," requires the Company to recognize as separate assets the rights to service mortgage loans for others for loans originated after December 31, 1995.

      SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was adopted at January 1, 1997. The Company capitalizes mortgage servicing rights at their allocated cost based on the relative fair values upon the sale of the related loans. The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the following predominant risk characteristics of the underlying loans: interest rate, fixed or variable rate and period of origination. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value. The adoption of SFAS No. 122 and SFAS No. 125 did not have a material effect on the Company's financial condition or results of operations.

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

      The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Uncollectible interest on loans that are contractually past due is reversed. The loan is returned to accrual status when, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal. Until the loan is returned to accrual status, all payments are applied to principal and interest income.

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

      Income Taxes

      Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Principal temporary differences include depreciation, the provision for loan losses, and the deferral of loan origination fees.

      Financial Instruments with Off-Balance Sheet Risk

      The Company uses off-balance sheet financial instruments as part of its asset/liability management activities. The Company does not intend to sell any of these instruments.

1.    Summary of Significant Accounting Policies (Concluded)

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

      In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and commercial letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

      Stockholders' Equity

      At December 31, 1997, the Company adopted SFAS No. 128, "Earnings Per Share." SFAS 128 specifies the computation and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. The effect of SFAS No. 128 on the Company's financial statements is to retroactively present diluted earnings per share, in addition to basic earnings per share already presented.

      The basic earnings per share computation is based upon the weighted-average number of shares of stock outstanding during the period. Only ESOP shares that have been committed to be released are considered outstanding. Potential common stock is considered in the calculation of weighted-average shares outstanding for diluted earnings per share.

      In 1997, the Company declared a three-for-one stock split effected in the form of a 200% stock dividend. Earnings and cash dividends per share and weighted-average shares outstanding have been retroactively restated to reflect the stock dividend.

      At December 31, 1997, the Company adopted SFAS No. 129, "Disclosure of Information about Capital Structure." This statement has no effect on the Company's financial statements as the capital disclosures meet the requirements of SFAS No. 129.

2.    Securities

      Debt and equity securities have been classified in the consolidated statements of financial condition according to management's intent. The carrying amounts of securities and their approximate fair values at December 31 follow:

                                                Gross                   Gross
                                              Amortized              Unrealized             Unrealized                Fair
                                                Cost                    Gains                 Losses                  Value
------------------------------------------------------------------------------------------------------------------------------------
      Available for Sale:
      1997
      Mortgage-backed securities             $ 9,150,630                $113,570                $ 3,421            $ 9,260,779
====================================================================================================================================
      1996
      U.S. Government agency securities
        and obligations                      $ 3,999,921                 $ 1,594                $ 2,452           $  3,999,063
      Mortgage-backed securities               3,509,581                      --                 56,303              3,453,278
------------------------------------------------------------------------------------------------------------------------------------
                                             $ 7,509,502                 $ 1,594               $ 58,755           $  7,452,341
====================================================================================================================================
      Held to Maturity:
      1997
      Mortgage-backed securities             $12,769,001                $231,052               $ 17,512            $12,982,541
      REMIC                                    1,401,855                  41,412                     --              1,443,267
------------------------------------------------------------------------------------------------------------------------------------
                                             $14,170,856                $272,464               $ 17,512            $14,425,808
====================================================================================================================================
      1996
      Corporate bonds                           $ 21,611                   $  54                   $ --               $ 21,665
      Mortgage-backed securities              16,728,785                 160,288                108,438             16,780,635
      REMIC                                    1,766,354                  18,592                     --              1,784,946
------------------------------------------------------------------------------------------------------------------------------------
                                           $  18,516,750               $ 178,934              $ 108,438          $  18,587,246
====================================================================================================================================

      2. Securities (Concluded)

      Mortgage-backed securities are subject to risk of prepayment which can affect the yields realized on the securities by increasing or decreasing the period over which premiums and discounts are recognized in interest income.

      The amortized cost and fair value of securities at December 31, 1997, by contractual maturity, are as follows:

                                                        Held to Maturity                            Available for Sale
------------------------------------------------------------------------------------------------------------------------------------
                                               Amortized                 Fair                  Amortized                Fair
                                                 Cost                    Value                   Cost                   Value
------------------------------------------------------------------------------------------------------------------------------------
      Due in one year or less                 $  238,845              $  237,175                    $--                    $--
      Due from one to five years               5,271,281               5,337,255                     --                     --
      Due from five to ten years               4,143,773               4,213,674              2,731,811              2,731,021
      Due after ten years                      4,516,957               4,637,704              6,418,819              6,529,758
------------------------------------------------------------------------------------------------------------------------------------
                                             $14,170,856             $14,425,808             $9,150,630             $9,260,779
====================================================================================================================================

      For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of the underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

      Gross realized gains on sale of securities available for sale were $32,025 for 1995. No securities available for sale were sold in 1996 or 1997. The Bank realized a loss of $46,617 on the default of a security held to maturity in 1996. The Bank has pledged $4,250,000 of its FHLMC mortgage-backed securities against public unit deposits.

3.    Loans Receivable

      Activity in the allowance for loan losses is summarized as follows for the years ended December 31:

                                                                     1997              1996              1995
------------------------------------------------------------------------------------------------------------------------------------
      Balance at beginning of year                                 $  893,456         $866,770          $613,600
      Provision charged to income                                     530,000          390,000           315,000
      Loans charged off                                              (141,098)        (400,684)          (95,742)
      Recoveries on loans previously charged off                       59,470           37,370            33,912
------------------------------------------------------------------------------------------------------------------------------------
      Balance at end of year                                       $1,341,828         $893,456          $866,770
====================================================================================================================================

      Information regarding impaired loans is as follows:

                                                                                       1997              1996
------------------------------------------------------------------------------------------------------------------------------------
      Average investment in impaired loans                                          $1,790,147        $1,126,828
      Interest income recognized on impaired loans including
        interest income recognized on cash basis                                       186,119           105,397
      Interest income recognized on impaired loans on cash basis                       204,328            99,637


      Information regarding allowance for loan losses allocated to impaired loans at December 31, is as follows:
      Balance of impaired loans                                                     $1,573,216        $  945,107
      Less portion for which no allowance for loan losses
        is allocated                                                                 1,545,234           779,036
------------------------------------------------------------------------------------------------------------------------------------
      Portion of impaired loan balance for which an allowance
        for loan losses is allocated                                                $   27,982        $  166,071
====================================================================================================================================
      Portion of allowance for loan losses allocated to the
        impaired loan balances                                                      $   10,982         $  92,542
====================================================================================================================================

      3. Loans Receivable (Concluded)

      Loans placed on nonaccrual status amounted to $2,090,266, $1,894,503, and $1,645,262, at December 31, 1997, 1996 and 1995, respectively. Gross interest income that would have been recorded under the original terms of such loans and the interest income actually recognized for the years ended December 31 are summarized below:

                                                                     1997              1996              1995
------------------------------------------------------------------------------------------------------------------------------------
      Interest income that would have been recorded                  $205,906         $203,800          $198,247
      Interest income recognized                                       89,041          135,178           129,730
------------------------------------------------------------------------------------------------------------------------------------
      Interest income foregone                                       $116,865         $ 68,622          $ 68,517
====================================================================================================================================

4.    Loan Servicing

      Mortgage loans serviced for others are not included in the accompanying statement of financial condition. The unpaid principal balance of these loans is $75,111,086 and $78,287,014 at December 31, 1997 and 1996,
      respectively.

      Custodial escrow balances maintained in connection with the foregoing loan servicing were $303,482 and $460,166 at December 31, 1997 and 1996, respectively.

      Mortgage servicing rights of $38,456 and $27,712 are capitalized at December 31, 1997 and 1996, respectively, and are included in other assets. The amortized cost approximates fair value at December 31, 1997 and 1996.

5.    Premises and Equipment

      Premises and equipment at December 31 consist of the following:

                                                                                       1997              1996
------------------------------------------------------------------------------------------------------------------------------------
      Land and improvements                                                         $  310,889        $  310,889
      Bank buildings and leasehold improvements                                      1,643,639         1,552,031
      Furniture and fixtures                                                         2,592,222         2,187,846
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     4,546,750         4,050,766
      Less accumulated depreciation                                                  2,232,452         1,846,351
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    $2,314,298        $2,204,415
====================================================================================================================================

      Depreciation expense was $432,674,  $368,556, and $375,994, in 1997, 1996,
      and 1995, respectively.

      The Bank is committed under a noncancellable operating lease with a term greater than one year. Future minimum rental commitments under this operating lease through the year 2000 are approximately $4,000 per year.

      The related rent expense, net of sublease income, was $(1,587), $1,226, and $21,025, in 1997, 1996, and 1995, respectively.

6.    Branch Acquisitions

      On March 10, 1995, the Bank acquired four western Maine branches of Fleet Bank of Maine. The acquisition was accounted for under the purchase method of accounting for business combinations. The Bank received net cash of approximately $12,300,000 for deposits assumed, net of loans and bank premises and equipment acquired.

      Goodwill for branches acquired in 1995 and in prior years is being amortized using the straight-line method over ten years. Amortization charged to operations was $103,047, $103,047, and $101,240 in 1997, 1996,
      and 1995, respectively.

      7. Deposits

      At December 31, 1997, the scheduled maturities of time deposits are as follows:

      1998                          $29,875,946
      1999                           10,442,172
      2000                           16,200,087
      2001                              890,664
      2002 and thereafter               977,754
                                    -----------
                                    $58,386,623
                                    ===========

      The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was $6,742,758 and $6,644,804 at December 31, 1997 and 1996, respectively.

8.    Advances from Federal Home Loan Bank

      Advances from Federal Home Loan Bank (FHLB) are summarized as follows:

                                                             Interest Rates
                                                          at December 31, 1997        1997               1996
------------------------------------------------------------------------------------------------------------------------------------
      Fixed advances                                         5.63 -- 6.14%         $25,889,000       $10,952,000
      Variable advance                                            7.05%              2,330,000         2,234,000
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   $28,219,000       $13,186,000
====================================================================================================================================

      Pursuant  to   collateral   agreements   with  the  FHLB,   advances   are
      collateralized by all stock in the FHLB and qualifying first mortgage loans. Advances at December 31, 1997, mature as follows:

      1998                          $24,767,000
      1999                            2,000,000
      2000                            1,452,000

      The Bank also has $2,276,000 available on a line of credit with the FHLB.

9.    Income Taxes

      Actual tax expense differs from the expected tax expense computed at the federal statutory tax rate for the following reasons:

                                                                      1997              1996             1995
------------------------------------------------------------------------------------------------------------------------------------
      Provision for income taxes at statutory rates (34%)            $784,000         $621,100          $394,000
      Add (deduct)
      Pass-through tax credit from investment                         (82,700)         (82,700)          (82,700)
      State income tax, net of federal taxes                           18,600           15,400            12,120
      Nontaxable income                                               (16,100)         (12,200)          (16,700)
      Nondeductible expenses                                           78,600           41,000            32,500
      Deductible expense                                              (29,000)              --                --
      Other                                                             3,038             (147)           (3,256)
------------------------------------------------------------------------------------------------------------------------------------
                                                                     $756,438         $582,453          $335,964
====================================================================================================================================

      9. Income Taxes (Concluded)

      The components of income tax expense are:

                                                                     Federal            State           Total
------------------------------------------------------------------------------------------------------------------------------------
      1997
        Current                                                      $988,587          $28,256        $1,016,843
        Deferred                                                     (260,405)              -           (260,405)
------------------------------------------------------------------------------------------------------------------------------------
          Total                                                      $728,182          $28,256        $  756,438
====================================================================================================================================
      1996
        Current                                                     $ 580,994         $ 23,316         $ 604,310
        Deferred                                                      (21,857)             -             (21,857)
------------------------------------------------------------------------------------------------------------------------------------
          Total                                                     $ 559,137         $ 23,316         $ 582,453
====================================================================================================================================
      1995
        Current                                                     $ 408,639         $ 18,370         $ 427,009
        Deferred                                                      (91,045)              --           (91,045)
------------------------------------------------------------------------------------------------------------------------------------
          Total                                                     $ 317,594         $ 18,370         $ 335,964
====================================================================================================================================

      The tax effect of temporary differences which give rise to the deferred income tax assets and liabilities are as follows:

                                                              1997                                         1996
------------------------------------------------------------------------------------------------------------------------------------
                                                 Asset                 Liability                 Asset                Liability
------------------------------------------------------------------------------------------------------------------------------------
      Accrued liabilities and
        unearned income                         $111,894                      $--              $ 97,278                   $ --
      Allowance for possible
        loan losses                              456,222                  39,504                303,775                 65,790
      Interest on nonaccrual loans                20,937                      --                 21,260                     --
      Goodwill, amortization,
        and depreciation                          38,000                      --                 17,600                    815
      Loans held for sale                         10,055                      --                  5,590                     --
      Change in method of
        accounting for tax from
        cash basis to accrual basis                   --                  37,054                     --                 55,580
      Unrealized loss on securities
        available for sale                            --                  37,450                 19,400                     --
      Other assets                                    --                  33,477                     --                 32,659
      Other                                       23,991                      --                     --                     --
------------------------------------------------------------------------------------------------------------------------------------
                                                $661,099                $147,485               $464,903               $154,844
====================================================================================================================================

      No valuation allowance is deemed necessary for the deferred tax asset.

      Retained earnings include $222,000 representing an allocation for income tax bad debt deductions prior to 1988, referred to as the base year reserve. No income taxes have been provided for the base year reserve, though it continues to be subject to provisions of present law that require recapture in the case of certain excess distributions to stockholders.

10.   Related Parties

      The Bank has entered into transactions with its directors and principal officers and their affiliates (related parties). All such loans were made under terms that are consistent with the Bank's normal lending policies. Loans to related parties at December 31, 1997 and 1996 were as follows:

                                                                                       1997              1996
------------------------------------------------------------------------------------------------------------------------------------
      Beginning balance                                                               $145,740          $179,889
        New loans                                                                      221,574            19,652
        Less repayments                                                                 17,653            53,801
------------------------------------------------------------------------------------------------------------------------------------
      Ending balance                                                                  $349,661          $145,740
====================================================================================================================================

11.   Employee Benefit Plans

      Number of shares and per share conversion price have been restated for a three-for-one stock split effected in the form of a 200% stock dividend declared in 1997.

      401(k) Plan

      The Bank has a 401(k) defined contribution plan for employees meeting certain service requirements. The Bank makes contributions based on wages of the qualified employees. Total 401(k) contribution expense was $54,905, $50,494, and $43,693, in 1997, 1996, and 1995, respectively.

      Employee Stock Ownership Plan

      The Bank established an Employee Stock Ownership Plan (ESOP) and trust for employees meeting certain service requirements. The ESOP purchased 9.9% or 122,103 shares of the common stock issued during 1993 using funds loaned by the Company. Interest earned on the loan amounted to $9,903, $13,114, and $16,246 in 1997, 1996, and 1995, respectively.

      The shares purchased by the ESOP are held in a suspense account and released annually in an amount proportionate to the annual repayment of the loan. Contributions to the ESOP and shares released from the suspense account are allocated to eligible employees on the basis of compensation in the year of allocation. The Bank's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated. Commencing January 1, 1994, ESOP expense is recognized using the average fair value of the shares committed to be released during the period. The difference between the average fair value and the cost of the shares is recorded to additional paid-in capital. Total ESOP expense was $227,920, $121,653, and $96,045 for 1997, 1996, and 1995, respectively.

      As of December 31, 1997, 83,379 shares have been allocated and the remaining 38,724 shares are suspense shares held by the ESOP. The fair value of unearned ESOP shares at December 31, 1997, is $871,312. Dividends paid on allocated shares are recorded against retained earnings.

      Bank Recognition and Retention Plan

      The Bank also established Bank Recognition and Retention Plans as a method of providing officers and other employees of the Bank with a proprietary interest in the Company. The Bank contributed funds to the recognition plans to enable them to acquire, in aggregate, approximately 4.0% of the shares of common stock (49,335 shares). The Bank recognizes expense related to the plans based on the vesting schedule. Participants are vested at a rate of 20% per year commencing one year from the date of the award. Total expenses related to these plans was $28,644, $28,644 and $32,664 for 1997, 1996, and 1995, respectively.

      A summary of the status of the Bank Recognition and Retention Plans is presented below:

                                                                      1997              1996             1995
                                                                     Number            Number           Number
                                                                    of Shares         of Shares        of Shares
------------------------------------------------------------------------------------------------------------------------------------
      Outstanding at beginning of year                               41,135            41,135             29,601
      Granted during the year                                           --                --              11,534
      Forfeited during the year                                       1,973               --                  --
------------------------------------------------------------------------------------------------------------------------------------
                                                                     39,162            41,135             41,135
====================================================================================================================================

      Stock Option Plan

      The Company has a fixed stock option plan for employees accounted for under APB Opinion 25 and related interpretations. The plan allows the Company to grant options to employees for up to 83,870 shares of common stock. The options are vested 20% per year from the date of grant and expire ten years from the date of grant. The exercise price of each option equals the market price of the Company's stock on the date of grant. Accordingly, no compensation cost has been recognized for the plan.

      The Company also has a fixed stock option plan for directors accounted for under APB Opinion 25 and related interpretations. The plan allows the Company to grant options to directors for up to 39,600 shares of common stock. The options are vested immediately upon grant and expire ten years from the date of grant. The exercise price of each option equals the market price of the Company's stock on the date of grant. Accordingly, no compensation cost has been recognized for this plan.

      Had compensation cost for the plans been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, "Accounting for Stock Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                                                          1997                 1996
------------------------------------------------------------------------------------------------------------------------------------
      Net income                      As reported                                       $1,549,405           $1,244,328
                                      Pro forma                                          1,485,496            1,232,032
      Basic earnings per share        As reported                                            $1.30                $1.07
                                      Pro forma                                               1.25                 1.06
      Diluted earnings per share      As reported                                            $1.23                $1.01
                                      Pro forma                                               1.18                 1.00

      The fair  value of each  option  grant is  estimated  on the date of grant
      using  the   Black-Scholes   options  pricing  model  with  the  following
      weighted-average assumptions used:

                                                                                          1997                 1996
------------------------------------------------------------------------------------------------------------------------------------
      Dividend yield                                                                       0.44%                 0.31%
      Expected volatility                                                                 39.40                 25.30
      Risk-free interest rate                                                              5.75                  6.43
      Expected life                                                                     10 years             10 years

      11.         Employee Benefit Plans (Concluded)

      A summary of the status of the Company's fixed stock option plans for the years ended December 31, 1997, 1996, and 1995 is presented below:

                                                                   1997                                  1996
------------------------------------------------------------------------------------------------------------------------------------
                                                          Number        Weighted Average          Number       Weighted Average
                                                         of Shares       Exercise Price          of Shares      Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
      Outstanding at beginning of year                    109,688            $ 3.20               105,188           $3.03
      Granted during the year                              12,000              7.67                 4,500            7.08
      Exercised during the year                            18,691              3.03                    --              --
      Forfeited during the year                             5,280              3.03                    --              --
                                                          -------                                 -------
      Outstanding at end of year                           97,717              3.79               109,688            3.20
                                                          =======                                 =======

      Exercisable at end of year                           74,249              3.28                81,473            3.25
      Weighted average grant-date fair value
        of options granted during the year                                   $17.67                                 $4.14

      No options were granted or exercised during 1995.

      The following information applies to options outstanding at December 31, 1997:

      Range of exercise prices                                 $3.03 - $7.67
      Weighted-average remaining contractual life                  6.1 years

12.   Earnings Per Share

      The following table sets forth the computation of basic and diluted earnings per share:

                                                                     1997              1996              1995
------------------------------------------------------------------------------------------------------------------------------------
      Net income, as reported                                      $1,549,405       $1,244,328        $  822,963
------------------------------------------------------------------------------------------------------------------------------------
      Weighted-average shares outstanding                          $1,187,651       $1,166,371        $1,147,994
      Effect of dilutive potential common shares
        Stock options                                                  69,262           64,055            40,281
------------------------------------------------------------------------------------------------------------------------------------
      Adjusted weighted-average shares outstanding                 $1,256,913       $1,230,426        $1,188,275
====================================================================================================================================
      Basic earnings per share                                         $1.30             $1.07           $.72
      Diluted earnings per share                                       $1.23             $1.01           $.69

13.   Regulatory Matters

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

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

13.   Regulatory Matters (Concluded)

      As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

      The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                                To Be Well
                                                                                                              Capitalized Under
                                                                                  For Capital                 Prompt Corrective
                                                           Actual               Adequacy Purposes             Action Provisions
------------------------------------------------------------------------------------------------------------------------------------
                                                    Amount      Ratio        Amount           Ratio         Amount          Ratio
------------------------------------------------------------------------------------------------------------------------------------
      As of December 31, 1997:
      Total Capital to Risk Weighted Assets
         Consolidated                             $12,308,000  11.4%    <179>$8,664,000     <179>8.0%    N/A
         Bank                                      12,066,000  11.1%    <179> 8,668,480     <179>8.0%  <179>$10,835,600  <179>10.0%
      Tier I to Risk Weighted Assets
         Consolidated                              10,996,000  10.1%    <179> 4,332,000     <179>4.0%    N/A
         Bank                                      10,724,000   9.9%    <179> 4,334,240     <179>4.0%  <179>  6,501,360  <179> 6.0%
      Tier I Capital to Average Assets
         Consolidated                              10,996,000   7.2%    <179> 6,123,360     <179>4.0%    N/A
         Bank                                      10,724,000   7.0%    <179> 6,100,440     <179>4.0%  <179>  7,625,550  <179> 5.0%
      As of December 31, 1996:
      Total Capital to Risk Weighted Assets
         Consolidated                             $10,065,793  11.5%    <179>$6,982,720     <179>8.0%    N/A
         Bank                                       9,851,000  11.3%    <179> 6,982,720     <179>8.0%  <179>$ 8,728,400  <179>10.0%
      Tier I Capital to Risk Weighted Assets
         Consolidated                               9,172,337  10.4%    <179> 3,491,360     <179>4.0%    N/A
         Bank                                       8,958,000  10.2%    <179> 3,491,360     <179>4.0%  <179>  5,237,040  <179> 6.0%
      Tier I Capital to Average Assets
         Consolidated                               9,172,337   6.8%    <179> 5,359,480     <179>4.0%    N/A
         Bank                                       8,958,000   6.7%    <179> 5,359,480     <179>4.0%  <179>  6,699,350  <179> 5.0%

      The ability of the Bank to pay dividends to the parent is also subject to the minimum regulatory capital requirements. At December 31, 1997, the amount available for dividends by the Bank was approximately $2,839,000.

      On September 30, 1996, Federal legislation was passed relating to a special deposit insurance assessment on deposits insured by the Savings Association Insurance Fund (SAIF). Although deposits in the Bank are insured by the Bank Insurance Fund, the Bank had acquired deposits in a 1994 branch acquisition which are still considered SAIF deposits. As a result of the legislation, the Bank was charged approximately $175,000 for the special assessment on SAIF deposits in 1996.

14.   Other Noninterest Expense

      Other noninterest expense amounts are summarized as follows for the years ended December 31:

                                                                     1997              1996              1995
------------------------------------------------------------------------------------------------------------------------------------
      Printing, postage, stationery and supplies                   $  228,806       $  239,749        $  264,209
      Advertising and promotion                                       119,679          117,806           140,931
      Data processing                                                 152,614          145,324           169,682
      Professional fees                                               176,446          136,556           194,597
      Meetings and training                                           104,612           63,172            52,737
      Insurance                                                        21,414           24,872            26,480
      Goodwill amortization                                           103,047          103,047           101,241
      Loss on disposal of equipment                                     5,973               --            33,250
      Other                                                           444,605          415,795           420,734
------------------------------------------------------------------------------------------------------------------------------------
                                                                   $1,357,196       $1,246,321        $1,403,861
====================================================================================================================================

15.   Financial Instruments With Off-Balance-Sheet Risk

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

      Loan commitments on undisbursed loans and letters of credit to originate loans at December 31, 1997, are as follows:

      Real estate lines of credit                           $10,459,607
      Commercial lines of credit                              3,966,043
      Construction loans                                      1,012,660
      Consumer lines of credit                                  737,395
      Commercial letters of credit                              116,900
--------------------------------------------------------------------------------
                                                            $16,292,605
================================================================================

15.   Financial Instruments With Off-Balance-Sheet Risk (Concluded)

      Commitments to originate loans at December 31, 1997, are as follows:

      First mortgage fixed rate loans                        $  921,500
      Variable rate commercial loans                          1,809,200
--------------------------------------------------------------------------------
                                                            $ 2,730,700
================================================================================

      Interest Rate Swap

      The Bank is party to an interest rate swap agreement with the Federal Home Loan Bank in the notional amount of $5,000,000 on which it is obligated to pay interest based on the three-month LIBOR rate, adjusted quarterly, and receives a 6.63% fixed-rate payment. The contract is dated June 1996 and matures June 1999. The variable rate was 5.91% at December 31, 1997. The Bank has utilized interest rate swaps to partially protect its net interest income stream against the effects of falling rates on prime-based loans. The notional amount is a figure used to calculate settlement payments and does not represent exposure to credit loss.

      Interest is paid to the Bank on the interest rate swap and the Bank pays interest quarterly. The Bank is exposed to loss of net interest receivable should the counter-party default. Net interest income earned on the swaps was $28,332 and $9,047 in 1997 and 1996, respectively. Net interest expense on the swaps was $24,822 in 1995.

      Interest Rate Floor

      The Company has an interest rate floor contract in the notional amount of $5,000,000 on which it receives the excess of the strike rate, 6%, over the three-month LIBOR rate, adjusted quarterly. The floor matures in June 1998. The Company received $15,774 of interest income in 1997.

      Interest Rate Cap

      The Company has an interest rate cap in the notional amount of $10,000,000 on which it receives the excess of the three-month LIBOR rate, adjusted quarterly, over 6.50%. The cap matures June 1999. No interest income was received in 1997.

      Other

      The Bank services approximately $43.4 million of Federal Home Loan Mortgage Corporation (FHLMC) loans. The Bank is liable to FHLMC for any interest which becomes delinquent.

16.   Significant Group Concentrations of Credit Risk

      Most of the Bank's business activity is in rural areas of Maine, where the resort and logging industries predominate. Accordingly, the Bank is dependent on the health of these industries for continued profitable operations. However, the Bank has diversified into the central Maine regions. In addition, the Bank services approximately $75 million of loans previously originated and sold by the Bank.

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

17.   Fair Value Disclosures of Financial Instruments

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

      A summary of the carrying values of the Company's significant on-balance sheet financial instruments are as follows:

                                                            December 31, 1997                        December 31, 1996
------------------------------------------------------------------------------------------------------------------------------------
                                                     Carrying               Fair                Carrying             Fair
                                                       Value                Value                 Value              Value
------------------------------------------------------------------------------------------------------------------------------------
      Assets
         Cash and due from banks(1)                  $ 3,239,316           $ 3,239,316         $ 2,480,923         $ 2,480,923
         Securities available for sale(1)              9,260,779             9,260,779           7,452,341           7,452,341
         Securities to be held to maturity(2)         14,170,856            14,425,808          18,516,750          18,587,246
         Loans receivable, net of allowance
            and discounts(3)                         116,849,995           118,769,000          97,376,787          98,631,000
         Loans held for sale(2)                        2,007,110             2,036,685           1,819,209           1,835,648
         Federal Home Loan Bank stock(1)               1,537,650             1,537,650           1,320,550           1,320,550
         Accrued interest receivable(1)                  826,582               826,582             767,602             767,602
      Liabilities
         Deposits(4)                                 110,708,569           111,276,088         109,362,559         109,879,022
         Advances from Federal Home
            Loan Bank(5)                              28,219,000            28,219,000          13,186,000          13,161,429
         Escrows and trustee accounts for
            sold loans(1)                              1,013,894             1,013,894             919,254             919,254
         Accrued interest payable(1)                     111,253               111,253              62,518              62,518

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

      17. Fair Value Disclosures of Financial Instruments (Concluded)

      The Company's off-balance sheet instruments include interest rate swaps, a floor and a cap and loan commitments. Fair values for loan commitments have not been presented as the future revenue derived from such financial instruments is not significant. Fair values for the interest rate swaps, floor and cap are based on quoted market prices as follows:

           Notional                                                         Maturity                     Fair
           Principal                         Contract Date                    Date                       Value
------------------------------------------------------------------------------------------------------------------------------------
     Interest Rate Swaps
      December 31, 1997
      -----------------
          $ 5,000,000                        June 21, 1996                 June 21, 1999                $45,705
          ===========                                                                                   =======

      December 31, 1996
      -----------------
          $ 2,000,000                     November 15, 1993             November 15, 1997              $(16,254)
            5,000,000                     June 21, 1996                 June 21, 1999                    55,600
          -----------                                                                                   -------
          $ 7,000,000                                                                                   $39,346
          ===========                                                                                   =======

      December 31, 1995
      -----------------
          $ 2,000,000                     November 15, 1993             November 15, 1997              $(21,623)
          ===========                                                                                   =======

      Interest Rate Floor
      December 31, 1997
      -----------------
          $ 5,000,000                     June 20, 1996                 June 24, 1998                  $  4,310
          ===========                                                                                   =======

      December 31, 1996
      -----------------
          $ 5,000,000                     June 20, 1996                 June 24, 1998                  $ 30,828
          ===========                                                                                   =======

      Interest Rate Cap
      December 31, 1997
      -----------------
          $10,000,000                     July 21, 1997                 July 21, 1999                  $  9,707
          ===========                                                                                   =======

18.   Subsequent Event

      The Bank has signed a purchase agreement with Key Bank to acquire a branch in Madison, Maine, in March 1998. The Bank will receive approximately $14,500,000 in cash and $16,700,000 in deposit accounts, in addition to acquiring some loans, fixed assets and goodwill.

Information

Board of Directors

Winfield F. Robinson, Chairman
Vice President of United Timber Corp.

John C. Witherspoon
President/CEO
Kingfield Bank

William P. Dubord
Attorney

G. Norton Luce
Retired Gas Company Owner

Roger G. Spear
CFO, University of Maine at Farmington

Theodore C. Johanson
President, Falcon Shoe Company

Annual Meeting

The Annual Meeting is scheduled for Wednesday, May 13, 1998, 5:30 p.m., at the Winter's Inn, Kingfield, Maine.

Stock Listing

The common stock is traded over-the-counter on the NASDAQ National Market System under the ticker symbol KSBK. Stock price quotations can be found in The Wall Street Journal and local daily newspapers as well as on the internet under NASDAQ.

Officers of the Holding Company and Bank

John C. Witherspoon, President/CEO
John E. Thien, Vice President/CFO/Treasurer

Officers of the Bank

Gordon A. Flint, Vice President
Robert D. Stone, Vice President
Gerard Belanger, Vice President

Price Range of Stock

Set forth below is the quarterly high and low price for the common stock since the beginning of the year, restated for a three-for-one stock split effected in the form of a 200% stock dividend in 1997 and a 10% stock dividend in 1996.

Quarter Ending            1997                       1996
--------------------------------------------------------------------------------
March 31       High:  11.33  Low:   8.67   High:  6.29   Low:   5.49
June 30        High:  16.33  Low:   9.00   High:  5.74   Low:   6.29
September 30   High:  16.50  Low:  12.50   High:  7.33   Low:   6.82
December 31    High:  22.50  Low:  12.63   High:  8.67   Low:   7.08

Dividends declared in 1996 and 1997 were $0.064 and $0.073 per share, respectively, restated for a 10% stock dividend in 1996 and a three-for-one stock split effected in the form of a 200% stock dividend in 1997.

Number of Shares Outstanding and Shareholders

At March 1, 1998, KSB Bancorp, Inc. had 1,258,954 shares

of $.01 par value common stock outstanding, owned by approximately 340 shareholders of record, including brokerage firms, banks and registered clearing agencies acting as nominees for an indeterminate number of beneficial owners. KSB Bancorp, Inc. pays a semi-annual cash dividend of $.05 per share.

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

Transfer Agent & Registrar

Registrar and Transfer Company
10 Commerce Drive, Cranford, NJ 07016

Corporate Securities Counsel

John J. Gorman, Esq.
Luse Lehman Gorman Pomerenk & Schick
5335 Wisconsin Avenue, N.W., Suite 400

Washington, DC 20015

                   The Board of Directors would like to thank
                        the employees of Kingfield Bank
       for their commitment to building the long-term value of the Bank.

Kingfield Office                             Operations
      Shelly Abbott                                Katherine Dumont
      Donna Chase                                  Janet Enos
      Jennifer Kruger                              Jacqueline Garey
      Brenda Thompson                              Linda Miller
                                                   Michelle Mason
Stratton Office                                    Jeannine McGraw
      Debora Dudley                                Pauline Nadeau
      Donna Pelletier                              Karen Stewart
      Linda Shane                                  Robert Stone
      Wendy Wyman                                  Timothy Thompson

Rangeley Office                              Administration/Finance
      M. Rachel Lee                                Mark Brooks
      Wendy Marquis                                Linda Manning
      Constance St. Cyr                            Karen Moore
      Sheila Waldeck                               Jennifer Piekart
                                                   Cindy Spencer
Phillips Office                                    John Thien
      Elizabeth Cram                               Gillian Trapp
      Dawn Field                                   John Witherspoon
      Kelly Hader
      Linda Toothaker                        Retail/Commercial Lending
                                                   Carla Allen
Farmington Office                                  Justine Ameraul
      Susan Haines                                 Gerard Belanger
      Laurie Marble                                Michael Bonsey
      Kathleen Mason                               Jenni Brown
      Nancy Richardson                             Susan Crowley
                                                   Sally Dwyer
Lewiston Office                                    Gordon Flint
      Nancy Brown                                  Patricia Haggan
      Katherine Fales                              Wendy Hinkley
      Cynthia Hoyt                                 Cynthia Gilmore
      Elizabeth Lyons                              Shelly Lowell
      Melissa Saucier                              Marcelle Labbe
                                                   Todd Marlowe
Bingham Office                                     Mary Miller
      Kathleen Barrett                             Laurie Nile
      Mary Brown                                   Nancy Richard
      Phebe Durgin
      Tricia LeHay

Strong Office
      Rhonda Bartholomew
      Sandy Cavanagh
      Lynn Vashaw

                              Kingfield Bank Locations

                    Bingham                         207-672-5541
                    Farmington                      207-778-0302
                    Kingfield                       207-265-2181
                    Lewiston                        207-784-7376
                    Madison                         207-696-3376
                    Phillips                        207-639-2851
                    Rangeley                        207-864-3321
                    Stratton                        207-246-2181
                    Strong                          207-684-5501

                                 1-800-962-0070