Form 10KSB, Exhibit 13
period 1998-12-31
KSB BANCORP INC
filed 1999-03-31
CIK 899167

ANNUAL
                                     REPORT
                                      1998

LETTER TO STOCKHOLDERS

Dear Stockholder,

I am pleased to report to you the results of operations of KSB Bancorp, Inc ("the Company") and Kingfield Bank ("the Bank") for 1998. This past year was another record year in terms of earnings and asset growth. The Company's earnings grew by 16.6% from $1,549,000, or $1.30 basic earnings per share, in 1997 to $1,806,000, or $1.47 basic earnings per share, in 1998. The record earnings are a result of a continuation of the Bank's strategy to pursue profitable growth.

Total assets of KSB Bancorp, Inc. reached $171 million in 1998 -- a 12% increase over 1997.

Contributing to the Bank's growth in 1998 was the opening of our second branch in Somerset County in March, when we completed the purchase of the Madison, ME branch of Key Bank. This branch has exceeded our expectations for deposit growth, bringing over $16 million in new deposits into the Bank.

Stockholders were rewarded for the increase in earnings with an increase in the Company's February, 1999 dividend to an annualized rate of $0.16 per share. This is the fifth consecutive increase in the semiannual dividend and further represents management's commitment to continually improve the long term value of the Company for our stockholders.

Unfortunately for us as stockholders, the stock market has not rewarded the earnings growth the Bank has enjoyed. At the end of 1997, the Company's stock price reached an all-time high of $22.50 per share. This represented a multiple of 17 times the $1.30 basic earnings per share reported in 1997. During the summer of 1998 with the threat of a recession and deflation facing the worldwide financial markets, stock prices for small bank stocks in general fell sharply. At the end of 1998, the market value of KSB Bancorp, Inc. stock was at $15.50 per share, or a multiple of just over 10 and 1/2 times our reported $1.47 basic earnings per share. In essence, the earnings per share of the company grew by 13% while the market value of the stock fell by 30%. In spite of this apparent paradoxical market behavior, the management of your Bank will continue to follow strategies which we believe will lead to continued growth in earnings. We believe that ultimately this will lead to building long term value to you, our stockholders.

While the world continues to focus its attention on the potential challenges facing it due to possible limitations in computer systems at the start of the new millennium, the Board and management of Kingfield Bank have been attending to this issue for well over a year. We have identified and tested all of our mission critical systems for compliance with Year 2000 requirements. Along with the rest of the country's banking system, we have also been under the ongoing audit of our regulators as to Year 2000 compliance.

As we approach the new millennium, Kingfield Bank is positioned well to continue to provide personalized, profitable financial products to our customers. We envision a new century of banking in which we will continue to build upon our customer relationships by providing a full menu of financial products through a variety of delivery channels, with the added value of always providing access to high-quality personalized service.

The long term value of Kingfield Bank and KSB Bancorp, Inc. continues to grow through the efforts of our extremely dedicated, hardworking staff along with the support of our customers and you, our stockholders. All of us at Kingfield Bank thank you for your continued support.

Sincerely,

/s/John C. Witherspoon

John C. Witherspoon
President/CEO

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

GENERAL

This Management's Discussion and Analysis of Financial Condition and Results of Operations presents a review of the material changes in the financial condition of the Company from December 31, 1997 to December 31, 1998, and the results of operations for the twelve month period ended December 31, 1998. This discussion and analysis is intended to assist in understanding the financial condition and results of operations of the Company. Accordingly, this section should be read in conjunction with the condensed consolidated financial statements and the related notes contained herein.

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial condition and future prospects, loan loss reserve adequacy, Year 2000 readiness, simulation of changes in interest rates, prospective results of operations, capital spending and financing sources, and revenue sources. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology; such as "may", "will", "believe", "expect", "estimate", "anticipate", "continue", or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements reflect the current view of management and are based on information currently available to them, and upon current expectations, estimates, and projections regarding the Company and its industry, management's belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors. Accordingly, actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S.Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in technology, changes in the securities markets, and the availability of and the costs associated with sources of liquidity.

KSB Bancorp, Inc's wholly-owned subsidiary, "Kingfield Bank", is a community Bank providing quality, personalized banking services to individuals and businesses. In 1998, the Bank operated eight retail branch offices located in Franklin, Somerset and Androscoggin counties, Maine.

The Bank's stated mission is "to continuously improve the Bank's long-term value to shareholders, customers, employees and the communities it serves". Since converting to a stock company in 1993, the Bank has pursued its mission by using the capital raised in the offering to fund growth. A total of $61.7 million in deposits were acquired in acquisition of The First Federal Savings Association in March 1994, and the purchase of four branches of Fleet Bank of Maine in March 1995 (two of which were subsequently consolidated into existing Kingfield Bank branches). In March, 1998 the Bank acquired an additional $16.2 million dollars in deposits and $0.5 million of reverse repurchase agreements with the acquisition of the Madison, Maine branch of KeyBank. This growth has provided a solid base for earnings and proved to be an effective use of the capital of the Bank. It has also diversified the Bank's markets, reducing its dependence on a predominantly rural geography and forest products and tourism-based economy.

Since 1994, when the Bank's growth in deposits without a corresponding loan growth put pressure on its margins, the Bank has pursued a strategy of building loan volumes in order to increase the margins. In 1998, the Bank originated approximately $62.5 million in new loans, which resulted in an increase of $10.3 million in net loan balances including loans available for sale. In December 1998, the Bank made a decision as part of it's Asset / Liability management strategies to convert $9.0 million of mortgage loans into mortgage-backed securities, thus lowering the year end loan balance. The loan growth experienced in 1998 helped the continued growth of the net interest margin of the Bank from a low of 3.99% in 1994 to 4.71% in 1998.

In addition to the growth strategies implemented, the Bank has focused on reducing operating expenses and gaining efficiencies and productivity. An example of this is the decision in the fall of 1998 to convert two full time branches in neighboring towns to half time branches managed by the same staff. The result is an annual cost saving of approximately $100,000 while continuing banking services to both communities. The Bank's operating expense to average asset ratio over the past 5 years has dropped from a high of 4.59% in 1994 to 3.10% in 1998. The Bank's efficiency ratio (ratio of operating expenses to gross income) dropped from 67% in 1996 to 62% for 1997 and further to 60% in 1998. In 1999, the Bank will continue to pursue a strategy of profitable growth by implementing a stronger sales effort throughout the Bank. Plans for 1999 include the addition of a senior level sales manager to manage this effort, as well as additional loan officers.

MORTGAGE BANKING ACTIVITIES

Mortgage banking activities involve the origination of mortgage loans for sale, either for cash as whole loans, or by packaging them into securities through the Federal Home Loan Mortgage Corporation (FHLMC) or Federal National Mortgage Association (FNMA). For the years ended December 31, 1998 and December 31, 1997, the Bank originated $29.7 and $15.8 million, respectively, of one to four-family mortgage loans. Of these amounts $14.1 million in 1998 and $4.5 million in 1997 were sold. The 1998 sales figure includes $9.0 million converted to FHLMC securities.

The Bank recognizes fees related to the origination and sale of mortgage loans. These fees totaled $84,000 for 1997 and $97,000 for 1998. The 1998 figure includes $14,000 of gains recognized under Statements of Financial Accounting Standard No. 125 (SFAS 125) representing the present value of future mortgage servicing rights on loans sold. The 1997 figure includes $11,000 of SFAS 125 gain.

In addition to income earned upon the origination and sale of loans, the Bank earns fees for the servicing of loans sold. At December 31, 1998, $76.0 million in loans were serviced for others, which generated $268,000 in fee income. At December 31, 1997, $75.1 million in loans were serviced for others, earning $297,000. The small change in the servicing portfolio is due, in part, to the Bank's past decision to keep many saleable residential loans in its portfolio along with customers' prepayments of their serviced loans.

Mortgage banking activities expose the Bank to interest rate risk between the date that loan rates are committed to a borrower and the date the loan is closed and sold. Attempts are made to mitigate this risk through pricing of loan rates, managing the volume of loans held for sale and utilizing forward commitments to sell loans.

COMMERCIAL LENDING ACTIVITIES

The commercial loan portfolio of the Bank continued to grow in 1998. The Bank originated $21.3 million in commercial loans in the year ending December 31, 1998 resulting in an increase in commercial loan volumes of $6.2 million or 13% over the levels at year-end 1997. The Bank continues to be recognized for its commitment to the small business market. In 1998, the Finance Authority of Maine recognized Gordon Flint, Regional Vice President of Kingfield Bank, for an unprecedented fourth year as one of Maine's outstanding commercial lenders of the year. Small business lending will continue to be a focus of Kingfield Bank in the future. The Bank has plans for hiring additional loan officers to meet the demands of the market and increase the Bank's market share in Androscoggin, Somerset and southern Franklin County. The commercial loans of the Bank are a combination of adjustable rate loans (based on the Wall Street Journal Prime
Rate) and fixed rate loans in keeping with the asset/liability management strategies of the Bank. Loan guarantees available from the Small Business Administration (SBA) and the Finance Authority of Maine (FAME) are utilized when appropriate to insure up to 90% of the risk associated with a portion of the small business loans.

ASSET/LIABILITY MANAGEMENT

A number of measures are used to monitor and manage interest-rate risk, including income simulation and interest sensitivity (gap) analyses. An income-simulation model is the primary tool used to assess the direction and magnitude of changes in net interest income resulting from changes in interest rates. Key assumptions in the model include prepayment speeds on mortgage-related assets; cash flows and maturities of derivative and other financial instruments held for purposes other than trading; changes in market conditions on loan and deposit pricing; deposit sensitivity; customer preferences; and management's financial capital plans. These assumptions are inherently uncertain and, consequently, the model cannot precisely estimate net interest income or precisely predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes and changes in market conditions and management strategies, among other factors. Based on the results of the Bank's simulation model as of December 31, 1998, the Bank would expect a decrease in net interest income of $117,000 or 1.6% if rates gradually decrease by 200 basis points over a 12-month period, and a decrease in net interest income of $9,000 or 0.1% if interest rates gradually increase from current rates by 200 basis points over a 12-month period. These results are both within Board-set tolerance limits of 7.5%. Based on the results of the simulation model as of December 31, 1997, the Bank would have expected a decrease in net interest income of $21,000 or 0.3% if rates gradually decreased by 200 basis points over a 12-month period, and a decrease in net interest income of $112,000 or 1.7% if interest rates gradually increased by 200 basis points over the ensuing 12-month period. The change in results reflects the Bank's increased exposure to falling rates in the current interest rate environment compared to the rate environment at December 31, 1997 due to the volume of low-rate deposits (NOWand Savings Accounts) whose rates cannot reasonably be lowered by 200 basis points from their current levels. Management has under consideration actions which will mitigate the risk of decrease in net interest income, if short-term rates should fall while at the same time not inordinately increase the risk of a loss in interest income should rates rise.

RESULTS OF OPERATIONS

Net income for 1998 was $1,806,000, or $1.47 basic earnings per share ($1.41diluted earnings per share) compared to $1,549,000 in 1997, or $1.30 basic earnings per share ($1.23 diluted earnings per share). 1998's income was positively impacted by continued growth in the Bank's loan portfolio and corresponding growth in the net interest margin. Total assets of the Company grew by $18.5 million, or 12.2%, from $152.8 million at December 31, 1997 to $171.3 million at December 31, 1998. Net portfolio loans increased by $4.1 million, or 3.5%, over December 31, 1997. The increase would have been $13.1 million or 11.2%, but $9.0 million of mortgages were converted to FHLMC securities and placed into the investment portfolio. The loan and investment portfolio growth contributed to an increase in the Bank's margin from 4.46% at December 31, 1997 to 4.71% at December 31, 1998 which resulted in a 15.9%, or $997,000, increase in net interest income before provision for loan losses.

Noninterest income increased by $142,000, or 12.0% in 1998. Fee income from origination and sale of mortgage loans (included in "other" income) was up $12,000 from $85,000 in 1997 to $97,000 in 1998. The small increase is due in part to the Bank's decision to keep in it's investment portfolio the $9.0 million of loans sold to FHLMC and converted to securities, thus decreasing the income derived from cash loan sales but increasing interest income. Service charges increased 19.3% from $705,000 to $841,000 due to the acquisition of the Madison branch and it's deposit account base and increased fee income on closings of residential mortgage loans. The increase of $35,000 in Other Income includes a $22,000 increase in ATM activity fees as a result of the Bank expanding it's ATM network to include ATM's at all of its branch locations and two non-branch sites.

Noninterest expense increased by $527,000 from the 1997 level. 1998 expenses include a total of $279,000 attributed to the operation of the new Madison branch since March, 1998, including $91,000 of goodwill expense. Included in 1998's noninterest expense is a salary and benefit expense of $231,000 which represents an accounting adjustment for the increase in market value of the Company's stock held in the Employee Stock Ownership Plan (ESOP). Due to the higher annualized average stock value in 1998 compared to 1997, this adjustment was $54,000 higher in 1998 than in 1997. Expenses also include $194,000 in expense associated with the amortization of goodwill. This is $91,000 greater than 1997 due to amortization of goodwill associated with the Madison acquisition. Neither the ESOP market value adjustment nor goodwill expense impact the net tangible capital of the Bank. The remainder of the increase in expenses is primarily in Salaries and Benefits resulting from non-Madison staffing increases and general pay increases. The total salary and benefits increase not attributable to the Madison branch or the ESOP market value adjustment is $174,000.

FINANCIAL CONDITION

Total assets of the Bank grew by $18.5 million or 12.2% from December 31, 1997 to December 31, 1998. Of the asset growth, $4.1 million was in portfolio loans while investments grew by $6.8 million, including the addition of $9.0 million of residential mortgages converted to FHLMC securities. Without the conversion of the $9.0 million in mortgages, growth in the residential portfolio would have been $6.5 million or 12.2%. Commercial loans grew by $6.2 million and other loans grew by $0.7 million. Allowance for loan losses increased $238,000, the net result of $680,000 in provision for loan losses and net charge-offs of $442,000.

Total deposits grew by $21.1 million or 19.1% during 1998, including $16.2 million in deposits acquired in the purchase of the Madison branch. Borrowings from the Federal Home Loan Bank of Boston (FHLB) decreased by $5.6 million -- the net result of the paydown of $14.2 million of borrowings from $14.6 million in cash received in the Madison acquisition and the funding needs created by loan demand. The borrowings of the Bank consist of advances of various maturities from the Federal Home Loan Bank and relatively small portfolio ($877,000 at December 31, 1998) of daily reverse-repurchase agreements with commercial customers.

The Bank's non-accrual loans increased from $ 2,090,000, or 1.76% of total loans at December 31, 1997 to $2,369,000, or 1.83% of total loans at December 31, 1998. The increase can be attributed to the overall increase in loan volumes in 1998. During 1998, the Bank incurred net loan charge-offs of $442,000. In response to the charge-offs and increased loan volumes, the Bank provided $680,000 in loan loss reserves during 1998 resulting in an increase in the reserve balance from $1,342,000 at December 31, 1997 to $1,580,000 at December 31, 1998. In determining the Allowance for Loan Losses, management uses internal evaluations of loan characteristics to determine loan classifications for individual loans and calculates reserves based on risk percentages assigned to each loan classification. General reserves are calculated for different types of loans using percentages based on risk factors and loss experience associated with those loan types. Management also employs an outside firm to perform its loan review function, relying on the firm to provide objective criteria in evaluating the loan portfolio and adequacy of the Allowance for Loan Losses.

LIQUIDITY AND CAPITAL RESOURCES

A primary function of asset/liability management includes assuring adequate liquidity that reflects the ability of the Bank to meet the cash flow requirements of its customers without significant loss to the Bank.

Liquidity comes from five sources in the balance sheet: the Bank's investment portfolio, deposits, borrowings, loan repayments, and profits. Liquidity is needed to fund increased loan demand and to cover the seasonal outflows of deposits. The Bank's investment portfolio, which consists of mortgage backed securities, provides liquidity through repayment of principal and interest and through its availability as collateral for borrowings and public sector deposit accounts.

Deposits represent the Bank's primary source of funds. Deposits in 1998 grew by over $21.1 million. As mentioned earlier, loans grew by $4.1 million and investments by $6.8 million. While the Bank's past growth has been funded partly by principal paydowns on loans and mortgage-backed securities and partly through deposit growth, much of the growth has been funded from time to time by borrowings from the Federal Home Loan Bank of Boston. While total borrowings
(including reverse repurchase agreements) decreased $4.7 million due to the $14.2 million paydown from cash received in the Madison branch acquisition, borrowings remain an important source of funding for the Bank. The Bank also has a borrowing arrangement available through the discount window at the Federal Reserve Bank of Boston, which the Bank will use in emergencies necessitated by unusual outflows of cash from its branches.

The Bank's primary approach to measuring liquidity is using a Basic Surplus/Deficit model. It is used to calculate liquidity over 30-day horizon by examining the relationship between liquid assets and short-term liabilities, which are vulnerable to non-replacement within a 30-day period. The Bank's minimum policy level of liquidity under this model is 5% of total assets. At December 31, 1998, the 30-day ratio was 11.8% (23.1% including funds available from the Federal Home Loan Bank of Boston).

Regulatory standards for Bank capital adequacy requires that capital be at least 8% of risk-adjusted assets. KSB Bancorp, Inc.'s total capital ratio of 12.0% exceeds the guidelines. In dollars, this means that the Company has the ability to pay dividends subject to the minimum capital requirement. On January 19, 1999, the Board of Directors voted to increase the semiannual cash dividend to $0.08 per share.

The Company's profitable year in 1998 resulted in an increase in stockholders' equity of $2,132,000 for the year ended December 31, 1998. Included in the increase is $231,000, which represents the increased market price on ESOP shares released during 1998 and which, under generally accepted accounting principles, is included in salaries and benefits expense.

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

Unlike many industrial companies, substantially all of the assets and virtually all of the liabilities of KSB Bancorp, Inc. are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation.

RECENT ACCOUNTING DEVELOPMENTS

The Financial Accounting Standards Board issued the following Statements of Financial Accounting Standards (SFAS) during 1997 and 1998:

         SFAS No. 130      Reporting Comprehensive Income

         SFAS No. 131      Disclosures about Segments of an Enterprise and
                           Related Information

         SFAS No. 132      Employer's Disclosure about Pension and Other
                           Post-Retirement Benefits

         SFAS No. 133      Accounting for Derivative Instruments and Hedging
                           Activities

         SFAS No. 134      Accounting for Mortgage-backed Securities Retained
                           after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise

         SFAS No. 130 is effective for periods beginning after December 15, 1997. The Company implemented SFAS No. 130 in 1998, and its required disclosures are included in the consolidated statements of changes in stockholders' equity.

         SFAS No. 131 is effective for periods beginning after December 15, 1997. The Company's operations include only banking activities. Therefore, SFAS No. 131 imposed no additional disclosure requirements. SFAS No. 132, which revised employers' disclosures about pension and other post-retirement benefits, is effective for years beginning after December 31, 1997. The Company is not affected by SFAS No. 132 as it does not have pension and post-retirement plans.

         SFAS No. 133, which establishes accounting and reporting standards for derivative instruments and for hedging activity, is effective for fiscal years beginning after June 15, 1999. The Company has not measured the impact of SFAS No. 133 on its financial condition and results of operations.

         SFAS No. 134 is effective for the first fiscal quarter beginning after December 15, 1998, with earlier application encouraged. The Company applied SFAS No. 134 in 1998 with the securitization of mortgage-backed securities. Those securities are classified as available for sale.

YEAR 2000 READINESS

The Year 2000 (`Y2K') issue is the result of computer programs using a two-digit format, as opposed to four digits, to indicate the year. Such computer systems may be unable to properly interpret dates beyond the year 1999, which could cause a system failure or other computer errors, leading to disruptions in operations. In 1997, Kingfield Bank developed a five-phase methodology for Y2K systems compliance.

Phase I, or Awareness, consisted of defining the Y2K issue at Kingfield Bank; informing the Board of Directors, management and key customers of the issue; and developing a strategy of addressing the issue in all areas of the Company. This phase has been completed.

Phase II, or Assessment, consists of identifying all software, hardware and customer/vendor interdependencies affected by the Y2K issue. This phase is essentially complete, but management realizes that additional issues might arise that may require additional assessment.

Phase III, or Renovation, includes various upgrades to hardware and software to ensure Y2K compliance. This phase is expected to be completed by March 31, 1999. In September 1998, the Bank installed new mainframe hardware. The Y2K issue was not the overall reason for the addition. The new hardware is Y2K compliant and facilitates software testing (the software is also certified compliant, but will be tested as part of Phase IV Validation). The overriding motivation for purchase of the hardware was to provide better, faster customer service by speeding up processing and backup time for the Bank's application processes. The hardware and software are certified by the vendors as Y2K compliant. The purchased hardware and associated software are being capitalized in accordance with normal policy. The costs associated with new software or upgraded hardware would have been incurred in the normal course of operations regardless of the Y2K issue.

Phase IV, or Validation, consists of testing all hardware and software in use by the Company as well as testing the interfaces between Company and external systems. Systems in use by critical suppliers of services will be monitored for testing progress by management. The Company plans having the Validation phase completed by March 31, 1999. The Bank uses a nationally recognized third party service provider who provides software to over 3,500 financial institutions to provide application software to process its most mission-critical data processing related to its loans, deposits, general ledger and other financial applications. The service provider has informed the Bank that its software is Y2K compliant (and has been since 1988). Testing of the third party provider's programs has commenced and is expected to be completed by March 31, 1999.

Phase V, or Implementation, will be completed by June 30, 1999 and will result in the certification of all hardware and software as Y2K compliant. Contingency plans have been developed for all mission critical systems and will be executed if any systems fail to meet certification criteria. The Company is in the process of assessing these plans in light of the possible impact of Y2K failures and will modify plans as more becomes known about evolving scenarios. The Company's reasonably most likely worst-case Y2K scenarios may include the failure of a vendor or third party provider, which is beyond the Company's control. In the event a failure occurs, the Company expects to be able to implement contingency systems. The Bank has in place stand-by liquidity available to it in the event unusual levels of deposit outflows occur as a result of customers' fear of system failures.

Management believes the Company is adequately addressing the Y2K issue and that the current preparations and testing being conducted all seek to minimize any potential adverse effect on the Bank or its customers. The commercial and residential loan portfolios, as well as the significant depositor list, are currently being analyzed by our Y2K team for material exposure to the Y2K issue. No material exposure is expected due to the diverse nature of our loan and deposit portfolios. It is estimated that the Company's cost of remediation during 1998 was under $5,000 direct expenses and fewer than 1,500 total hours spent by management and staff. 1999 expenses are expected to be under $20,000, including $10,000 for computer software, $5,000 for customer awareness efforts and $5,000 miscellaneous.

The Company's regulatory agency, the Federal Deposit Insurance Corporation (`FDIC'), has been monitoring, and plans to continue monitoring, the Company's progress in addressing the Y2K issue. The FDIC has provided substantial guidance to the Bank concerning the Y2K issue.

Selected Consolidated Financial and Other Data of the Bank
                                                                                       ($ in 000's)
Selected Financial Data:                                    1998            1997           1996           1995         1994
-----------------------------------------------------------------------------------------------------------------------------
   Total assets                                            171,329         152,752        134,357       125,233      113,003
   Loans receivable, net (1)                               129,178         118,857         99,197        85,889       68,634
   Investment securities available for sale (2)             20,967           9,261          7,452         8,377            0
   Investment securities to be held to maturity              9,271          14,171         18,517        19,102       36,207
   Goodwill                                                  1,411             517            620           723          716
   Deposits (3)(4)                                         132,980         111,723        110,282       104,702       81,040
   Borrowed funds                                           23,524          28,219         13,186        10,952       23,367
   Total equity, substantially restricted                   13,687          11,555          9,792         8,498        7,621

   AVERAGE INTEREST EARNING ASSETS                         151,185         137,814        124,331       116,915       88,884
   AVERAGE ASSETS                                          159,328         144,458        130,742       122,899       92,459
   AVERAGE INTEREST BEARING LIABILITIES                    133,194         122,722        111,580       106,129       79,337
   AVERAGE EQUITY                                           12,571          10,612          9,134         7,961        7,502

Selected Operating Data:
   Interest and dividend income                             13,218          12,003         10,705         9,955        6,942
   Interest expense                                          5,970           5,752          5,166         5,025        3,267
-----------------------------------------------------------------------------------------------------------------------------
   Net interest income                                       7,248           6,251          5,539         4,930        3,675
   Less provision for loan losses                              680             530            390           315          140
-----------------------------------------------------------------------------------------------------------------------------
   Net interest income after
     provision for loan losses                               6,568           5,721          5,149         4,615        3,535
Noninterest income
   Net security gains (losses)                                   0               0            (47)           32            0
   Mortgage servicing                                          268             297            321           328          306
   Service charges and fees                                    841             705            700           568          440
   Other                                                       219             184            165           194          211
-----------------------------------------------------------------------------------------------------------------------------
      Total non-interest income                              1,328           1,186          1,139         1,122          957
-----------------------------------------------------------------------------------------------------------------------------
Noninterest expense
   Salaries and benefits                                     2,540           2,206          2,051         2,100        2,015
   Occupancy                                                   316             281            299           312          270
   Equipment                                                   775             730            629           625          634
   BIF premium                                                  29              28            236           137          151
   Other                                                     1,469           1,357          1,246         1,404        1,178
-----------------------------------------------------------------------------------------------------------------------------
      Total non-interest expense                             5,129           4,602          4,461         4,578        4,248
-----------------------------------------------------------------------------------------------------------------------------
   Income before income taxes                                2,767           2,305          1,827         1,159          244
   Income tax expense                                          961             756            583           336           22
-----------------------------------------------------------------------------------------------------------------------------
              Net income                                     1,806           1,549          1,244           823          222
=============================================================================================================================

Selected Consolidated Financial and Other Data of the Bank

Selected Financial Data:                                     1998             1997           1996          1995          1994
------------------------------------------------------------------------------------------------------------------------------
   Return on average assets %                                 1.13%           1.07%          0.95%         0.67%         0.24%
   Return on average equity                                  14.37           14.60          13.62         10.34          2.95
   Average equity to average assets                           7.89            7.35           6.99          6.48          8.11
   Equity to total assets                                     7.99            7.56           7.29          6.79          6.74
   Tangible equity to tangible assets                         7.22            7.25           6.86          6.24          6.15
   Interest rate spread during period                         4.18            3.95           3.91          3.70          3.54
   Net interest margin (5)                                    4.71            4.46           4.38          4.14          3.99
   Operating expenses to average assets (6)                   3.10            3.11           3.33          3.73          4.59
   Non-accruing loans to total loans (1) (7)                  1.83            1.76           1.91          1.92          1.99
   Non-performing assets to total assets (8) (7)              1.47            1.47           1.50          1.35          1.22
   Allowance for loan losses to
     non-performing loans                                    66.69           64.21          47.12         52.69         44.95
   Allowance for loan losses to total loans (1)               1.21            1.12           0.89          1.00          0.89
   Average interest-earning assets to
     average interest-bearing liabilities                     1.14            1.12           1.11          1.10          1.12
   Basic Earnings per Share (9)                              $1.47           $1.30          $1.07         $0.72         $0.20
   Diluted Earnings per Share (9)                            $1.41           $1.23          $1.01         $0.69         $0.19

(1)  Includes loans held for sale

(2)  At market.

(3)  Includes escrows and trustee accounts for sold loans.

(4) In March, 1994 the Bank acquired one branch with deposits of $42.3 million. In March, 1995, the Bank acquired four branches with deposits of $19.4 million. In March, 1998 the Bank acquired one branch with deposits of $16.2 million.

(5) Calculation is based upon net interest income excluding certain fees and before provision for loan losses divided by interest-earning assets.


(6)  For  purposes  of  calculating   this  ratio,   operating   expenses  equal
     non-interest expense less amortization of goodwill

(7) Includes restructured loans that are performing in accordance with their restructured terms but whose interest is recognized on a cash basis only. Amounts are $0, $50,000, $501,000, $765,000 and $672,000 at December 31,
     1998,1997, 1996, 1995, and 1994, respectively.

(8)  Non-performing assets consist of non-accruing loans and real estate owned

(9)  Earnings per Share, restated to reflect stock dividend and stock split

INDEPENDENT AUDITORS' REPORT



Board of Directors and Stockholders
KSB Bancorp, Inc. and Subsidiary

We have audited the accompanying consolidated statements of financial condition of KSB Bancorp, Inc. and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of KSB Bancorp, Inc. and Subsidiary as of December 31, 1998 and 1997, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/Berry, Dunn, McNeil & Parker

Portland, Maine
January 21, 1999

Consolidated Statements of Financial Condition
DECEMBER 31, 1998 AND 1997

ASSETS                                                            1998               1997
----------------------------------------------------------------------------------------------
Cash and due from banks                                        $ 3,233,994       $ 3,233,478
Interest-bearing deposits with banks                                 2,833             5,838
Securities available for sale, at market value                  20,967,448         9,260,779
Securities held to maturity (market value $9,444,467
   and $14,425,808 at 1998 and 1997, respectively)               9,271,046        14,170,856

Loans held for sale                                              8,228,153         2,007,110

Loans receivable
   Real estate mortgage                                         50,150,567        52,710,292
   Home equity                                                  13,657,144        13,718,409
   Installment                                                   4,594,097         4,255,099
   Commercial                                                   53,277,542        47,056,531
   Other                                                         1,075,589           654,300
   Deferred loan origination fees                                 (224,447)         (202,808)
----------------------------------------------------------------------------------------------
                                                               122,530,492       118,191,823
   Less allowance for possible loan losses                      (1,580,233)       (1,341,828)
----------------------------------------------------------------------------------------------
         Total loans receivable, net                           120,950,259       116,849,995
----------------------------------------------------------------------------------------------
Accrued interest receivable                                        851,868           826,582
Other real estate owned                                            146,705           158,554
Federal Home Loan Bank stock, at cost                            1,641,350         1,537,650
Premises and equipment, net                                      2,563,083         2,314,298
Goodwill                                                         1,411,119           516,778
Deferred tax asset                                                 781,433           661,099
Cash surrender value of life insurance                             638,567           588,217
Other assets                                                       641,020           620,866
----------------------------------------------------------------------------------------------
                                                              $171,328,878      $152,752,100
==============================================================================================

                  The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Financial Condition (concluded)
LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                       1998              1997
----------------------------------------------------------------------------------------------------
Liabilities
   Deposit accounts
      Demand                                                       $ 12,385,129      $ 12,140,898
      Regular savings                                                23,875,002        20,055,303
      NOW accounts                                                   23,807,239        13,914,421
      Money market accounts                                           8,895,048         6,211,324
      Time                                                           62,877,090        58,386,623
----------------------------------------------------------------------------------------------------
         Total deposits                                             131,839,508       110,708,569
   Advances from Federal Home Loan Bank                              22,647,000        28,219,000
   Other borrowed funds                                                 877,387                --
   Escrows and trustee accounts for sold loans                        1,140,712         1,013,894
   Accrued expenses and other liabilities                             1,137,742         1,255,534
----------------------------------------------------------------------------------------------------
         Total liabilities                                          157,642,349       141,196,997
----------------------------------------------------------------------------------------------------

Commitments and contingency (Notes 10, 12, 14, and 16)

Stockholders' equity
   Preferred stock, authorized 200,000 shares                               --                --
   Common stock, par value $.01; authorized 2,400,000
      shares, issued 1,269,411 shares in 1998 and 1,246,950
      shares in 1997                                                     12,695            12,470
   Additional paid-in capital                                         4,842,369         4,543,655
   Retained earnings                                                  8,796,056         7,171,531
   Net unrealized gain on securities available for sale,
      net of deferred taxes                                             210,571            72,698
----------------------------------------------------------------------------------------------------
                                                                     13,861,691        11,800,354
   Less remaining obligation under:
      Employee Stock Ownership Plan                                     (68,453)         (117,348)
      Bank Recognition and Retention Plan                               (29,724)          (50,918)
   Treasury stock, at cost (7,964 shares in 1998 and 1997)              (76,985)          (76,985)
----------------------------------------------------------------------------------------------------
         Total stockholders' equity                                  13,686,529        11,555,103
----------------------------------------------------------------------------------------------------
                                                                   $171,328,878      $152,752,100
====================================================================================================

                  The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Income
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                                                     1998              1997              1996
------------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income
   Interest and fees on loans                                     $11,666,663      $10,133,178       $ 8,756,148
   Interest on securities available for sale                          604,522          669,865           466,560
   Interest on securities held to maturity                            841,636        1,108,105         1,397,322
   Dividends                                                          104,762           92,682            84,501
------------------------------------------------------------------------------------------------------------------------------------
         Total interest and dividend income                        13,217,583       12,003,830        10,704,531
------------------------------------------------------------------------------------------------------------------------------------
Interest expense
   Interest on deposits                                             4,797,856        4,378,125         4,483,138
   Interest on borrowed funds                                       1,171,888        1,374,125           682,469
------------------------------------------------------------------------------------------------------------------------------------
         Total interest expense                                     5,969,744        5,752,250         5,165,607
------------------------------------------------------------------------------------------------------------------------------------
         Net interest income                                        7,247,839        6,251,580         5,538,924
Provision for loan losses                                             680,000          530,000           390,000
------------------------------------------------------------------------------------------------------------------------------------
   Net interest income after provision
      for loan losses                                               6,567,839        5,721,580         5,148,924
------------------------------------------------------------------------------------------------------------------------------------
Noninterest income
   Gain (loss) on disposition of securities                                --               --           (46,617)
   Mortgage servicing fees                                            268,462          296,579           320,522
   Service charges and fees                                           840,852          705,160           699,747
   Other                                                              218,848          184,346           165,268
------------------------------------------------------------------------------------------------------------------------------------
         Total noninterest income                                   1,328,162        1,186,085         1,138,920
------------------------------------------------------------------------------------------------------------------------------------
Noninterest expense
   Salaries and benefits                                            2,540,418        2,205,609         2,050,381
   Occupancy                                                          315,963          280,699           298,835
   Equipment                                                          775,143          729,862           629,391
   BIF Premium                                                         28,896           28,456           236,135
   Other                                                            1,468,543        1,357,196         1,246,321
------------------------------------------------------------------------------------------------------------------------------------
         Total noninterest expense                                  5,128,963        4,601,822         4,461,063
------------------------------------------------------------------------------------------------------------------------------------
         Income before income taxes                                 2,767,038        2,305,843         1,826,781
Income tax expense                                                    961,042          756,438           582,453
------------------------------------------------------------------------------------------------------------------------------------
         Net income                                               $ 1,805,996      $ 1,549,405       $ 1,244,328
====================================================================================================================================
Per Share Data
   Basic earnings per common share                                     $ 1.47          $  1.30           $  1.07
====================================================================================================================================
   Diluted earnings per common share                                   $ 1.41          $  1.23           $  1.01
====================================================================================================================================
   Weighted-average shares outstanding                              1,227,009        1,187,651         1,166,371
====================================================================================================================================

                  The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Stockholders' Equity
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                                                                                   Net
                                                                                     Bank      Unrealized
                                                                      Employee    Recognition  Gain (Loss)
                                           Additional                   Stock         and     on Securities
                                 Common      Paid-In     Retained     Ownership    Retention    Available    Treasury
                                  Stock      Capital     Earnings       Plan         Plan       for Sale       Stock        Total
------------------------------------------------------------------------------------------------------------------------------------
Balances,
   December 31, 1995             $3,738   $3,474,940    $5,360,257    $(222,966)   $(108,206)    $ (9,532)      $  --    $8,498,231
------------------------------------------------------------------------------------------------------------------------------------
   Net income                        --           --     1,244,328           --           --           --          --     1,244,328
   Change in net unrealized loss
      on securities available for
      sale, net of deferred taxes
      of $14,400                     --           --            --           --           --      (28,228)         --       (28,228)
------------------------------------------------------------------------------------------------------------------------------------
   Total comprehensive income        --           --     1,244,328           --           --      (28,228)         --     1,216,100
   Cash dividends declared
      ($.064 per share, net
      of dividends on ESOP
      shares)                        --           --       (72,466)          --           --           --          --       (72,466)
   10% stock dividend               373      783,032      (783,405)          --           --           --          --            --
   Payment of obligation
      under Employee Stock
      Ownership Plan                 --       67,527            --       54,126           --           --          --       121,653
   Bank Recognition and
      Retention Plan                 --           --            --           --       28,644           --          --        28,644
------------------------------------------------------------------------------------------------------------------------------------
Balances,
   December 31, 1996             $4,111   $4,325,499    $5,748,714    $(168,840)   $ (79,562)   $ (37,760)     $   --    $9,792,162
====================================================================================================================================

                  The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Stockholders' Equity (continued)
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                                                                                   Net
                                                                                     Bank      Unrealized
                                                                      Employee    Recognition  Gain (Loss)
                                          Additional                     Stock        and     on Securities
                                Common      Paid-In      Retained      Ownership   Retention    Available    Treasury
                                 Stock      Capital      Earnings        Plan        Plan       for Sale       Stock        Total
------------------------------------------------------------------------------------------------------------------------------------
Balances,
December 31, 1996               $ 4,111  $ 4,325,499   $ 5,748,714    $(168,840)    $(79,562)   $ (37,760)        $--   $ 9,792,162
------------------------------------------------------------------------------------------------------------------------------------
   Net income                        --           --     1,549,405           --           --           --          --     1,549,405
   Change in net unrealized
      gain (loss) on securities
      available for sale, net
      of deferred taxes of

      $56,850                        --           --            --           --           --      110,458          --       110,458
------------------------------------------------------------------------------------------------------------------------------------
   Total comprehensive
      income                         --           --     1,549,405           --           --      110,458          --     1,659,863
   Cash dividends declared
      ($.073 per share, net
      of dividends on ESOP
      shares)                        --           --       (85,721)          --           --           --          --       (85,721)
   Payment of obligation
      under Employee
      Stock Ownership
      Plan                           --      176,428            --       51,492           --           --          --       227,920
   Bank Recognition and
      Retention Plan                 --           --            --           --       28,644           --          --        28,644
   17,820 shares issued under
      Stock Option Plans             59       53,941            --           --           --           --          --        54,000
   Purchase of 12,870
      shares of treasury
      stock                          --           --            --           --           --           --    (124,405)     (124,405)
   Retire 4,035 shares of
      treasury stock                (13)     (12,213)      (26,774)          --           --           --      39,000            --
   Reissuance of 871 shares
      of treasury stock              --           --        (5,780)          --           --           --       8,420         2,640
   Effect of July 10, 1997,
      stock split effected
      in the form of a
      200% dividend               8,313           --        (8,313)          --           --           --          --            --
------------------------------------------------------------------------------------------------------------------------------------
Balances,
   December 31, 1997            $12,470  $ 4,543,655   $ 7,171,531    $(117,348)    $(50,918)    $ 72,698   $ (76,985)  $11,555,103
====================================================================================================================================

                  The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Stockholders' Equity (continued)
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                                                                                   Net
                                                                                     Bank      Unrealized
                                                                      Employee    Recognition  Gain (Loss)
                                          Additional                     Stock        and     on Securities
                                Common      Paid-In      Retained      Ownership   Retention    Available    Treasury
                                 Stock      Capital      Earnings        Plan        Plan       for Sale       Stock       Total
------------------------------------------------------------------------------------------------------------------------------------
Balances,
   December 31, 1997            $12,470   $4,543,655    $7,171,531    $(117,348)    $(50,918)    $72,698    $(76,985)   $11,555,103
------------------------------------------------------------------------------------------------------------------------------------
   Net income                        --           --     1,805,996           --           --          --          --      1,805,996
   Change in net unrealized
      gain on securities
      available for sale, net
      of deferred taxes
      of $71,025                     --           --            --           --           --     137,873          --        137,873
------------------------------------------------------------------------------------------------------------------------------------
   Total comprehensive
      income                         --           --     1,805,996           --           --     137,873          --      1,943,869
   Cash dividends
      declared ($.011 per
      share, net of dividends
      on ESOP shares)                --           --      (113,411)          --           --          --  --(113,411)
   Payment of obligation
      under Employee Stock
      Ownership Plan                 --      230,875            --       48,895           --          --          --        279,770
   Bank Recognition and
      Retention Plan                 --           --            --           --       21,194          --          --         21,194
   26,879 shares issued under
      Stock Option Plans            269       81,183            --           --           --          --          --         81,452
   Purchase of 4,418 shares of
      treasury stock                 --           --            --           --           --          --     (81,448)(81,448)
   Retire 4,418 shares of
      treasury stock                (44)     (13,344)      (68,060)          --           --          --      81,448             --
------------------------------------------------------------------------------------------------------------------------------------
Balances,
   December 31, 1998            $12,695   $4,842,369    $8,796,056     $(68,453)    $(29,724)   $210,571    $(76,985)   $13,686,529
====================================================================================================================================

                  The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                                                     1998              1997              1996
------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
   Net income                                                    $  1,805,996     $  1,549,405      $  1,244,328
   Adjustments to reconcile net income to net cash
      provided (used) by operating activities
         Depreciation and amortization                                772,932          748,677           745,294
         Decrease in obligation under ESOP and BRP                    300,964          256,564           150,297
         Provision for loan losses                                    680,000          530,000           390,000
         Deferred income taxes                                       (138,288)        (260,405)          (21,857)
         Net gain on sale of loans held for sale                      (89,892)         (63,226)          (49,738)
         Net loss on default of security held to maturity                  --               --            46,617
         Net loss on disposal of equipment                              3,207            5,973                --
         Loss on sale of other real estate owned                       28,143               --            14,204
         Originations of loans held for sale                      (15,473,626)      (6,625,287)       (5,842,269)
         Proceeds from loans held for sale                          5,054,251        4,083,405         5,199,250
         Decrease (increase) in
            Interest receivable                                       (26,585)         (62,914)           48,726
            Other receivables and prepaid expense                     (92,637)         (57,018)            9,119
            Cash surrender value of life insurance                    (50,350)         (34,121)          (60,337)
         Increase (decrease) in
            Accrued income taxes payable                              (39,853)          (1,175)          (15,690)
            Deferred origination fees                                  21,639           (6,356)           22,846
            Accrued expenses and other liabilities                    (94,243)         167,109            37,745
------------------------------------------------------------------------------------------------------------------
         Net cash provided (used) by operating activities          (7,338,342)         230,631         1,918,535
------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities
   Net decrease (increase) in interest-bearing deposits
      with banks                                                        3,005           (4,282)        2,458,977
   Proceeds from maturities and principal payments on
      securities held to maturity                                   4,807,090        4,195,590         5,730,367
   Purchase of securities held to maturity                                 --               --        (5,364,445)
   Proceeds from maturities and principal payments on
      securities available for sale                                 2,535,797        5,355,874           860,627
   Purchase of securities available for sale                       (5,045,490)      (7,018,176)               --
   Net increase in loans                                           (9,192,461)     (17,738,199)      (13,142,669)
   Capital expenditures                                              (530,614)        (548,528)         (318,563)
   Purchase of FHLB stock                                            (103,700)        (217,100)               --
   Net decrease in other assets                                         9,500           61,638            68,330
   Proceeds from sale of other real estate owned                      446,952          116,500            26,973
------------------------------------------------------------------------------------------------------------------
         Net cash used by investing activities                     (7,069,921)     (15,796,683)       (9,680,403)
------------------------------------------------------------------------------------------------------------------

                  The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows (Continued)
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                                                     1998              1997              1996
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities
   Cash received through branch acquisition                       $14,632,259            $  --               $--
   Net increase (decrease) in time deposit accounts                (1,836,978)        (950,065)        3,820,457
   Net increase (decrease) in other deposit accounts                6,815,858        2,296,074         1,856,448
   Net increase (decrease) in FHLB advances                        (5,215,771)      15,033,000         2,234,000
   Net increase (decrease) in escrow accounts                         126,818           94,640           (97,000)
   Proceeds from stock issuance under option plan                      81,452           54,000                --
   Purchase of treasury stock issued                                  (81,448)        (124,405)               --
   Proceeds from reissuance of treasury stock under
      option plan                                                          --            2,640                --
   Cash dividends paid                                               (113,411)         (85,721)          (72,466)
------------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by financing activities                 14,408,779       16,320,163         7,741,439
------------------------------------------------------------------------------------------------------------------------------------
         Net increase (decrease) in cash and
            cash equivalents                                              516          754,111           (20,429)
Cash and cash equivalents, beginning of year                        3,233,478        2,479,367         2,499,796
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                            $ 3,233,994      $ 3,233,478        $2,479,367
====================================================================================================================================
Supplemental disclosures of cash flow information
   Cash paid during the year for
      Interest                                                   $  5,979,379      $ 5,703,515        $5,200,515
====================================================================================================================================
      Income taxes, net of refunds                                $ 1,107,184      $ 1,018,019        $  620,000
====================================================================================================================================
The Company had the following noncash transactions
   Net increase (decrease) required by Statement of
      Financial Accounting Standards No. 115
         Unrealized (gain) loss on securities
            available for sale                                    $  (208,898)    $   (167,309)        $  42,629
         Deferred income tax asset                                    (71,025)         (56,851)           14,400
         Net unrealized (gain) loss on securities
            available for sale                                       (137,873)        (110,458)           28,229
   Net transfer from loans to other real estate owned                 463,246          158,554           116,500
   Securitization of mortgage loans                                 9,014,129               --                --

                  The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1998, 1997 and 1996

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

1.    Summary of Significant Accounting Policies

      Operating Segments

      The Financial Accounting Standards Board issued Statements of Financial Accounting Standards (SFAS) No. 131, "Disclosures About Segments of an Enterprise and Related Information," effective January 1, 1998. The Company's operations are comprised of a single operating segment; therefore, SFAS No. 131 imposes no additional disclosure requirements.

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

      Cash and Cash Equivalents

      For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents include cash on hand and amounts due from banks. In the normal course of business, the Bank has funds on deposit at other financial institutions in amounts in excess of the $100,000 insured by the FDIC. The Bank has not experienced any losses in such accounts and the Bank believes it is not exposed to any significant risk with respect to these accounts. The Federal Reserve Board requires the Bank to maintain a reserve balance. The amount of this reserve balance as of December 31, 1998 is $940,000.

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

      Loan Servicing

      Mortgage loans serviced for others are not included in the accompanying balance sheet. The Bank recognizes a loan servicing fee for the difference between the principal and interest payment collected on the sold loan and the payment remitted to the investor.

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

      The carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in carrying value. Increases due to changes in estimates of future payments are reported as reductions in loan loss provision and decreases are reported as loan loss provision.

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

1.    Summary of Significant Accounting Policies (Concluded)

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

      Interest rate floors and caps are contracts in which a floor or a cap is established at a specified rate and for a specified period of time. The premium paid for the contract is amortized over its life. Any cash payments received are recorded as an adjustment to net interest income.

      In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and commercial letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

      Stockholders' Equity

      At December 31, 1997, the Company adopted SFAS No. 128, "Earnings Per Share." SFAS 128 specifies the computation and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. The effect of SFAS No. 128 on the Company's financial statements is to retroactively present basic and diluted earnings per share.

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

      Comprehensive Income

      The Company adopted SFAS No. 130, "Reporting Comprehensive Income," effective January 1, 1998. The required disclosures for all periods presented are included in the consolidated statement of changes in stockholders' equity. Comprehensive income includes both net income and other comprehensive income. The only component of other comprehensive income is net unrealized gains and losses on available for sale securities, net of deferred taxes.

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

                                                                        Gross                  Gross
                                              Amortized              Unrealized             Unrealized                Fair
                                                Cost                    Gains                 Losses                  Value
------------------------------------------------------------------------------------------------------------------------------
      Available for Sale:

      1998
      Mortgage-backed securities            $ 20,648,402             $ 320,402               $1,356              $  20,967,448
==============================================================================================================================
      1997
      Mortgage-backed securities            $  9,150,630             $ 113,570               $ 3,421             $   9,260,779
==============================================================================================================================

2.    Securities (Concluded)

                                                                        Gross                  Gross
                                             Amortized               Unrealized             Unrealized                Fair
                                               Cost                     Gains                 Losses                  Value
------------------------------------------------------------------------------------------------------------------------------
      Held to Maturity:
      1998
      Mortgage-backed securities            $ 8,288,487              $ 151,860              $  9,144              $  8,431,203
      REMIC                                     982,559                 30,705                    --                 1,013,264
------------------------------------------------------------------------------------------------------------------------------
                                            $ 9,271,046              $ 182,565              $  9,144              $  9,444,467
==============================================================================================================================
      1997
      Mortgage-backed securities            $12,769,001              $ 231,052              $ 17,512              $ 12,982,541
      REMIC                                   1,401,855                 41,412                    --                 1,443,267
------------------------------------------------------------------------------------------------------------------------------
                                            $14,170,856              $ 272,464              $ 17,512              $ 14,425,808
==============================================================================================================================

      Mortgage-backed securities are subject to risk of prepayment which can affect the yields realized on the securities by increasing or decreasing the period over which premiums and discounts are recognized in interest income.

      The amortized cost and fair value of securities at December 31, 1998, by contractual maturity, are as follows:

                                                        Held to Maturity                            Available for Sale
--------------------------------------------------------------------------------------------------------------------------------
                                               Amortized                 Fair                  Amortized                Fair
                                                 Cost                    Value                   Cost                   Value
--------------------------------------------------------------------------------------------------------------------------------
      Due in one year or less                 $       --              $       --            $       --            $        --
      Due from one to five years               3,532,304               3,576,624              1,355,785              1,371,976
      Due from five to ten years               3,421,588               3,513,373                543,497                548,767
      Due after ten years                      2,317,154               2,354,470             18,749,120             19,046,705
--------------------------------------------------------------------------------------------------------------------------------
                                              $9,271,046              $9,444,467            $20,648,402            $20,967,448
================================================================================================================================

      For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of the underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments. No securities available for sale were sold in 1996, 1997, or 1998. The Bank realized a loss of $46,617 on the default of a security held to maturity in 1996. The Bank has pledged $7,501,000 of its FHLMC mortgage-backed securities against public unit deposits.

3.    Loans Receivable

      Activity in the allowance for loan losses is summarized as follows for the years ended December 31:

                                                                     1998              1997              1996
-----------------------------------------------------------------------------------------------------------------
      Balance at beginning of year                                 $1,341,828       $  893,456         $ 866,770
      Provision charged to income                                     680,000          530,000           390,000
      Loans charged off                                              (506,023)        (141,098)         (400,684)
      Recoveries on loans previously charged off                       64,428           59,470            37,370
-----------------------------------------------------------------------------------------------------------------
      Balance at end of year                                       $1,580,233       $1,341,828         $ 893,456
=================================================================================================================

      3. Loans Receivable (Concluded)

         Information regarding impaired loans is as follows:

                                                                                       1998              1997
-----------------------------------------------------------------------------------------------------------------
      Average investment in impaired loans                                          $3,147,210        $1,790,147
      Interest income recognized on impaired loans including
        interest income recognized on cash basis                                       425,649           186,119
      Interest income recognized on impaired loans on cash basis                       437,678           204,328

      Information regarding allowance for loan losses allocated to impaired loans at December 31, is as follows:
      Balance of impaired loans                                                     $3,299,288        $1,573,216
      Less portion for which no allowance for loan losses
        is allocated                                                                 2,745,184         1,545,234
-----------------------------------------------------------------------------------------------------------------
      Portion of impaired loan balance for which an allowance
        for loan losses is allocated                                                $  554,104           $27,982
=================================================================================================================
      Portion of allowance for loan losses allocated to the
        impaired loan balances                                                      $  190,719           $10,982
=================================================================================================================

      Loans placed on nonaccrual status amounted to $2,368,521, $2,090,266, and $1,894,503, at December 31, 1998, 1997, and 1996, respectively. Gross interest income that would have been recorded under the original terms of such loans and the interest income actually recognized for the years ended December 31 are summarized below:

                                                                      1998              1997              1996
-----------------------------------------------------------------------------------------------------------------
      Interest income that would have been recorded                  $232,924         $205,906          $203,800
      Interest income recognized                                      115,235           89,041           135,178
-----------------------------------------------------------------------------------------------------------------
      Interest income foregone                                       $117,689         $116,865           $68,622
=================================================================================================================

4.    Loan Servicing

      Mortgage loans serviced for others are not included in the accompanying statement of financial condition. The unpaid principal balance of these loans is $75,950,532 and $75,111,086 at December 31, 1998 and 1997,
      respectively.

      Custodial escrow balances maintained in connection with the foregoing loan servicing were $380,811 and $303,482 at December 31, 1998 and 1997, respectively.

      Mortgage servicing rights of $45,571 and $38,456 are capitalized at December 31, 1998 and 1997, respectively, and are included in other assets. The amortized cost approximates fair value at December 31, 1998 and 1997.

5.    Premises and Equipment

      Premises and equipment at December 31 consist of the following:

                                                                                       1998              1997
-----------------------------------------------------------------------------------------------------------------
      Land and improvements                                                         $  326,114        $  310,889
      Bank buildings and leasehold improvements                                      1,967,003         1,643,639
      Furniture and fixtures                                                         2,880,911         2,592,222
-----------------------------------------------------------------------------------------------------------------
                                                                                     5,174,028         4,546,750
      Less accumulated depreciation                                                  2,610,945         2,232,452
-----------------------------------------------------------------------------------------------------------------
                                                                                    $2,563,083        $2,314,298
=================================================================================================================

5.    Premises and Equipment (Concluded)

      Depreciation expense was $446,833,  $432,674, and $368,556, in 1998, 1997,
      and 1996, respectively.

      The Bank is committed under a noncancellable operating lease with a term greater than one year. Future minimum rental commitments under this operating lease through the year 2000 are approximately $5,000 per year.

      The related rent expense, net of sublease income, was $688, $(1,587), and $1,226, in 1998, 1997, and 1996, respectively.

6.    Branch Acquisitions

      On March 14, 1998, the Bank acquired the Madison, Maine branch of KeyBank of Maine. The acquisition was accounted for under the purchase method of accounting for business combinations. The Bank received net cash of approximately $14,632,000 for deposits assumed, net of loans, bank premises and equipment acquired and deposit premium (goodwill).

      Goodwill for the Madison branch and branches acquired in prior years is being amortized using the straight-line method over ten years. Amortization charged to operations was $193,770, $103,047, and $103,047 in 1998, 1997, and 1996, respectively.

7.    Deposits

      At December 31, 1998, the scheduled maturities of time deposits are as follows:

      1999                          $38,600,014
      2000                           19,867,007
      2001                            1,772,235
      2002                              923,328
      2003 and thereafter             1,714,506
                                    -----------
                                    $62,877,090
                                    ===========

      The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $100,000, was $7,227,823 and $6,742,758 at December 31,
      1998 and 1997, respectively.

8.    Advances from Federal Home Loan Bank

      Advances from Federal Home Loan Bank (FHLB) are summarized as follows:

                                      Interest Rates
                                   at December 31, 1998        1998               1997
------------------------------------------------------------------------------------------
      Fixed advances                   4.71 - 6.10%         $14,952,000       $25,889,000
      Variable advances                5.06 - 5.40%           7,695,000         2,330,000
------------------------------------------------------------------------------------------
                                                            $22,647,000       $28,219,000
==========================================================================================

      Pursuant  to   collateral   agreements   with  the  FHLB,   advances   are
      collateralized by all stock in the FHLB and qualifying first mortgage loans and investments. Advances at December 31, 1998, mature as follows:

      1999                          $12,195,000
      2000                            5,452,000
      2008                            5,000,000
                                    -----------
                                    $22,647,000
                                    ===========

      The Bank also has $3,108,000 available on a line of credit with the FHLB.

9.    Other Borrowed Funds

      Other borrowed funds amounting to $877,387 at December 31, 1998 consist of securities sold under agreements to repurchase, which generally mature within one day from the transaction date. At December 31, 1998, securities with a fair value of $968,000 were pledged to secure other borrowed funds.

10.   Income Taxes

      Actual tax expense differs from the expected tax expense computed at the federal statutory tax rate for the following reasons:

                                                                      1998              1997             1996
-----------------------------------------------------------------------------------------------------------------
      Provision for income taxes at statutory rates (34%)            $940,800         $784,000          $621,100
        Add (deduct)
        Pass-through tax credit from investment                       (82,700)         (82,700)          (82,700)
        State income tax, net of federal taxes                         21,000           18,600            15,400
        Nontaxable income                                             (19,000)         (16,100)          (12,200)
        Nondeductible expenses                                         98,400           78,600            41,000
        Deductible expense                                                 --          (29,000)               --
        Other                                                           2,542            3,038              (147)
-----------------------------------------------------------------------------------------------------------------
                                                                     $961,042         $756,438          $582,453
=================================================================================================================

      The components of income tax expense are:

                                Federal            State           Total
-----------------------------------------------------------------------------
      1998
        Current               $1,067,486         $ 31,844      $  1,099,330
        Deferred                (138,288)              --          (138,288)
-----------------------------------------------------------------------------
            Total             $  929,198         $ 31,844      $   961,042
=============================================================================

      1997
        Current               $  988,587         $ 28,256      $  1,016,843
        Deferred                (260,405)              --          (260,405)
-----------------------------------------------------------------------------
            Total             $  728,182         $ 28,256      $    756,438
=============================================================================

      1996
        Current               $  580,994         $ 23,316      $    604,310
        Deferred                 (21,857)              --           (21,857)
-----------------------------------------------------------------------------
            Total             $  559,137         $ 23,316      $    582,453
=============================================================================

      10.         Income Taxes (Concluded)

      The tax effect of temporary differences which give rise to the deferred income tax assets and liabilities are as follows:

                                                         1998                                         1997
---------------------------------------------------------------------------------------------------------------------------
                                           Asset                 Liability                 Asset                Liability
---------------------------------------------------------------------------------------------------------------------------
Accrued liabilities and
  unearned income                         $120,966                $      -               $111,894               $     -
Allowance for possible loan losses         537,280                  35,593                456,222                 39,504
Interest on nonaccrual loans                28,336                      --                 20,937                     -
Goodwill, amortization, and

  depreciation                              60,379                      --                 38,000                     -
Loans held for sale                         34,472                      --                 10,055                     -
Change in method of accounting for
  tax from cash basis to accrual basis          --                  18,527                      -                 37,054
Unrealized gain on securities
  available for sale                            --                 108,476                      -                 37,450
Other assets                                    --                  37,960                      -                 33,477
Other                                           --                      --                 23,991                     -
---------------------------------------------------------------------------------------------------------------------------
                                          $781,433                $200,556               $661,099               $147,485
===========================================================================================================================

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

11.   Related Parties

      The Bank has entered into transactions with its directors and principal officers and their affiliates (related parties). All such loans were made under terms that are consistent with the Bank's normal lending policies. Loans to related parties at December 31, 1998 and 1997 were as follows:

                                                1998              1997
---------------------------------------------------------------------------
      Beginning balance                        $349,661          $145,740
        New loans                               181,313           221,574
        Less repayments                         201,147            17,653
---------------------------------------------------------------------------
      Ending balance                           $329,827          $349,661
===========================================================================

12.   Employee Benefit Plans

      401(k) Plan

      The Bank has a 401(k) defined contribution plan for employees meeting certain service requirements. The Bank makes contributions based on wages of the qualified employees. Total 401(k) contribution expense was $64,172, $54,905, and $50,494, in 1998, 1997, and 1996, respectively.

      Employee Stock Ownership Plan

      The Bank established an Employee Stock Ownership Plan (ESOP) and trust for employees meeting certain service requirements. The ESOP purchased 9.9% or 122,103 shares of the common stock issued during 1993 using funds loaned by the Company. Interest earned on the loan amounted to $6,193, $9,903, and $13,114 in 1998, 1997, and 1996, respectively. The shares purchased by the ESOP are held in a suspense account and released annually in an amount proportionate to the annual repayment of the loan. Contributions to the ESOP and shares released from the suspense account are allocated to eligible employees on the basis of compensation in the year of allocation. The Bank's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated. Commencing January 1, 1994, ESOP expense is recognized using the average fair value of the shares committed to be released during the period. The difference between the average fair value and the cost of the shares is recorded to additional paid-in capital. Total ESOP expense was $279,770, $227,920, and $121,653 for 1998, 1997, and 1996, respectively. As of December 31, 1998, 99,512 shares have been allocated and the remaining 22,591 shares are suspense shares held by the ESOP. The fair value of unearned ESOP shares at December 31, 1998, is $316,275. Dividends paid on allocated shares are recorded against retained earnings.

      Bank Recognition and Retention Plan

      The Bank also established Bank Recognition and Retention Plans as a method of providing officers and other employees of the Bank with a proprietary interest in the Company. The Bank contributed funds to the recognition plans to enable them to acquire, in aggregate, approximately 4.0% of the shares of common stock (49,335 shares). The Bank recognizes expense related to the plans based on the vesting schedule. Participants are vested at a rate of 20% per year commencing one year from the date of the award. Total expenses related to these plans was $21,194, $28,644, and $28,644 for 1998, 1997, and 1996, respectively.

      A summary of the status of the Bank Recognition and Retention Plans is presented below:

                                                    1998              1997             1996
                                                   Number            Number           Number
                                                  of Shares         of Shares        of Shares
-------------------------------------------------------------------------------------------------
      Outstanding at beginning of year             39,162            41,135             41,135
      Granted during the year                      10,173                 -                  -
      Forfeited during the year                         --             1,973                 -
-------------------------------------------------------------------------------------------------
                                                   49,335            39,162             41,135
=================================================================================================

      Stock Option Plan

      The Company has two fixed stock option plans for employees accounted for under APB Opinion 25 and related interpretations. The first plan, established in 1993 ("1993 Plan") allows the Company to grant options to employees for up to 83,738 shares of common stock. The options are vested 20% per year from the date of grant and expire ten years from the date of grant. The exercise price of each option equals the market price of the Company's stock on the date of grant. Accordingly, no compensation cost has been recognized for the plan. The second plan was established in 1998 ("1998 Plan") and allows the Company to grant options to employees for up to 58,000 shares. The options are vested 20% per year from the date of grant and expire ten years from the date of grant. The exercise price of each option equals the market price of the Company's stock on the date of grant. Accordingly, no compensation cost has been recognized for the plan.

      The Company also has two fixed stock option plans for directors accounted for under APB Opinion 25 and related interpretations. The first plan, established in 1993, allows the Company to grant options to directors for up to 39,600 shares of common stock. The options are vested immediately upon grant and expire ten years from the date of grant. The exercise price of each option equals the market price of the Company's stock on the date of grant. Accordingly, no compensation cost has been recognized for this plan. The second plan established in 1998 allows the Company to grant options to directors for up to 12,000 shares of common stock. The options are vested immediately upon grant and expire ten years from the date of grant. The exercise price of each option equals the market price of the Company's stock on the date of grant. Accordingly, no compensation cost has been recognized for this plan.

      Had compensation cost for the plans been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, "Accounting for Stock Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                                     1998                 1997                 1996
------------------------------------------------------------------------------------------------------------------------
      Net income                      As reported                $1,805,996             $1,549,405           $1,244,328
                                      Pro forma                   1,570,945              1,485,496            1,230,803
      Basic earnings per share        As reported                     $1.47                  $1.30                $1.07
                                      Pro forma                        1.28                   1.25                 1.06
      Diluted earnings per share      As reported                     $1.41                  $1.23                $1.01
                                      Pro forma                        1.23                   1.18                 1.00

      The fair  value of each  option  grant is  estimated  on the date of grant
      using  the   Black-Scholes   options  pricing  model  with  the  following
      weighted-average assumptions used:

                                                                     1998                 1997                 1996
------------------------------------------------------------------------------------------------------------------------
      Dividend yield                                                   0.63%                  0.44%                0.31%
      Expected volatility                                             41.50                  39.40                25.30
      Risk-free interest rate                                          4.75%                  5.75%                6.43%
      Expected life                                                10 years               10 years             10 years

      A summary of the status of the Company's fixed stock option plans for the years ended December 31, 1998, 1997, and 1996 is presented below:

                                                        1998                          1997                           1996
------------------------------------------------------------------------------------------------------------------------------------
                                                              Weighted                       Weighted                       Weighted
                                                               Average                        Average                        Average
                                               Number         Exercise         Number        Exercise         Number        Exercise
                                              of Shares         Price         of Shares        Price         of Shares        Price
------------------------------------------------------------------------------------------------------------------------------------
      Outstanding at beginning of year          98,167       $  3.80          110,138        $ 3.21           105,188        $3.03
      Granted during the year                   64,500         18.29           12,000          7.67             4,950         7.08
      Exercised during the year                 26,879          3.03           18,691          3.03                --           --
      Reload options granted                     4,418         18.44               --            --                --           --
      Forfeited during the year                  3,000         18.50            5,280          3.03                --           --
------------------------------------------------------------------------------------------------------------------------------------
      Outstanding at end of year               137,206        $10.91           98,167        $ 3.80           110,138        $3.21
====================================================================================================================================
      Exercisable at end of year                78,106       $  6.42           74,699        $ 3.30            81,923        $3.28
====================================================================================================================================
      Weighted average grant-date
      fair value of options granted
      during the year                                         $ 8.03                         $17.67                          $4.14

      12.         Employee Benefit Plans (Concluded)

      The following table summarizes information about stock options outstanding at December 31, 1998:

                                        Number                   Weighted Average
          Range of                  Outstanding at                   Remaining                Weighted Average
       Exercise Prices             December 31, 1998             Contractual Life              Exercise Price
---------------------------------------------------------------------------------------------------------------
       $3.03  -   7.67                  71,288                      5.3 years                    $  4.09
      $15.50  -  18.50                  65,918                      9.6 years                      18.29
       $3.03  -  18.50                 137,206                      7.4 years                      10.91

13.   Earnings Per Share

      The following table sets forth the computation of basic and diluted earnings per share:

                                                                      1998              1997             1996
-----------------------------------------------------------------------------------------------------------------
      Net income, as reported                                      $1,805,996       $1,549,405        $1,244,328
=================================================================================================================
      Weighted-average shares outstanding                           1,227,009        1,187,651         1,166,371
      Effect of dilutive potential common shares
        Stock options                                                  54,693           69,262            64,055
-----------------------------------------------------------------------------------------------------------------
      Adjusted weighted-average shares outstanding                  1,281,702        1,256,913         1,230,426
=================================================================================================================
      Basic earnings per share                                          $1.47            $1.30             $1.07
      Diluted earnings per share                                        $1.41            $1.23             $1.01

      Options to purchase 65,918 shares of common stock at an average exercise price of $18.29 per share were outstanding during 1998, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common stock.

14.   Regulatory Matters

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

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

      As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

      14.         Regulatory Matters (Concluded)

      The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                             To Be Well
                                                                                                          Capitalized Under
                                                                              For Capital                  Prompt Corrective
                                                  Actual                   Adequacy Purposes               Action Provisions
----------------------------------------------------------------------------------------------------------------------------------
                                           Amount      Ratio        Amount         Ratio               Amount              Ratio
----------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1998:

Total Capital to Risk Weighted Assets
     Consolidated                       $13,466,000    12.0%   <179>$8,988,000   <179>8.0%        N/A
     Bank                                13,183,000    11.7%   <179> 8,971,920   <179>8.0%        <179>$11,214,900      <179>10.0%
Tier I to Risk Weighted Assets
     Consolidated                        12,060,000    10.7%   <179> 4,494,000   <179>4.0%        N/A
     Bank                                11,779,000    10.5%   <179> 4,485,960   <179>4.0%        <179> 6,728,940       <179> 6.0%
Tier I Capital to Average Assets
     Consolidated                        12,060,000     7.3%   <179> 6,615,560   <179>4.0%        N/A
     Bank                                11,779,000     7.1%   <179> 6,615,560   <179>4.0%        <179> 8,269,450       <179> 5.0%

As of December 31, 1997:

Total Capital to Risk Weighted Assets
     Consolidated                       $12,308,000    11.4%   <179>$8,664,000   <179> 8.0%       N/A
     Bank                                12,066,000    11.1%   <179> 8,668,480   <179> 8.0%       <179>$10,835,600      <179>10.0%
Tier I Capital to Risk Weighted Assets
     Consolidated                        10,996,000    10.1%   <179> 4,332,000   <179> 4.0%       N/A
     Bank                                10,724,000     9.9%   <179> 4,334,240   <179> 4.0%       <179> 6,501,360       <179> 6.0%
Tier I Capital to Average Assets
     Consolidated                        10,996,000     7.2%   <179> 6,123,360   <179> 4.0%       N/A
     Bank                                10,724,000     7.0%   <179> 6,100,440   <179> 4.0%       <179> 7,625,550       <179> 5.0%

      The ability of the Bank to pay dividends to the parent is also subject to the minimum regulatory capital requirements. At December 31, 1998, the amount available for dividends by the Bank was approximately $2,583,000.

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

15.   Other Noninterest Expense

      Other noninterest expense amounts are summarized as follows for the years ended December 31:

                                                                1998              1997             1996
------------------------------------------------------------------------------------------------------------
Printing, postage, stationery and supplies                   $  259,162       $  228,806        $  239,749
Advertising and promotion                                       144,808          119,679           117,806
Data processing                                                 176,816          152,614           145,324
Professional fees                                               150,931          176,446           136,556
Meetings and training                                            92,401          104,612            63,172
Bond and directors' and officers' insurance                      18,998           21,414            24,872
Goodwill amortization                                           193,770          103,047           103,047
Loss on sale/disposal of equipment                                5,230            5,973                --
Other                                                           426,427          444,605           415,795
------------------------------------------------------------------------------------------------------------
                                                             $1,468,543       $1,357,196        $1,246,321
============================================================================================================

16.   Financial Instruments With Off-Balance-Sheet Risk

      The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to mitigate interest rate risk. These financial instruments are commitments to originate loans and interest rate swaps, caps and floors. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statement of financial condition. The Bank's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank's exposure to credit loss in the event of nonperformance by the other party to interest rate swaps, caps and floors is limited to the other party's obligation to pay the Bank interest based on the notional amount of the instrument. The Bank follows the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments, including requiring collateral or other security to support financial instruments with credit risk.

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

      Loan commitments on undisbursed loans and letters of credit to originate loans at December 31, 1998, are as follows:

      Real estate lines of credit                           $11,104,665
      Commercial lines of credit                              4,743,268
      Construction loans                                      1,343,012
      Consumer lines of credit                                  919,992
      Commercial letters of credit                              323,568

      Commitments to originate loans at December 31, 1998, are as follows:

      First mortgage fixed rate loans                        $  759,940
      Variable rate commercial loans                          1,307,700

16.   Financial Instruments With Off-Balance-Sheet Risk (Concluded)

      Interest Rate Swap

      The Bank is party to an interest rate swap agreement with the Federal Home Loan Bank in the notional amount of $5,000,000 on which it is obligated to pay interest based on the three-month LIBOR rate, adjusted quarterly, and receives a 6.63% fixed-rate payment. The contract is dated June 1996 and matures June 1999. The variable rate was 5.2209% at December 31, 1998. The Bank has utilized interest rate swaps to partially protect its net interest income stream against the effects of falling rates on prime-based loans. The notional amount is a figure used to calculate settlement payments and does not represent exposure to credit loss. Interest is paid to the Bank on the interest rate swap and the Bank pays interest quarterly. The Bank is exposed to loss of net interest receivable should the counter-party default. Net interest income earned on the swaps was $44,522 and $28,332 in 1998 and 1997, respectively.

      Interest Rate Floor

      The Company had an interest rate floor contract in the notional amount of $5,000,000 on which it received the excess of the strike rate, 6%, over the three-month LIBOR rate, adjusted quarterly. The floor matured in June 1998. The Company received $4,725 of interest income in 1998.

      Interest Rate Cap

      The Company has an interest rate cap in the notional amount of $10,000,000 on which it receives the excess of the three-month LIBOR rate, adjusted quarterly, over 6.50%. The cap matures June 1999. No interest income was received in 1998.

      Other

      The Bank services approximately $47 million of Federal Home Loan Mortgage Corporation (FHLMC) loans. The Bank is liable to FHLMC for any interest which becomes delinquent.

17.   Significant Group Concentrations of Credit Risk

      Most of the Bank's business activity is in rural areas of Maine, where the resort and logging industries predominate. Accordingly, the Bank is dependent on the health of these industries for continued profitable operations. However, the Bank has diversified into the central Maine regions. In addition, the Bank services approximately $76 million of loans previously originated and sold by the Bank.

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

18.   Fair Value Disclosures of Financial Instruments

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

      A summary of the carrying values of the Company's significant on-balance sheet financial instruments are as follows:

                                                      December 31, 1998                        December 31, 1997
--------------------------------------------------------------------------------------------------------------------------
                                                Carrying                Fair              Carrying              Fair
                                                  Value                 Value               Value               Value
--------------------------------------------------------------------------------------------------------------------------
Assets
   Cash and due from banks(1)                 $  3,236,827          $  3,236,827        $  3,239,316        $  3,339,316
   Securities available for sale(1)             20,967,448            20,967,448           9,260,779           9,260,779
   Securities to be held to maturity(2)          9,271,046             9,444,467          14,170,856          14,425,808
   Loans receivable, net of allowance
     and discounts(3)                          120,950,259           123,405,000         116,849,995         118,769,000
   Loans held for sale(2)                        8,228,153             8,329,541           2,007,110           2,036,685
   Federal Home Loan Bank stock(1)               1,641,350             1,641,350           1,537,650           1,537,650
   Accrued interest receivable(1)                  851,868               851,868             826,582             826,582

Liabilities

   Deposits(4)                                 131,839,508           132,481,386         110,708,569         111,276,088
   Advances from Federal Home
      Loan Bank(5)                              22,647,000            22,678,829          28,219,000          28,219,000
   Other borrowed funds(1)                         877,387               877,387                  --                  --
   Escrows and trustee accounts for
     sold loans1                                 1,140,712             1,140,712           1,013,894           1,013,894
   Accrued interest payable(1)                     101,618               101,618             111,253             111,253

Valuation Methods and Assumptions

(1)  Fair value equals or approximates carrying value.

(2)  Based on quoted market prices of similar instruments.

(3) Fair values of commercial term loans are estimated using a discounted cash flow model. Certain residential real estate loans are valued based on quoted market prices of similar loans, with adjustments for differences in loan characteristics. For consumer loans, whose current weighted - average coupons and remaining term to maturity approximate the current market conditions, carrying values are used as an approximation of fair value. For loans with interest rates which change within six months (such as, lines of credit and time notes), carrying values are used as an approximation of fair values.

      18.         Fair Value Disclosures of Financial Instruments (Concluded)

(4) Fair values of certificates of deposit are estimated based on discounted cash flows using current rates for certificates of similar remaining maturity. For all other deposits, carrying values are used as an approximation of their fair values.

(5) Fair values of fixed rate advances are estimated based on discounted cash flows using current rates for advances of similar remaining maturity. For variable rate advances and advances with short-term call provisions, carrying values were used as an approximation of their fair values.


      The Company's off-balance sheet instruments include interest rate swaps, a floor and a cap and loan commitments. Fair values for loan commitments have not been presented as the future revenue derived from such financial instruments is not significant. Fair values for the interest rate swaps, floor and cap are based on quoted market prices as follows:

     Notional                                                       Maturity                      Fair
     Principal                        Contract Date                   Date                        Value
------------------------------------------------------------------------------------------------------------
Interest Rate Swaps

December 31, 1998
-----------------
     $5,000,000                     June 21, 1996                 June 21, 1999                  $ 34,282
     ==========                                                                                  ========

December 31, 1997
-----------------
     $5,000,000                     June 21, 1996                 June 21, 1999                 $  45,705
     ==========                                                                                 =========

December 31, 1996
-----------------
     $2,000,000                     November 15, 1993             November 15, 1997             $ (16,254)
      5,000,000                     June 21, 1996                 June 21, 1999                    55,600
     ----------                                                                                 ---------
     $7,000,000                                                                                 $  39,346
     ==========                                                                                 =========

     Notional                                                       Maturity                      Fair
     Principal                        Contract Date                   Date                        Value
------------------------------------------------------------------------------------------------------------
Interest Rate Floor

December 31, 1997
-----------------
     $5,000,000                     June 20, 1996                 June 24, 1998                  $  4,310
     ==========                                                                                  ========

December 31, 1996
-----------------
     $5,000,000                     June 20, 1996                 June 24, 1998                 $  30,828
     ==========                                                                                 =========

Interest Rate Cap

December 31, 1998
-----------------
    $10,000,000                     July 21, 1997                 July 21, 1999                 $   --
    ===========                                                                                 ==========

December 31, 1997
-----------------
    $10,000,000                     July 21, 1997                 July 21, 1999                  $  9,707
    ===========                                                                                  ========

Information

Board of Directors

Winfield F. Robinson, Chairman
President
Timber Resource Group LLC

John C. Witherspoon
President/CEO
Kingfield Bank

William P. Dubord
Attorney, Marden,DuBord, Bernier &Stevens

G. Norton Luce
Retired Gas Company Owner

Roger G. Spear
CFO, University of Maine at Farmington

Theodore C. Johanson
President of Falcon Shoe Company

Annual Meeting

The Annual Meeting is scheduled for Wednesday, May 12, 1999, 5:30 p.m., at the Winter's Inn, Kingfield, Maine.

Stock Listing

The common stock is traded over-the-counter on the NASDAQ National Market System under the ticker symbol KSBK. Stock price quotations can be found in The Wall Street Journal and local daily newspapers as well as on the internet under NASDAQ.

Officers of the Holding Company and Bank

John C. Witherspoon, President/CEO
John E. Thien, Vice President/CFO/Treasurer

Officers of the Bank

Gordon A. Flint, Vice President
Robert D. Stone, Vice President
Gerard R. Belanger, Vice President
Cindy A. Spencer, Assistant Vice President

Price Range of Stock

Set forth below are the quarterly high and low prices for the common stock for 1998 and 1997.

Quarter Ending          1998                       1997
-----------------------------------------------------------------------
March 31       High: $22.00  Low: $18.00     High:$11.33   Low: $ 8.67
June 30        High:  19.38  Low:  17.00     High: 16.33   Low:   9.00
September 30   High:  18.38  Low:  15.50     High: 16.50   Low:  12.50
December 31    High:  18.38  Low:  12.00     High: 22.50   Low:  12.63

Dividends   declared  in  1997  and  1998  were  $0.073  and  $0.11  per  share, respectively.

Number of Shares Outstanding and Shareholders

At March 1, 1999, KSB Bancorp, Inc. had 1,269,668 shares of $.01 par value common stock outstanding, owned by approximately 332 shareholders of record, including brokerage firms, banks and registered clearing agencies acting as nominees for an indeterminate number of beneficial owners. KSB Bancorp, Inc. pays a semi-annual cash dividend of $.08 per share.

Inquiries

Shareholder Information

Attn: Jennifer L. Piekart
KSB Bancorp, Inc.

P.O. Box 105
Kingfield, ME 04947

207-265-2181

The Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission, is available to shareholders without charge upon written request or on the Internet at www.edgar-online.com

Auditors

Berry, Dunn, McNeil & Parker
P.O. Box 1100, Portland, ME 04101

Transfer Agent & Registrar

Registrar and Transfer Company
10 Commerce Drive, Cranford, NJ 07016

Corporate Securities Counsel

Luse, Lehman, Gorman, Pomerenk & Schick
Attn: John J. Gorman, Esq.
5335 Wisconsin Avenue, NW, Suite 400

Washington, DC 20015

The Board of Directors would like to thank the employees of Kingfield Bank for their commitment to building the long-term value of the Bank.

Kingfield Office
      Barbara Chadbourne
      Donna Chase
      Susan Froehlich
      Cynthia Gilmore
      Angela Stone
      Brenda Thompson

Stratton Office
      Debbie Dudley
      Melissa Perry
      Linda Shane
      Wendy Wyman

Phillips/Strong Offices
      Shelly Abbott
      Elizabeth Cram
      Dawn Field

Rangeley Office
      Leslie Ferguson
      Stacy Jordan
      Wendy Marquis
      Dora Sargent
      Sheila Waldeck

Farmington Office
      Lynn Brennick
      Jack Ellrich
      Tracy Goldsmith
      Michelle Guillaume
      Susan Haines
      Laurie Marble
      Nancy Richard
      Amy Lynn Smith
      Nancy Richardson
      Elvira Weidmann
      Dassie Withee

Lewiston Office
      Gerard Belanger
      Nancy Brown
      Christine Dutil
      Katherine Fales
      John Farrell
      Cynthia Hoyt
      Melissa Saucier
      Rebecca Sirois

Bingham Office
      Kathleen Barrett
      Phebe Durgin
      Tricia LeHay
      Brenda Washburn

Madison Office
      Gary Allain
      Mary Knight
      Bernadette LeBlanc
      Patricia Magoon
      Robin Melancon-Quimby
      Cheryl Philpot

Administration and Finance
      Elizabeth Lyons
      Linda Manning
      Donna Pelletier
      Jennifer Piekart
      John Thien
      Gillian Trapp
      John Witherspoon

Operations
      Mark Brooks
      Jacqueline Garey
      Stacey Gilks
      Michelle Mason
      Jeannine McGraw
      Pauline Nadeau
      Robert Stone
      Timothy Thompson

Retail/Commercial Lending
      Carla Allen
      Justine Amerault
      Kim Blais
      Jenni Brown
      Sandy Cavanagh
      Gordon Flint
      Patty Haggan
      Wendy Hinkley
      Marcelle Labbe
      Rachel Lee
      Shelly Lowell
      Todd Marlowe
      Laurie Nile
      Gary Poulin
      Cindy Spencer
      Lynn Vashaw

                                 Kingfield Bank
                                Branch Locations

                                 Bingham Branch
                            Main Street o PO Box 625
                        Bingham, ME 04920 o 207-672-5541

                                Farmington Branch
                            Routes 2 & 4 o PO Box 947
                       Farmington, ME 04938 o 207-778-0302

                                Kingfield Branch
                            Depot Street o POBox 105
                       Kingfield, ME 04947 o 207-265-2181

                                 Lewiston Branch
                          110 Canal Street o POBox 1378
                        Lewiston, ME 04240 o 207-784-7376

                                 Madison Branch
                                 53 Main Street
                        Madison, ME 04950 o 207-696-3376

                                 Phillips Branch
                             Main Street o PO Box E
                        Phillips, ME 04966 o 207-639-2851

                                 Rangeley Branch
                            Main Street o PO Box 548
                        Rangeley, ME 04970 o 207-864-3321

                                 Stratton Branch
                            Main Street o PO Box 157
                        Stratton, ME 04982 o 207-246-2181

                                  Strong Branch
                             Main Street o PO Box 51
                         Strong, ME 04983 o 207-684-5501

                                 1-800-962-0070
                                www.kingfield.com